Exhibit 10.1

LOAN AGREEMENT

AMONG

WHOLE EARTH BRANDS, INC.,

AS BORROWER

THE FINANCIAL INSTITUTIONS WHOSE NAMES APPEAR AS LENDERS ON
THE SIGNATURE PAGES HEREOF,

AND

TORONTO DOMINION (TEXAS) LLC,
AS ADMINISTRATIVE AGENT

WITH

BOFA SECURITIES, INC.,
AS SYNDICATION AGENT

BMO CAPITAL MARKETS CORP.,

TRUIST BANK,

AS DOCUMENTATION AGENTS

AND

TD SECURITIES (USA) LLC,

BMO CAPITAL MARKETS CORP.,

BOFA SECURITIES, INC.,

SunTrust Robinson Humphrey, Inc.

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

Dated as of June 25, 2020

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

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Exhibits

Exhibit A	-	Form of Assignment and Assumption Agreement
Exhibit B	-	Form of Pledge Agreement
Exhibit C	-	Form of Security Agreement
Exhibit D	-	Form of Solvency Certificate
Exhibit E	-	Form of Subsidiary Guaranty
Exhibit F	-	Form of Incremental Facility Note
Exhibit G	-	Form of Notice of Conversions, Continuations or Prepayments
Exhibit H	-	Form of Notice of Incremental Facility Commitment
Exhibit I	-	Form of Compliance Certificate
Exhibit J	-	Form of Request for Advance
Exhibit K	-	Form of Request for Issuance of Letter of Credit
Exhibit L	-	Form of Request for Swing Line Loan
Exhibit M	-	Form of Revolving Loan Note
Exhibit N	-	Form of Term Loan Note
Exhibit O		Form of Swing Line Note

Schedules

Schedule 1		Liens
Schedule 2		Affiliate Transactions
Schedule 3		Trademarks, Patents, Copyrights
Schedule 4.1(u)		Collective Bargaining
Schedule 4.1(z)		Subsidiaries
Schedule 5		Commitment Ratios
Schedule 5.15		Post Closing Obligations
Schedule 6		Corporate Information of the Borrower and its Subsidiaries
Schedule 6.1		Material Subsidiaries
Schedule 7		Leased and Owned Real Property
Schedule 7.1		Scheduled Indebtedness
Schedule 7.6(h)		Scheduled Investments
Schedule 8		Bank and Other Accounts

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LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into as of June 25, 2020, by and among Whole Earth Brands, Inc., a Delaware corporation (formerly Act II Global Acquisition Corp., a Cayman Islands exempted company) (the “Borrower”), the financial institutions signatory hereto (together with their respective successors and permitted assigns, the “Lenders”) and Toronto Dominion (Texas) LLC, as administrative agent (together with its successors and permitted assigns, the “Administrative Agent”) for itself and on behalf of the Lenders and the Issuing Bank.

W I T N E S S E T H:

WHEREAS, Act II Global Acquisition Corp., a Cayman Islands exempted company (“Act II”) has effected a deregistration under the Cayman Islands Companies Law (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law (the “Domestication”), pursuant to which Act II’s jurisdiction of incorporation was transferred by way of continuation from the Cayman Islands to the State of Delaware and its name changed to “Whole Earth Brands, Inc.”;

WHEREAS, pursuant to the Acquisition Agreement (as defined below), the Borrower will acquire from the Sellers (as defined in the Acquisition Agreement) (collectively, the “Seller”) all of the issued and outstanding capital stock and certain assets of the entities identified in the Acquisition Agreement (collectively, the “Target”) and assume certain liabilities of the Target (such acquisition and assumption, together with the Domestication and the payment of fees and expenses in connection with the foregoing, the “Transaction”); and

WHEREAS, the Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower upon the terms and subject to the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

ARTICLE 1

Definitions and Interpretation

Section 1.1           Defined Terms. For the purposes of this Agreement (including the above recitals):

“Acquisition” shall mean (whether by purchase, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation or any other method) (a) any acquisition by the Borrower or any Subsidiary of the Borrower of any other Person, which Person shall then become consolidated with the Borrower or any Subsidiary in accordance with GAAP; or (b) any acquisition by the Borrower or any Subsidiary of the Borrower of all or substantially all of the assets of any other Person or assets that form a business unit of such Person.

“Acquisition Agreement” shall mean that certain Purchase Agreement, dated as of December 19, 2019, as amended by that certain Amendment No. 1 to Purchase Agreement, dated as of February 12, 2020, by and among Act II and the Seller, that certain Amendment No. 2 to Purchase Agreement, dated as of May 8, 2020, by and among Act II and the Seller and that certain Amendment no. 3 to Purchase Agreement, dated as of June 15, 2020, by and among Act II and the Seller.

“Act II” shall have the meaning set forth in the Preamble.

“Administrative Agent” shall mean Toronto Dominion (Texas) LLC, in its capacity as Administrative Agent for the Lenders or any successor Administrative Agent appointed pursuant to Section 9.12.

“Administrative Agent’s Account” shall mean that certain deposit account with the following wire instructions: Bank of America, 100 West 33rd Street, New York, New York, USA, 10001, 026-009-593, BOFAUS3N, 6550-6-53000, Toronto-Dominion (Texas) LLC, 31 West 52nd Street, New York, New York, USA, 10019, Ref: Whole Earth Brands, Inc.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 222 Bay Street, 15th Floor, Toronto, Ontario, Canada M5K 1A2, or such other office as may be designated pursuant to the provisions of Section 11.1.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” shall mean amounts advanced by the Lenders (or any of them, as applicable) to or for the benefit of the Borrower pursuant to Article 2 on the occasion of any borrowing and having the same initial Interest Rate Basis and Interest Period, as applicable, and any Request for Advance or other borrowing hereunder; and “Advances” shall mean more than one Advance.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” shall have the meaning set forth in Section 10.5.

“Affiliate” shall mean, with respect to a Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such first Person. Without limiting the generality of the foregoing, a Person shall be deemed to be “controlled” by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting powers for the election of directors, managing general partners or equivalent governing body of such Person.

“Agreement” shall mean this Loan Agreement, as further amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms and conditions hereof.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Credit Parties and their Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Anti-Money Laundering Laws” shall mean all Applicable Laws, rules, and regulations of any jurisdiction applicable to the Credit Parties and their Subsidiaries from time to time concerning or relating to money laundering and bank secrecy, including but not limited to the Patriot Act.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of any Governmental Entity applicable to such Person from time to time, including, without limiting the foregoing, all Food and Drug Laws, ERISA, all Environmental Laws, Data Protection Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean a percentage per annum: (a) until the delivery of a Compliance Certificate for the first full Fiscal Quarter following the Closing Date, 2.50%, in the case of Base Rate Advances, and 3.50% in the case of LIBOR Advances, and (b) thereafter, the applicable percentages per annum set forth in the table below, based upon the Consolidated Total Net Leverage Ratio as reflected in the financial statements and Compliance Certificates required to be delivered for the Fiscal Quarter or Fiscal Year most recently ended pursuant to Sections 6.1, 6.2 or 6.3, as applicable:

Tier	Consolidated Total Net Leverage Ratio	LIBOR	Base Rate
1	Less than or equal to 1.50 to 1.00	3.00%	2.00%
2	Less than or equal to 2.25 to 1.00 and greater than 1.50 to 1.00	3.25%	2.25%
3	Less than or equal to 3.00 to 1.00 and greater than 2.25 to 1.00	3.50%	2.50%
4	Greater than 3.00 to 1.00	3.75%	2.75%

The adjustments provided for in this definition shall be effective with respect to any increase or decrease of the Applicable Margin on the Business Day immediately following the date on which financial statements and Compliance Certificates are delivered to the Administrative Agent pursuant to Sections 6.1, 6.2, and 6.3, as the case may be. If at any time the Borrower has not submitted to the Administrative Agent the applicable information within three (3) Business Days of the date required under Sections 6.1, 6.2, and 6.3, then upon the request of the Required Lenders, the Applicable Margin shall be determined on and after the Business Day immediately following such required date as if the Consolidated Total Net Leverage Ratio were greater than 3.00 to 1.00 and such Applicable Margin shall remain in effect until the Business Day immediately following the date on which such applicable information is delivered. Promptly following the receipt of the applicable information under Sections 6.1, 6.2, and 6.3, the Administrative Agent shall give each Lender and the Borrower telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date, provided that failure to give such notice to the Borrower will not diminish or otherwise affect the effectiveness of such Applicable Margin.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Required Lenders reasonably determine that (1) the Consolidated Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (2) a proper calculation of the Consolidated Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent (for the ratable benefit of the Lenders and Issuing Bank), promptly following written demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided that if, as a result of any restatement or other event a proper calculation of the Consolidated Total Net Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant this paragraph shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material writing that any Credit Party provides to Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or to the Lenders by means of electronic communications pursuant to Section 11.1(c); provided, however, that Approved Electronic Communication shall exclude (i) any Notice of Incremental Facility Commitment, any Request for Issuance of Letter of Credit and any other notice, demand, communication, information, document or other material relating to a request for a new Loan, or a Conversion or Continuation of an existing Loan, (ii) any notice pursuant to Section 2.6 or Section 2.7 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, and (iii) all notices of any Default or Event of Default.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption Agreement” shall mean any Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto pursuant to which any Lender, as further provided in Section 11.5, sells a portion of its Revolving Commitments, Incremental Facility Commitments, if any, and/or Loans.

“Attributable Receivables Indebtedness” shall mean the principal amount of Indebtedness which (a) if a Receivables Facility permitted hereunder is structured as a secured lending agreement, would constitute the principal amount of such Indebtedness or (b) if a Receivables Facility permitted hereunder is structured as a purchase agreement, would be outstanding at such time under the Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Auction” shall have the meaning set forth in Section 11.5(g)(i).

“Auction Manager” shall mean (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor agreed by the Borrower and the Administrative Agent (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any repurchases pursuant to Section 11.5(g)(i).

“Authorized Signatory” with respect to any Person, shall mean the president, the chief financial officer, the chief executive officer, the chief operating officer, vice president or any other officer of such Person, if any, which officer shall be duly authorized and designated in writing from time to time by such Person to execute documents, agreements and instruments on behalf of such Person.

“Available Letter of Credit Commitment” shall mean, at any time, the lesser of (a) (i) the Letter of Credit Commitment, minus (ii) all Letter of Credit Obligations then outstanding, and (b) the Available Revolving Commitment on such date.

“Available Revolving Commitment” shall mean, as of any date, the amount by which (a) the Revolving Commitment in effect on such date exceeds (b) the sum of (i) the Revolving Loans then outstanding and (ii) the aggregate amount of all Letter of Credit Obligations and Swing Line Loans then outstanding.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Products” shall mean all cash management products and services extended to the Credit Parties by a Bank Products Bank, including, without limitation, (a) merchant card services, credit or stored value cards, and corporate purchasing cards; (b) cash management or related services, including, without limitation, ACH Transactions, remote deposit capture services, electronic funds transfer, e-payable, stop payment services, account reconciliation services, lockbox services, depository and checking services, overdraft, information reporting, deposit accounts, securities accounts, controlled disbursement services, and wire transfer services; and (c) bankers’ acceptances, drafts, letters of credit (other than Letters of Credit) (and the issuance, amendment, renewal, or extension thereof), and documentary services.

“Bank Products Bank” shall mean any Person that, at the time it enters into a Bank Products Document, is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender, in each case, in its capacity as a party to such Bank Products Document.

“Bank Products Documents” shall mean all instruments, agreements and other documents entered into from time to time by the Credit Parties in connection with any of the Bank Products.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Laws” shall mean the Bankruptcy Code and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the greatest of (a) the rate of interest per annum determined by the Administrative Agent from time to time in its sole discretion as its prime commercial lending rate for such day for U.S. Dollar loans made in the United States, (b) the Federal Funds Rate plus one-half of one percent (0.50%), (c) LIBOR for an Interest Period of one-month beginning on such day plus one percent (1.00%), and (d) two percent (2.00%). The Base Rate is not necessarily the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit.

“Base Rate Advance” shall mean an Advance which the Borrower requests to be made as a Base Rate Advance or is Converted to a Base Rate Advance, in accordance with the provisions of Section 2.2, which bears interest at the Base Rate Basis and which shall be in a principal amount of at least $250,000 and an integral multiple of $50,000.

“Base Rate Basis” shall mean a simple interest rate equal to the sum of (a) the Base Rate and (b) the Applicable Margin applicable to Base Rate Advances. The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Base Rate to account for such change, and, if applicable, shall also be adjusted to reflect changes of the Applicable Margin applicable to Base Rate Advances as of the effective date of any such change in the Applicable Margin.

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to LIBOR:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to LIBOR:

(a)            a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 10.6 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 10.6.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” shall have the meaning set forth in the Preamble.

“Business Day” shall mean a day (a) excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a Continuation or Conversion of or into, or an Interest Period for, a LIBOR Advance or a notice by the Borrower with respect to any such borrowing, repayment, prepayment, Continuation, Conversion or Interest Period, that day is also a day on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

“Camden Facility” shall mean the facility located at 300 Jefferson Street, Camden, New Jersey, owned by Mafco Worldwide Corporation.

“Capital Expenditures” shall mean, for any period and for any Person, the sum (without duplication) of all expenditures made by the Borrower and its Subsidiaries during such period that are or are required to be treated as capital expenditures under GAAP.

“Capital Lease” shall mean, subject to Section 11.6, as to any Person, any lease of any interest in any kind of Property by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.

“Capital Lease Obligations” shall mean, subject to Section 11.6, all obligations of any Person under Capital Leases, in each case taken at the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Equivalents” shall mean, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by (i) any Lender or (ii) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (A) is at least “adequately capitalized” (as defined in the regulations of its primary applicable U.S. federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; and (d) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) to (c) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s. In the case of Investments by a Foreign Subsidiary or any Investments (to the extent permitted under this Agreement) made in a country outside the United States, Cash Equivalents shall also include (y) Investments of the type and maturity described in clauses (a) through (d) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Entity or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Entity; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or any foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire), directly or indirectly, the voting rights associated with more than forty percent (40%) of the issued and outstanding Ownership Interests of the Borrower; (b) the failure of the Borrower to own directly, beneficially and of record, free and clear of all Liens or other encumbrances (in each case, except Liens under the Loan Documents securing the Obligations), one-hundred percent (100%) of the issued and outstanding voting rights and economic interests of Intermediate Holdco’s Ownership Interests on a fully diluted basis; (c) the failure of the Borrower to have the right to designate and elect directly all of the board of directors of Intermediate Holdco or otherwise to Control Intermediate Holdco; or (d) except as permitted hereunder, the failure of the Borrower to own, directly or indirectly, free and clear of all Liens or other encumbrances (except Permitted Liens), one-hundred percent (100%) of the voting and economic Ownership Interests of each of its Subsidiaries (on a fully diluted basis).

“Closing Date” shall mean June 25, 2020.

“Closing Date Material Adverse Effect” shall have the meaning assigned to the term “Material Adverse Effect” in the Acquisition Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean any real and personal property of any kind constituting collateral for the Obligations pursuant to, in accordance with and subject to the terms and conditions of any Security Document.

“Commitment Fee Rate” shall a percentage per annum: (a) until the delivery of a Compliance Certificate for the first full Fiscal Quarter following the Closing Date, 0.35%, and (b) thereafter and until the Revolving Maturity Date, the applicable percentages per annum set forth in the table below, based upon the Consolidated Total Net Leverage Ratio as reflected in the financial statements and Compliance Certificates required to be delivered for the Fiscal Quarter or Fiscal Year most recently ended pursuant to Sections 6.1, 6.2 or 6.3, as applicable:

Tier	Consolidated Total Net Leverage Ratio	Commitment Fee Rate
1	Less than or equal to 1.50 to 1.00	0.30%
2	Less than or equal to 2.25 to 1.00 and greater than 1.50 to 1.00	0.35%
3	Less than or equal to 3.00 to 1.00 and greater than 2.25 to 1.00	0.35%
4	Greater than 3.00 to 1.00	0.40%

The adjustments provided for in this definition shall be effective with respect to any increase or decrease of the Commitment Fee Rate on the date on which financial statements and Compliance Certificates are delivered to the Administrative Agent pursuant to Sections 6.1, 6.2, and 6.3, as the case may be. If at any time the Borrower has not submitted to the Administrative Agent the applicable information within three (3) Business Days of the date required under Sections 6.1, 6.2, and 6.3, then upon the request of the Required Revolving Lenders, the Commitment Fee Rate shall be determined on and after the Business Day immediately following such required date as if the Consolidated Total Net Leverage Ratio were greater than 3.00 to 1.00, and such Commitment Fee Rate shall remain in effect until the Business Day immediately following the date on which such applicable information is delivered. Promptly following the receipt of the applicable information under Sections 6.1, 6.2, and 6.3, the Administrative Agent shall give each Revolving Lender and the Borrower telefacsimile or telephonic notice (confirmed in writing) of the Commitment Fee Rate in effect from such date, provided that failure to give such notice to the Borrower will not diminish or otherwise affect the effectiveness of such Commitment Fee Rate.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Required Revolving Lenders reasonably determine that (1) the Consolidated Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (2) a proper calculation of the Consolidated Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent (for the ratable benefit of the Revolving Lenders), promptly following written demand by the Administrative Agent, an amount equal to the excess of the amount of fees that should have been paid for such period over the amount of fees actually paid for such period; provided that if, as a result of any restatement or other event a proper calculation of the Consolidated Total Net Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant this paragraph shall be based upon the excess, if any, of the amount of the fees that should have been paid for all applicable periods over the amount of the fees paid for all such periods.

“Commitment Ratio” shall mean, with respect to any Lender for any Commitment, or once funded, for any Loan, the percentage equivalent of the ratio which such Lender’s portion of such Commitment and/or Loan bears to the aggregate amount of such Commitment and/or Loan (as each may be adjusted from time to time as provided herein); and “Commitment Ratios” shall mean, with respect to any Commitment, or once funded, for any Loan, the Commitment Ratios of all of the Lenders with respect to such Commitment and/or Loan. As of the Closing Date, the Commitment Ratios of the Lenders party to this Agreement are as set forth on Schedule 5 attached thereto.

“Commitments” shall mean, collectively, the Revolving Commitment, the Term Loan Commitment and any Incremental Facility Commitment, and “Commitment” shall mean any one of the foregoing Commitments; and provided, for greater certainty, that the commitments in respect of Letters of Credit constitute part of the Revolving Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate, substantially in the form of Exhibit I attached hereto, signed on the Borrower’s behalf by an Authorized Signatory, vice president of finance or controller of the Borrower, together with any schedules, exhibits or annexes attached thereto delivered pursuant to Section 6.3.

“Consolidated EBITDA” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of:

(a)	Net Income (excluding any extraordinary gains and losses), plus

(b)	to the extent deducted in determining Net Income, the sum of, without duplication:

(i)	depreciation and amortization expense,

(ii)	all provisions for federal, state, provincial or other domestic and foreign Tax expense (excluding property Taxes) and franchise Taxes,

(iii)	Interest Expense,

(iv)	the fees, costs, charges or expenses incurred by the Borrower and its Subsidiaries in connection with (x) the consummation of the Transaction, the Acquisition Agreement and this Agreement and (y) any other acquisitions, mergers, consolidations, investments, debt financings, equity issuances and dispositions, and any amendments or other modifications to this Agreement (in each case of this clause (y), whether or not consummated); provided that the aggregate amount added pursuant to this sub-clause (b)(iv)(y) for any four (4) consecutive Fiscal Quarter period shall in no event exceed the greater of $4,500,000 and 7.5% of Consolidated EBITDA for such period (calculated prior to such add-back),

(v)	extraordinary losses (excluding extraordinary losses from discontinued operations),

(vi)	any non-cash expenses, charges, expenses, losses or items (including any write-offs, write-downs or impairments) reducing Net Income for such period,

(vii)	any unrealized foreign exchange losses reducing Net Income for such period and any unrealized losses in such period resulting from obligations under Interest Hedge Agreements,

(viii)	solely with respect to any facts or circumstances arising after the Closing Date that are not contemplated by the financial model in clause (b)(x), the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Net Income, including any restructuring costs incurred in connection with acquisitions, mergers, consolidations or dispositions after the Closing Date, costs related to the closure and/or consolidation of facilities, severance costs, retention charges, systems establishment costs and excess pension charges; provided that the aggregate amount added pursuant to clause (b)(ix) and this clause (b)(viii) or pursuant to the definition of “Pro Forma Basis” for any four (4) consecutive Fiscal Quarters shall in no event exceed 20% of Consolidated EBITDA for such period (calculated prior to any such add-backs pursuant to this clause (b)(viii)),

(ix)	solely with respect to any facts or circumstances arising after the Closing Date that are not contemplated by the financial model in clause (b)(x), (1) the amount of any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, operating improvements and other synergies, during such period and (2) any other cost savings, operating expense reductions, operating improvements and synergies; provided that (x) such cost savings, operating expense reductions, operating improvements and other synergies are reasonably identifiable, factually supportable, expected to have a continuing impact on the operations of the Borrower and its Subsidiaries and have been determined by the Borrower in good faith to be reasonably anticipated to be realizable within twelve (12) months following any such action as set forth in reasonable detail on a certificate of the chief financial officer of the Borrower delivered to the Administrative Agent, (y) no such amounts shall be added pursuant to this clause to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through the definition of “Pro Forma Basis” or otherwise and (z) the aggregate amount added pursuant to clause (b)(viii) and this clause (b)(ix) or pursuant to the definition of “Pro Forma Basis” for any four (4) consecutive Fiscal Quarters shall in no event exceed 20% of Consolidated EBITDA for such period (calculated prior to any such add-backs pursuant to this clause (b)(ix)),

(x)	add-backs set forth in the financial model dated May 2020 (and as supplemented by the Borrower on June 3, 2020) delivered to the Administrative Agent on May 27, 2020, and

(xi)	deductions in respect of payments made to employees or independent contractors of the Borrower and its Subsidiaries, or other providers of services to the Borrower and its Subsidiaries, under any annual or long-term cash incentive plan that are paid to satisfy or in accordance with any accrued or contractual obligations in effect prior to or on the Closing Date, minus

(c)	to the extent included in determining Net Income for such period, the sum of, without duplication: (i) gain from any sale of or disposition of Property, equipment or other long-term assets, other than sales of inventory in the ordinary course of business; (ii) any cancellation of Indebtedness income; (iii) any refund or credit of federal, state, provincial or other domestic and foreign Taxes (excluding property Taxes) and franchise Taxes actually received in such period, (iv) interest income; (v) any extraordinary gains; (vi) any non-cash gains or income or other or non-cash items; (vii) any unrealized foreign exchange gains increasing Net Income for such period; (viii) gains from early extinguishment of Indebtedness or obligations under Interest Hedge Agreements; (ix) the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash charge that is accounted for in a prior period to the extent added back in the calculation of Consolidated EBITDA for any previous period and which does not otherwise reduce Net Income for the current period, and (x) unrealized gains in such period resulting from obligations under Interest Hedge Agreements.

“Consolidated Net Working Capital” shall mean the sum of total current assets (excluding cash and Cash Equivalents) and long-term accounts receivable minus the sum of total current liabilities and long-term deferred revenue, in each case of the Borrower and its Subsidiaries as set forth on the consolidated balance sheet of the Borrower as of the most recent period for which financial statements were required to have been delivered pursuant to Section 6.1 and Section 6.2.

“Consolidated Total Assets” shall mean, the consolidated total assets of the Borrower and its Subsidiaries as set forth on the consolidated balance sheet of the Borrower as of the most recent period for which financial statements were required to have been delivered pursuant to Section 6.1 and Section 6.2.

“Consolidated Total Net Leverage Ratio” shall mean, as of any date, the ratio of (a)(i) Total Debt outstanding on such date minus (ii) Unencumbered Cash on such date in an amount not to exceed $25,000,000 to (b) LTM EBITDA.

“Continue,” “Continuation” and “Continued” shall mean the continuation, as applicable, pursuant to Article 2 of a LIBOR Advance as a LIBOR Advance, from one Interest Period to a different Interest Period.

“Control” shall mean, with respect to a Person, possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management or policies of such first Person, whether through the ability to exercise voting power, by contract or otherwise. The words “Controlling” and “Controlled” have correlative meanings.

“Convert,” “Conversion” and “Converted” shall mean a conversion pursuant to Article 2 of a LIBOR Advance into a Base Rate Advance or of a Base Rate Advance into a LIBOR Advance, as applicable.

“Copyright Security Agreement” shall mean any Copyright Security Agreement, among any of the Borrower or a Subsidiary of the Borrower and the Administrative Agent, for the benefit of the Secured Parties, and any similar agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent and as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Covered Entity” shall mean any of the following:

(a)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning set forth in Section 11.21.

“Credit Party” shall mean, collectively, the Borrower and each Guarantor.

“Cumulative Credit” shall mean:

(a)            the greater of (A) zero and (B) 50% of Net Income for the period (taken as one accounting period) from the first full Fiscal Quarter ending after the Closing Date to the end of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Sections 6.1 or 6.2, as applicable; plus

(b)            without duplication of any amounts added pursuant to the definition of “Investment” in Section 1.1 or pursuant to Section 7.6, an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received during the Cumulative Credit Reference Period for such date of determination by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 7.6(n); minus

(c)            the aggregate of amounts applied pursuant to Sections 7.6(n) and 7.7(e) during the Cumulative Credit Reference Period for such date of determination.

“Cumulative Credit Reference Period” shall mean, with respect to any date of determination, the period commencing on the Closing Date and ending on such date of determination.

“Data Protection Laws” shall mean any and all applicable national/federal or state/provincial data protection and privacy laws and regulations covering the processing of Personal Information, including but not limited to U.S. federal and state laws, the EU General Data Protection Regulation (“GDPR”), any national implementing laws of the GDPR, and the e-Privacy Directive 2002/58/EC.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, Insolvency Act 1986 of the United Kingdom, Companies Act 2006 of the United Kingdom and all other liquidation, winding-up, judicial management, adjustment of debt, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws (such laws include any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt) of the United States, United Kingdom or other applicable jurisdictions from time to time in effect.

“Default” shall mean any Event of Default, and any of the events specified in Section 8.1, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to the sum of (a) the applicable Interest Rate Basis, plus (b) two percent (2.00%).

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.2(e)(v), any Lender that:

(a)            for any reason fails or refuses to fund all or any of its portion of a Loan or Letter of Credit within two (2) Business Days of the date when the Borrower has satisfied each of the conditions in Sections 3.2 and/or Section 3.3, as applicable;

(b)            for any reason fails or refuses to pay to the Administrative Agent, any Issuing Bank or any other Lender within two (2) Business Days of the date when due any amount required to be paid by such Lender hereunder or under any other Loan Document (unless such payment is being contested in good faith by such Lender);

(c)            has notified Borrower, the Administrative Agent or any Issuing Bank or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, when the Borrower has satisfied each of the conditions in Section 3.2 and/or Section 3.3, as applicable;

(d)            has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower);

(e)            has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Bankruptcy Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Entity so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Entity) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; or

(f)            becomes (or has a direct or indirect parent company that becomes) the subject of a Bail-In Action.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.2(e)(v)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and each Lender.

“Disqualified Equity” shall mean equity having mandatory redemption, repurchase, repayment or similar requirements that is effective prior to the later of (a) six (6) months after the Maturity Date as set forth in clause (a) of the definition thereof, and (b) the date upon which all dividends or distributions, at the election of the Borrower, may be payable in additional shares of such equity security. For avoidance of doubt, “Disqualified Equity” shall not include any Ownership Interests which would not be Disqualified Equity but for a requirement that such Ownership Interests be redeemed in connection with a Change of Control or asset sale, or any Ownership Interests issued pursuant to a plan for the benefit of the employees of the Borrower or any of its Subsidiaries or to management or directors which would not be Disqualified Equity but for a redemption requirement in connection with death, disability or termination of such employee, manager or director.

“Disqualified Institution” shall mean (a) any competitor of the Borrower or its Subsidiaries designated by the Borrower as a “Competitor” by written notice delivered to the Administrative Agent from time to time, and/or (b) any Affiliate of the foregoing that is either (x) identified in writing as such by the Borrower from time to time or (y) clearly identifiable as such on the basis of such Affiliate’s name; provided that any supplement to such list of Disqualified Institutions under clause (a) or (b) will become effective three (3) Business Days after delivery of such designation to the Administrative Agent and in no event shall a supplement apply retroactively to disqualify any Lender or Participant as of the date of such supplement; provided, further, that the term “Disqualified Institution” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time. It is understood and agreed that the Administrative Agent (i) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with, the provisions of the Loan Documents relating to Disqualified Institutions and (ii) shall not have any liability with respect to or arising out of any assignment or participation of any Loan or Commitment, or disclosure of confidential information, to any Disqualified Institution.

“Documentation Agents” shall mean BMO Capital Markets Corp. and Truist Bank.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of any state of the United States or the District of Columbia.

“Domestication” shall have the meaning set forth in the Preamble.

“Drug” shall mean a product regulated as a drug under the Food and Drug Laws.

“Early Opt-in Election” shall mean the occurrence of:

(a)            (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 10.6, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(b)            (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean: (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than (x) a natural Person or (y) the Borrower (except as permitted under Section 11.5(g)), or any of its Affiliates) approved (each such approval in the following clauses (i), (ii) and (iii) not to be unreasonably withheld or delayed) by (i) the Administrative Agent, (ii) in the case of an assignment of a Revolving Commitment, if such assignment increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), the Issuing Bank, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (it being understood that such approval of the Borrower shall not apply to any assignments made by the initial Lenders pursuant to the primary syndication of the Loans and Commitments under this Agreement); provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, however, that in no event shall a Disqualified Institution be eligible to be an Eligible Assignee.

“Environmental Claim” shall mean any written notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or written directive (conditional or otherwise), by any Governmental Entity, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Release of Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety (with respect to exposure to Hazardous Materials), natural resources or the environment from Hazardous Materials.

“Environmental Laws” shall mean any and all current or future foreign or domestic, federal, or state (or any subdivision thereof) Applicable Laws or any other requirements of a Governmental Entity relating to (a) pollution or the protection of the environment, including those relating to any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) workplace exposure to Hazardous Materials or the protection of human, plant or animal health or welfare, in each case, from exposure to Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy any minimum funding obligation under the Code or ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability, a termination under Section 4041A of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (i) a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsections .62, .63, .64, .65, .66, .67, or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following thirty (30) days such that notice to the PBGC would be required; or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or a Subsidiary of the Borrower, or an ERISA Affiliate.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall mean any of the events specified in Section 8.1, provided that any requirement for notice or lapse of time, or both, has been satisfied.

“Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis, as of the end of any Fiscal Year of the Borrower based on the audited financial statements provided under Section 6.2 for such Fiscal Year, the excess, if any, of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such Fiscal Year increased for decreases (and decreased for increases) in Consolidated Net Working Capital (excluding (1) any portion of Consolidated Net Working Capital constituting the current portion of any long-term liability (including any Capital Lease Obligations) or the current portion of Interest Expense, (2) all Indebtedness consisting of Revolving Loans, Swing Line Loans and Letter of Credit Obligations to the extent otherwise included therein, (3) any deferred Tax assets and deferred Tax liabilities, (4) any change in Consolidated Net Working Capital resulting from any Acquisition by the Borrower or its Subsidiaries (including liabilities in respect of unpaid earn-outs) or dispositions permitted under this Agreement and (5) deferred revenue arising from cash receipts that are earmarked for specific projects) not including cash from the beginning to the end of the applicable Fiscal Year; minus (b) without duplication, to the extent included in Consolidated EBITDA, the sum of (i) unfinanced Capital Expenditures paid with Internally Generated Funds, (ii) Interest Expense paid with Internally Generated Funds, (iii) scheduled principal payments paid with Internally Generated Funds in respect of Indebtedness for Money Borrowed, (iv) prepayments (other than Voluntary Prepayments) of the Loans with Internally Generated Funds, and with respect to prepayments of the Revolving Loans, only to the extent such prepayments are accompanied by a permanent reduction of the Revolving Commitment, provided that purchases of Term Loans made pursuant to Section 11.5(g) shall be deducted in an amount equal to the cash actually paid by Borrower pursuant to such Section 11.5(g), (v) extraordinary and non-recurring charges to the extent paid with Internally Generated Funds, (vi) income Taxes paid in cash, (vii) Letter of Credit fees, (viii) Permitted Acquisitions and Investments permitted under Section 7.6 paid with Internally Generated Funds, (ix) payments with Internally Generated Funds permitted under Section 7.7(d) and (e), (x) any costs associated with growth investments, establishing new facilities or in connection with new market start-up activities (including costs for integration, facility openings, employee searches and hires, travel and housing costs and related legal and accounting fees, costs and expenses), in each case, to the extent paid with Internally Generated Funds, (xi) amounts included in Consolidated EBITDA pursuant to clauses (b)(iv), (v), (viii), (ix)(1) or (x) of the definition thereof, in each case only to the extent that either (1) such amounts are paid with Internally Generated Funds or (2) such amounts constitute non-cash charges, and (xii) non-cash amounts included in Consolidated EBITDA pursuant to clause (b)(ix)(2) of the definition thereof.

“Excess Cash Flow Amount” shall mean (a) fifty percent (50%) of Excess Cash Flow if the Consolidated Total Net Leverage Ratio on the last day of the applicable Fiscal Year is greater than 2.50 to 1.00, (b) twenty-five percent (25%) of Excess Cash Flow if the Consolidated Total Net Leverage Ratio on the last day of the applicable Fiscal Year is greater than 2.00 to 1.00, but less than or equal to 2.50 to 1.00, and (c) zero percent (0%) of Excess Cash Flow if the Consolidated Total Net Leverage Ratio on the last day of the applicable Fiscal Year is less than or equal to 2.00 to 1.00, in each case minus all Voluntary Prepayments of the Loans during the applicable Fiscal Year.

“Excluded Hedging Obligations” shall mean, with respect to any Credit Party, any Hedging Obligations if, and to the extent that, all or a portion of such Credit Party’s Guaranty of, or the grant by such Credit Party of a security interest to secure, such Hedging Obligations (or any Guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Credit Party or the grant of such security interest would otherwise have become effective with respect to such related Hedging Obligations but for such Credit Party’s failure to constitute an “eligible contract participant” at such time. If any Hedging Obligations arise under a master agreement governing more than one Interest Hedge Agreement or Other Hedging Agreement, such exclusion shall apply only to the portion of such Hedging Obligations that are attributable to Interest Hedge Agreements or Other Hedging Agreements for which such Guaranty or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” shall mean, with respect to the Administrative Agent or any Lender or Issuing Bank, (a) Taxes imposed on (or measured by) its net income (however denominated), branch profits Taxes, and franchise Taxes, in each case (i) imposed pursuant to the laws of the jurisdiction (or any political subdivision thereof) in which such recipient is organized or in which the principal office or applicable lending office of such recipient is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender or Issuing Bank, any U.S. federal withholding Tax that is in effect and would apply to a payment to such Lender or Issuing Bank at the time such Lender or Issuing Bank becomes a party to this Agreement (other than pursuant to Sections 10.5 and 11.12(b) or otherwise at the Borrower’s request) or designates a new lending office (other than pursuant to Section 2.18 or otherwise at the Borrower’s request) except to the extent that such Lender or Issuing Bank (in the case of the designation of a new lending office) or its assignor (in the case of an assignment) was entitled, at the time of designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.10, (c) any Tax that would not have been imposed but for the failure of a Lender, Issuing Bank or the Administrative Agent, as applicable, to comply with Section 2.14 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Factoring Transaction” shall mean any transaction or series of transactions entered into by the Borrower or any of its Subsidiaries pursuant to which such party consummates a “true sale” of its Receivables to a non-related third party on terms acceptable to the Administrative Agent; provided that (a) such Factoring Transaction is non-recourse to the Borrower or any of its Subsidiaries and their assets, other than any recourse solely attributable to a breach by the Borrower of representations and warranties that are customarily made by a seller in connection with a “true sale” of Receivables on a non-recourse basis, and (b) such Factoring Transaction is consummated pursuant to contracts, arrangements or agreements entered into with respect to the “true sale” of Receivables on terms reasonably acceptable to the Administrative Agent.

“FATCA” shall mean Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any U.S. or non-U.S. fiscal or regulatory legislation or official rules adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of the foregoing.

“FDA” shall mean the United States Food and Drug Administration, and any successor agency thereto.

“Federal Funds Rate” shall mean for any day, the rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day; provided (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent, and (c) if the Federal Funds Rate is at any time less than zero, the Federal Funds Rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” shall mean that certain Fee Letter dated as December 19, 2019 among Act II, the Administrative Agent, TD Securities (USA) LLC and The Toronto-Dominion Bank, New York Branch, as amended prior to the Closing Date.

“Fiscal Year” and “Fiscal Quarter” shall mean, with respect to any Person, such Person’s fiscal years or fiscal quarters.

“Fixed Charge Coverage Ratio” shall mean, at any time of determination, the ratio of (a) LTM EBITDA to (b) LTM Fixed Charges.

“Fixed Charges” shall mean for any period, the sum of (without duplication) (a) the aggregate of all Interest Expense paid in cash during such period, (b) scheduled payments of principal with respect to Indebtedness for Money Borrowed during such period (as such amounts with respect to the Loans may be reduced by the application of prepayments pursuant to Section 2.8(i)), (c) cash income taxes (excluding property taxes) of the Borrower and its Subsidiaries paid during such period, (d) Maintenance Capital Expenditures made during such period and (e) Restricted Payments and Restricted Purchases under Section 7.7(c), (d), and (e) paid in cash (other than Restricted Payments made to the Borrower or any Subsidiary by any Subsidiary of the Borrower) by the Borrower and its Subsidiaries during such period.

“Flood Hazard Property” shall mean any Mortgaged Real Estate located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Food and Drug Laws” shall mean, collectively, (i) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 301 et seq., as amended from time to time, together with any rules and regulations promulgated thereunder, and any similar law, and analogous foreign or state laws and their respective implementing regulations, to the extent that such laws, rules or regulations regulate Food Products and/or Drugs, and (ii) any other applicable federal, state and municipal, domestic and foreign law governing the safety, purity, labeling, distribution, and advertising of Food Products and/or Drugs sold for consumption from time to time; and, in respect of all such laws, all rules, regulations and orders administered by the U.S. Food and Drug Administration or any other Governmental Entity, in each case, which impose standards with respect to the safety and marketing of Food Products and/or Drugs, including any such laws relating to the manufacture, labeling, packaging, transportation, distribution or sale of such products.

“Food or Drug Permit” shall mean any permit, clearance, consent, waiver, license, exemption, registration, authorization or other action required under or issued, granted, given, authorized by or made pursuant to Food and Drug Laws.

“Food Product” shall mean a product regulated as a food or dietary supplement under the Food and Drug Laws.

“Foreign Lender” shall have the meaning set forth in Section 2.14(a)(ii).

“Foreign Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Pledge Agreement” shall mean a pledge agreement, charge agreement or similar agreement executed by a Credit Party, granting a Lien on Ownership Interests of a Foreign Subsidiary to secure the Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance acceptable to the Administrative Agent.

“Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” shall mean, subject to the terms of Section 11.6, generally accepted accounting principles which are in effect from time to time in the United States of America, consistently applied.

“Governmental Entity” shall mean any (a) multinational, federal, national, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, domestic or foreign, (b) any subdivision, agent, agency, commission, board, bureau, ministry or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, self-regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Guarantor” shall mean (a) each wholly-owned Domestic Subsidiary of the Borrower in existence on the Closing Date (after giving effect to the Transaction), other than any Immaterial Subsidiary, (b) each wholly-owned Domestic Subsidiary of the Borrower that becomes a Guarantor hereto pursuant to Section 5.12 and (c) any other Person that provides a Guaranty of the Obligations.

“Guaranty,” “Guarantee” or “Guaranteed,” as applied to an obligation, shall mean and include (a) a guaranty, direct or indirect, in any manner, of all or any part of such obligation and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit; provided that endorsements of instruments for deposit or collection shall be excluded. The amount of any Guaranty hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the obligations in respect of which such Guaranty is made (or, if such Guaranty is limited by its terms to a lesser amount, such lesser amount) or, if not determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“Hazardous Materials” shall mean any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity.

“Hazardous Materials Activity” shall mean any past, current activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, storage, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Termination Value” shall mean, in respect of any one or more Interest Hedge Agreements or Other Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Interest Hedge Agreements or Other Hedging Agreements, (a) for any date on or after the date such Interest Hedge Agreements or Other Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s), if any, determined as the mark-to-market value(s) for such Interest Hedge Agreements or Other Hedging Agreements, as determined by making at mid-market the calculations required by Section 6(e)(ii)(2)(A) of the ISDA Master Agreement (1992 version), or Section 6(e)(ii)(2) of the ISDA Master Agreement (2002 version) as if such agreement were being terminated as a result of a Termination Event with two Affected Parties (as defined in such Interest Hedge Agreement or Other Hedging Agreement) on that Business Day. Capitalized terms used in this definition not otherwise defined shall have the meanings given to them in the applicable ISDA Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, any obligation of such Person to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“IBA” shall mean the ICE Benchmark Administration.

“Immaterial Subsidiary” shall mean any Subsidiary of the Borrower other than a Material Subsidiary.

“Impacted Lender” shall mean any Lender (a) as to which the Issuing Bank has notice that such Lender believes it will become a Defaulting Lender or that such Lender has defaulted in fulfilling its obligations under any other syndicated credit facility to which such Lender is a party or (b) that is deemed insolvent or is subject to a bankruptcy or other related proceeding or any forced liquidation.

“Incremental Facility” shall mean the additional Indebtedness for Money Borrowed for which the Borrower may obtain commitments pursuant to Section 2.17 and that is the subject of a Notice of Incremental Facility Commitment which shall be subject to the terms and conditions of this Agreement.

“Incremental Facility Advance” shall mean a Loan made under an Incremental Facility by any Lender holding all or a portion of the Incremental Facility Commitment with respect to such Incremental Facility.

“Incremental Facility Amount” shall mean, subject to Section 2.17, an amount not to exceed (x) (i) $50,000,000, plus (ii) the aggregate principal amount of Term Loans that were voluntarily prepaid prior to the date of the applicable increase, plus (y) an unlimited amount so long as, in the case of this clause (y) after giving effect to such increase, the Consolidated Total Net Leverage Ratio is less than or equal to 2.00 to 1.00 (calculated on a Pro Forma Basis immediately after giving effect to the incurrence thereof and to any Acquisition or other Investment consummated in connection therewith).

“Incremental Facility Commitment” shall mean the commitment of any Person or Persons (which may be Lenders) to make Term Loans to the Borrower in accordance with such commitment and such applicable Notice of Incremental Facility Commitment (provided that, if the Borrower obtains an Incremental Facility Commitment from more than one Person, such commitments shall be several obligations of each such Person); and “Incremental Facility Commitments” shall mean the aggregate of the Incremental Facility Commitments with respect to all Incremental Facilities.

“Incremental Facility Commitment Ratios” shall mean, with respect to any Incremental Facility, the percentages in which the Persons holding the related Incremental Facility Commitment are severally bound to fund their respective portions of Incremental Facility Advances to the Borrower under such Incremental Facility.

“Incremental Facility Loans” shall mean, collectively, the amounts advanced by the Persons holding an Incremental Facility Commitment to the Borrower as part of an Incremental Facility and, if requested by any such Person, evidenced by the Incremental Facility Notes.

“Incremental Facility Maturity Date” shall mean, with respect to any Incremental Facility, the date specified in the related Notice of Incremental Facility Commitment as the maturity date of such Incremental Facility, which maturity date shall not in any event be earlier than the date certain set forth in the definition of Term Loan Maturity Date.

“Incremental Facility Notes” shall mean those certain Incremental Facility Notes issued to each Person having all or a portion of an Incremental Facility Commitment who requests an Incremental Facility Note substantially in the form of Exhibit F attached hereto and any extension, renewals, amendments to, or replacements of the foregoing in accordance with the terms thereof and hereof.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money of any kind (including all Indebtedness for Money Borrowed), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Persons under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and accrued expenses incurred in the ordinary course of business) that in accordance with GAAP would be included as liabilities on the balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but, with respect to such Indebtedness that is non-recourse, only to the extent of the lesser of the amount of such Indebtedness or the fair market value of the property at the time of determination that is encumbered by such Lien, (f) all Guaranties by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) the face amount of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) the obligations of such Person in respect of (x) the Hedge Termination Value under all Interest Hedge Agreements and all Other Hedging Agreements on such date, and (k) all obligations of such Person, whether or not contingent, to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Equity, valued at, in the case of redeemable preferred Ownership Interests that is Disqualified Equity, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Ownership Interests plus accrued and payable (but unpaid) dividends. Notwithstanding the foregoing, Indebtedness shall not include (i) deferred revenue, as determined in accordance with GAAP, arising in the ordinary course of business, (ii) preferred stock required to be treated as indebtedness under GAAP (other than to the extent constituting Disqualified Equity) or (iii) purchase price adjustments in connection with Permitted Acquisitions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s Ownership Interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Money Borrowed” shall mean, with respect to any Person, without duplication, (a) Indebtedness for money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, (b) all obligations evidenced by bonds (excluding surety, performance and similar bonds), debentures, notes or other similar instruments, (c) the outstanding principal component of all Capital Lease Obligations, (d) all reimbursement obligations with respect to outstanding letters of credit (to the extent drawn), (e) all Indebtedness issued or assumed as full or partial payment for property or services (other than deferred revenue, as determined in accordance with GAAP, arising in the ordinary course of business, and trade payables and accrued expenses arising in the ordinary course of business), whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for money borrowed, that in accordance with GAAP would be included as liabilities on the balance sheet of such Person, and (f) without duplication, Guaranties of any of the foregoing. For purposes of this definition, interest paid-in-kind or capitalized (including accreted amounts thereon) shall be deemed Indebtedness for Money Borrowed.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning set forth in Section 11.2(a).

“Interest Expense” shall mean, with respect to any Person for any period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, in any event, interest expense with respect to any Indebtedness of such Person.

“Interest Hedge Agreements” shall mean the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, any “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, interest rate swaps, caps, floors, collars and similar agreements.

“Interest Hedge Bank” shall mean any Person that, at the time it enters into an Interest Hedge Agreement required or permitted under this Agreement, is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender, in each case, in its capacity as a party to such Interest Hedge Agreement.

“Interest Period” shall mean:

(a)	in connection with any Base Rate Advance, the period beginning on the date such Advance is made or the date on which such Base Rate Advance is Converted from a LIBOR Advance to a Base Rate Advance and ending on the earlier of the last Business Day of the calendar quarter in which such Advance is made or the date on which such Base Rate Advance is Converted to a LIBOR Advance, provided, however, that if a Base Rate Advance is made or a LIBOR Advance is Converted to a Base Rate Advance on the last Business Day of any calendar quarter, it shall have an Interest Period ending on, and its Payment Date shall be, the last Business Day of the following calendar quarter, and

(b)	in connection with any LIBOR Advance, a period of one (1), two (2), three (3), or six (6) months, as selected by the Borrower or otherwise determined in accordance with this Agreement.

Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless, with respect to LIBOR Advances only, such Business Day falls in another calendar month, in which case such Interest Period shall end on the first preceding Business Day, (ii) any applicable Interest Period, with respect to LIBOR Advances only, which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) the Borrower shall not select an Interest Period which extends beyond the applicable Maturity Date, or such earlier date as would interfere with the Borrower’s obligations to make scheduled payments under Section 2.5, Section 2.8, or Section 2.17. Interest shall be due and payable with respect to any Advance as provided in Section 2.3.

“Interest Rate Basis” shall mean the Base Rate Basis or LIBOR Basis, as appropriate.

“Intermediate Holdco” shall mean Project Taste Intermediate LLC, a Delaware limited liability company.

“Internally Generated Funds” shall mean funds of the Borrower and its Subsidiaries not constituting the proceeds of any Indebtedness (other than Revolving Loans), issuance, sale or other disposition of Ownership Interests, asset sale or other disposition, casualty, condemnation, or expropriation; in each case, to the extent such proceeds are utilized by the Borrower and its subsidiaries within thirty (30) days of the receipt thereof and thereafter such proceeds shall constitute Internally Generated Funds.

“Investment” shall mean, with respect to the Borrower or any of its Subsidiaries, (a) any loan, advance or extension of credit (other than extensions of credit to customers or vendors in the ordinary course of business) by such Person to, or any Guaranty or other contingent liability with respect to the Ownership Interests, Indebtedness or other obligations of, or any contributions to the capital of, any other Person, or (b) any purchase or other acquisition by such Person of any interest in any Ownership Interests, limited partnership interests, general partnership interest, or other securities of, or any debt of, another Person, other than an Acquisition. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“IRS” shall have the meaning set forth in Section 4.1(m)(i).

“Issuing Bank” shall mean (a) The Toronto-Dominion Bank, New York Branch, as the issuer of any other Letters of Credit, and (b) any other Revolving Lender from time to time designated by the Borrower as an Issuing Bank, with the consent of such Revolving Lender and the Administrative Agent, in which case the term “Issuing Bank” shall mean The Toronto-Dominion Bank, New York Branch and each such Revolving Lender, individually or collectively as the context shall require, and their respective successors and permitted assigns hereunder, in such capacity.

“Joint Lead Arrangers and Joint Bookrunners” shall mean, collectively, TD Securities (USA) LLC, BMO Capital Markets Corp., BofA Securities, Inc. and SunTrust Robinson Humphrey, Inc.

“Junior Debt” shall mean (a) any unsecured Indebtedness for Money Borrowed, (b) any Indebtedness that is subordinated in right of payment to the Obligations and (c) any Indebtedness that is secured on a junior basis to the Obligations.

“Knowledge” shall mean the actual knowledge (without inquiry, other than reasonable inquiry in the scope of the normal duties of such Person), at the relevant time, of an Authorized Signatory of the Borrower. “Known” and “Knowingly” shall have a meaning correlative thereto.

“Landlord Agreement” shall mean a landlord waiver, consent, or similar agreement with respect to real property of a Credit Party that provides the Administrative Agent with, among other things and to the extent obtainable in the circumstances, an acknowledgment by the landlord of the Liens securing the Obligations, access to the applicable leased real property of any Credit Party, notice of default and cure rights, in each case, in form and substance reasonably satisfactory to the Administrative Agent in its sole discretion not to be unreasonably withheld or delayed.

“Lenders” shall have the meaning set forth in the Preamble, and shall include Persons who become Lenders pursuant to any Incremental Facility, and any assignee which becomes a Lender pursuant to and in accordance with Section 11.5.

“Letter of Credit Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit hereunder in an aggregate amount up to $5,000,000(or any higher amount, not to exceed $10,000,000, as agreed from time to time, in writing, by Issuing Bank in its sole discretion).

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) an amount equal to the aggregate undrawn and unexpired amount (including the amount to which any such Letters of Credit can be reinstated pursuant to the terms hereof) of the then outstanding Letters of Credit and (b) an amount equal to the aggregate drawn, but unreimbursed drawings on any Letters of Credit.

“Letters of Credit” shall mean collectively, commercial Letters of Credit and Standby Letters of Credit issued by the Issuing Bank on behalf of the Borrower or its Subsidiaries from time to time in accordance with the terms hereof.

“LIBOR” shall mean for any Interest Period with respect to any LIBOR Advance the greater of (a) one percent (1.00%) and (b) the following:

(i)            the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Reuters Monitor Screen LIBOR01 (or such other page as may replace that page in that service) that displays an average LIBOR (or a comparable successor rate which is approved by the Administrative Agent) for deposits in U.S. Dollars (for delivery on the first (1st) day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(ii)            if the rate referenced in the preceding subsection (i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other publicly available page or other service that displays an average LIBOR (or any comparable successor rate which is approved by the Administrative Agent) rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(iii)            if the rate referenced in the preceding subsections (i) and (ii) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Advance being made, Continued or Converted by the Borrower and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the offshore U.S. Dollar market at their request at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period.

“LIBOR Advance” shall mean an Advance which the Borrower requests to be made as a LIBOR Advance, which is Converted from a Base Rate Advance to a LIBOR Advance, or which is reborrowed or Continued as a LIBOR Advance, in accordance with the provisions of Section 2.2, which bears interest on a LIBOR Basis and which shall be in a principal amount of at least $500,000 and in an integral multiple of $100,000.

“LIBOR Basis” shall mean a simple per annum interest rate (rounded upward, if necessary, to the nearest one-hundredth (1/100th) of one percent) equal to the sum of (a) the quotient of (i) LIBOR divided by (ii) one minus the LIBOR Reserve Percentage, if any, stated as a decimal, plus (b) the Applicable Margin. The LIBOR Basis shall apply to Interest Periods of one (1), two (2), three (3), or six (6) months and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the LIBOR Reserve Percentage and, if applicable, the Applicable Margin as adjusted pursuant to the definition thereof. The LIBOR Basis for any LIBOR Advance shall be adjusted as of the effective date of any change in the LIBOR Reserve Percentage and, if applicable, the Applicable Margin. The Borrower may not elect an Interest Period in excess of six (6) months unless the Administrative Agent has notified the Borrower that each of the Lenders (in such Lender’s discretion) has funds available to it for such Lender’s portion of the proposed Advance which are not required for other purposes and that such funds are available to each Lender at a rate (exclusive of reserves and other adjustments) at or below the LIBOR for such Advance and Interest Period.

“LIBOR Reserve Percentage” shall mean the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not any Lender has any such Eurocurrency Liabilities subject to such reserve requirement at that time.

“Lien” shall mean, with respect to any Property, any mortgage, lien, hypothec, pledge, collateral assignment, charge, security interest, title retention agreement, levy, attachment, garnishment or other encumbrance of any kind in respect of such Property, whether created by statute, contract, the common law or otherwise, and whether or not choate, vested or perfected.

“Loan Documents” shall mean this Agreement, the Subsidiary Guaranty, the Notes, the Security Documents, the Fee Letter, all Requests for Advance, all Requests for Letters of Credit, all Notices of Conversions, Continuations or Prepayments, all Notices of Incremental Facility Commitments, all Real Property Documentation, all Landlord Agreements, non-disturbance agreements, bailee letters, mortgagee agreements or similar agreements, and all other documents and agreements executed or delivered by any Credit Party in connection with or pursuant to this Agreement (other than the Acquisition Agreement or any documents and agreements (other than those specified above) executed or delivered in connection with or pursuant to any Permitted Acquisition).

“Loans” shall mean, collectively, the Revolving Loans, the Term Loans, the Swing Line Loans and any Incremental Facility Loans.

“LTM EBITDA” shall mean, as of any date of determination, Consolidated EBITDA of the Borrower and its Subsidiaries as of the last day of the most recently completed Test Period. Notwithstanding the foregoing, but subject to any adjustment set forth in the definition of “Consolidated EBITDA” with respect to any calculations of LTM EBITDA occurring after the Closing Date which include any of the Fiscal Quarters ending June 30, 2019, September 30, 2019, December 31, 2019 and March 31, 2020, the Consolidated EBITDA for such Fiscal Quarters included in LTM EBITDA shall be solely to the extent not already reflected in the calculation thereof, shall be $13,400,000, $15,400,000, $17,300,000, and $14,400,000, respectively.

“LTM Fixed Charges” shall mean, as of any date of determination, Fixed Charges as of the last day of the most recently completed Test Period.

“Maintenance Capital Expenditures” shall mean, with respect to any Person for any period, the aggregate of all Capital Expenditures by such Person and its Subsidiaries during such period that are for any existing systems or equipment to maintain competitive and operating efficiency or for renewal of existing customer agreements, or for the replacement of such systems or equipment, but excluding any Capital Expenditures relating to (a) any success based Capital Expenditures related to new customers, (b) any Capital Expenditures relating any new expansion of or new construction upon leasehold, building or land improvement, or (c) any Capital Expenditures associated with increasing services for existing and new customers.

“Material Contract” shall mean each agreement, contract, lease, guaranty, license, or other arrangement (other than the Loan Documents) of the Borrower or any of its Subsidiaries as to which the breach, termination, nonperformance or failure to renew would be reasonably expected to have a Materially Adverse Effect and any replacements, substitutions or renewals of such agreements other than to the extent such replacement, substitution or renewal would not satisfy the foregoing test.

“Material Foreign First Tier Subsidiary” shall mean (a) Merisant Spain SL, (b) Wei Feng Enterprises Limited, (c) Extraits Vegetaux et Derives, S.A.S. and (d) any Foreign Subsidiary (i) the majority of the Ownership Interests of which are directly owned by a Credit Party and (ii) that, (x) as of the last day of the most recent Test Period, had total assets (determined on a consolidated basis for such Foreign Subsidiary and its Subsidiaries) of at least $25,000,000 or (y) during such Test Period, had revenues (determined on a consolidated basis for such Foreign Subsidiary and its Subsidiaries and excluding intercompany revenues) in an amount greater than or equal to 5.00% of the amount of consolidated total revenues of the Borrower and its Subsidiaries for such period; provided that no Foreign Subsidiary shall be excluded as a Material Foreign First Tier Subsidiary until, and for so long as, the Borrower shall have designated such Foreign Subsidiary’s status as such in writing to the Administrative Agent.

“Material Subsidiary” shall mean (a) Intermediate Holdco, (b) each Subsidiary of the Borrower listed on Schedule 6.1 and (c) each other Subsidiary of the Borrower that, (i) as of the last day of the most recent Test Period, had total assets (determined on a consolidated basis for such Subsidiary and its Subsidiaries) in an amount greater than or equal to 5.00% of the amount of Consolidated Total Assets of the Borrower and its Subsidiaries or (ii) during such Test Period, had revenues (determined on a consolidated basis for such Subsidiary and its Subsidiaries and excluding intercompany revenues) in an amount greater than or equal to 5.00% of the amount of consolidated total revenues of the Borrower and its Subsidiaries during such period; provided that no Subsidiary shall be excluded as a Material Subsidiary until, and for so long as, the Borrower shall have designated such Subsidiary’s status as such in writing to the Administrative Agent; and provided, further, that if, as of the last day of or during any such period, as applicable, the total assets or revenues of all Subsidiaries (in each case, determined on a consolidated basis for each such Subsidiary and its Subsidiaries) that under clause (i) and (ii) above would not constitute Material Subsidiaries shall have exceeded 10.00% of Consolidated Total Assets or revenues, as the case may be, of the Borrower and its Subsidiaries in the aggregate, then one or more of such excluded Subsidiaries shall for all purposes of the Loan Documents be deemed to be Material Subsidiaries in descending order based on the amounts (determined on a consolidated basis for such Subsidiary and its Subsidiaries) of their total assets or revenues, as the case may be, until such excess shall have been eliminated.

“Materially Adverse Effect” shall mean any material adverse effect upon any of the following: (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or properties of the Borrower and its Subsidiaries on a consolidated basis, taken as a whole, or (b) the binding nature, validity, or enforceability against the applicable Credit Parties, taken as a whole, of this Agreement, the other Loan Documents and the Notes, or (c) the ability of the Borrower and its Subsidiaries to timely perform the obligations under this Agreement or any other Loan Document to which the Borrower or such Subsidiary is a party; or (d) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any other Loan Document; or (e) the validity, perfection or priority of a Lien in favor of Administrative Agent for the benefit of Secured Parties on a material portion of the Collateral, taken as a whole; in each case, whether resulting from any single act, omission, situation, status, event or undertaking, or taken together with other such acts, omissions, situations, statuses, events or undertakings. “Material Adverse Effect” shall have a meaning correlative thereto.

“Maturity Date” shall mean (a) the Revolving Maturity Date, the Term Loan Maturity Date the Swing Line Maturity Date or any Incremental Facility Maturity Date, as appropriate or (b) such earlier date as payment of the Obligations in full shall be due (whether by acceleration, reduction of the Revolving Commitments to zero or otherwise, in each case, in accordance with and subject to the terms and conditions of this Agreement).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” shall mean a charge, mortgage, deed of trust or debenture, as applicable, from the applicable Credit Party owning the real property subject thereto, in form and substance reasonably satisfactory to the Administrative Agent, granting a Lien thereon to Administrative Agent, for the benefit of the Secured Parties, to secure the Obligations.

“Mortgaged Real Estate” shall mean all real property which, from time to time, is owned by a Credit Party and subject to a Mortgage.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Necessary Authorizations” shall mean any governmental or other regulatory authority and all other material approvals, licenses, filings and registrations necessary in order to enable the Borrower and its Subsidiaries to conduct their respective businesses as currently conducted and enter into the transactions contemplated hereby, including, without limitation, all consents needed to acquire, maintain and operate material owned real property locations.

“Net Income” shall mean net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for any period taken as a single accounting period determined in accordance with GAAP; provided that there shall be excluded (x) the income of any Subsidiary (other than a Credit Party) to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary and (y) the income of any Person in which any other person (other than the Borrower or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in such period or any subsequent period to the Borrower or a wholly owned Subsidiary by such Person in respect of such income.

“Net Proceeds (Asset Sales)” shall mean, with respect to any sale or other disposition of assets (other than sales or dispositions of inventory or worn out or obsolete assets, in each case, in the ordinary course of business, but including, in the case of a casualty, insurance proceeds and, in the case of a condemnation, expropriation or similar event, condemnation or expropriation awards, net proceeds as a result of eminent domain and lost or damaged assets or similar payments) by the Borrower or any of its Subsidiaries, the difference between (a) the aggregate amount of cash or Cash Equivalents received (including proceeds of insurance paid (other than proceeds received from business interruption insurance) with respect to lost or damaged assets, awards arising from condemnation or expropriation of assets or taking by eminent domain and including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any consideration received in the form of assumption of Indebtedness for Money Borrowed or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, and (b) the sum of (i) all direct costs and expenses incurred in connection therewith (including, without limitation, all legal, title and recording tax expenses, commissions and other reasonable fees and expenses and all federal, state, foreign and local taxes required to be paid or estimated in good faith to be payable or accrued as a liability as a consequence of such asset sale or other disposition), (ii) all payments made by such Person on any Indebtedness for Money Borrowed or other Indebtedness reasonably acceptable to the Administrative Agent which is secured by the assets subject to such asset sale or other disposition in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such asset sale or other disposition or by Applicable Law, be repaid out of the proceeds from such asset sale or other disposition, (iii) amounts held in reserve or escrow to be applied as part of the purchase price (provided, that such amounts shall be included as Net Proceeds (Asset Sales) at such time as such cash is released and delivered to the Borrower or any of its Subsidiaries) and (iv) a reasonable reserve for any adjustment in respect of the sale price of such asset(s) required pursuant to GAAP and/or the after-tax costs of any indemnification payments (fixed or contingent) attributable to the seller’s indemnities to the purchaser undertaken by the Borrower or any of its Subsidiaries in connection with such asset sale or other disposition (provided that such amounts shall be included as Net Proceeds (Asset Sales) at such time as any such reserve is no longer required).

“Net Proceeds (Indebtedness)” shall mean, with respect to any issuance or other incurrence of any Indebtedness for Money Borrowed of the Borrower or its Subsidiaries not otherwise permitted under Section 7.1, the difference between (a) the aggregate amount of cash or Cash Equivalents received in connection with the issuance or other incurrence of such Indebtedness, and (b) the aggregate amount of any reasonable and customary transaction costs and expenses or commissions incurred in connection therewith, including, without limitation, all reasonable documented out of pocket fees and expenses of attorneys, accountants and other consultants, all reasonable underwriting or placement agent fees, and reasonable fees and expenses of any trustee, registrar or transfer agent.

“Net Proceeds (Ownership Interests)” shall mean, with respect to any sale, issuance or other disposition of any Ownership Interests of the Borrower, or any cash capital contributions received, by the Borrower, the difference between (a) the aggregate amount of cash or Cash Equivalents received in connection with any such capital contribution or the sale, issuance or other disposition of such Ownership Interests, and (b) the aggregate amount of any reasonable and customary transaction costs and commissions actually incurred in connection therewith, including, without limitation, all reasonable documented out of pocket fees and expenses of attorneys, accountants and other consultants, all reasonable underwriting or placement agent fees, and reasonable fees and expenses of any trustee, registrar or transfer agent.

“Non-Consenting Lender” shall have the meaning set forth in Section 11.12(b).

“Non-Reimbursed Amount” shall mean any amount owing to the Issuing Bank as a result of the failure of any Lender to pay to the Issuing Bank the amount of such Revolving Lender’s pro rata share of any amount described in Section 2.16 (whether in connection with the purchase of a participation in any Letter of Credit, a request or deemed request for a Revolving Loan to satisfy the Borrower’s reimbursement obligations with respect to any Letter of Credit, or otherwise) based on such Revolving Lender’s Revolving Commitment Ratio.

“Notes” shall mean, collectively, the Revolving Loan Notes, the Term Loan Notes, the Swing Line Note, and the Incremental Facility Notes, if any.

“Notice of Conversions, Continuations or Prepayments” shall mean a certificate designated as a “Notice of Conversions, Continuations or Prepayments,” signed on the Borrower’s behalf by an Authorized Signatory of the Borrower requesting the Continuation or Conversion of an Advance hereunder, or notifying the Administrative Agent of the intent of the Borrower to prepay any Advance or reduce the Revolving Commitment, which certificate shall be in substantially the form of Exhibit G attached hereto, and shall, (a) specify the date of such Continuation, Conversion, prepayment of the Advance or reduction of the Revolving Commitment, which shall be a Business Day, the amount of the Advance to be Converted, Continued or prepaid or the commitment reduction, the Interest Rate Basis for the Advance, and, with respect to LIBOR Advances, the Interest Period of such LIBOR Advance to be Continued, Converted or prepaid by the Borrower and (b) with respect to a Continuation of or Conversion to a LIBOR Advance, state that there shall not exist, on the date of the requested Continuation, or Conversion and after giving effect thereto, a Default or, if a Default will exist, describing in detail such Default.

“Notice of Incremental Facility Commitment” shall mean any Notice of Incremental Facility Commitment executed in accordance with Section 2.17, which notice shall be substantially in the form of Exhibit H attached hereto and shall be delivered to the Administrative Agent for distribution to the Lenders.

“Obligations” shall mean all payment and performance obligations of every kind, nature and description of the Borrower and the other Credit Parties, and any other obligors to the Lenders, the Issuing Bank, any Indemnitees, Bank Products Banks, Interest Hedge Banks, Other Hedge Banks, or the Administrative Agent, or any of them, (a) arising under this Agreement and the other Loan Documents (including, without limitation, any interest, fees, expenses and other charges on the Loans or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action with respect to the Borrower or any of its Subsidiaries, whether or not such claim is allowed in such bankruptcy action) as they may be amended from time to time, or (b) arising under any Interest Hedge Agreements and any Other Hedging Agreements, in each case, permitted under Section 7.1(e), as such agreements may be amended from time to time; or (c) arising under any Bank Products, as such agreements may be amended from time to time. Any other term or provision of this Agreement or any other Loan Document to the contrary notwithstanding, the “Obligations”, “Secured Obligations,” or “Guaranteed Obligations” of any Credit Party shall exclude, as to such Credit Party, Excluded Hedging Obligations of such Credit Party.

“OFAC” shall mean the United States Department of the Treasury’s Office of Foreign Assets Control or any successor thereto.

“Organizational Documents” shall mean, with respect to any Person, all formation, organizational and governing documents, instruments and agreements, including (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended (or equivalent or comparable constitutive documents), (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended (or equivalent or comparable constitutive documents), (c) with respect to any general partnership, its partnership agreement, as amended (or equivalent or comparable constitutive documents) and (d) with respect to any limited liability company, its certificate or articles of organization or formation, as amended, and its operating agreement, as amended (or equivalent or comparable constitutive documents).

“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between a recipient of any payment pursuant to any Loan Document and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under any Loan Document or sold or assigned an interest in any Loan or Loan Document).

“Other Hedge Bank” shall mean any Person that, at the time it enters into an Other Hedging Agreement required or permitted under this Agreement, is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender, in each case, in its capacity as a party to such Other Hedging Agreement.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean any and all present and future stamp, court, intangible, recording, filing, documentary or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document except any Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 2.18, 10.5, or 11.12(b) or otherwise at the Borrower’s request).

“Ownership Interests” shall mean, as applied to any Person, corporate stock and any and all securities, shares, partnership interests (whether general, limited, special or other), limited liability company interests, membership interests, equity interests, participations, rights or other equivalents (however designated and of any character) of corporate stock of such Person or any of the foregoing issued by such Person (whether a corporation, a partnership, a limited liability company or another entity) and includes, without limitation, securities convertible into Ownership Interests and rights, warrants or options to acquire Ownership Interests.

“PACA” shall mean the Perishable Agricultural Commodities Act, 1930, 7 U.S.C. Sections 499a-499t, as amended, together with all rules and regulations thereunder.

“Participant” shall have the meaning set forth in Section 11.5(e).

“Participant Register” shall have the meaning set forth in Section 11.5(e).

“Patent Security Agreement” shall mean any Patent Security Agreement among any of the Borrower or a Subsidiary of the Borrower and the Administrative Agent, for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent and as amended, restated, replaced, supplemented, replaced or otherwise modified from time to time.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) (P.L. 107-56, 115 Stat. 272 (2001)), and any successor or replacement statute.

“Payment Date” shall mean the last day of any Interest Period.

“Payment in Full” shall mean (i) the payment in full of all Obligations in immediately available funds (other than (a) obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice has been given and (b) obligations and liabilities under Interest Hedge Agreements, Bank Products Documents and Other Hedging Agreements as to which arrangements satisfactory to the applicable Interest Hedge Bank, Bank Products Bank or Other Hedge Bank shall have been made), (ii) the termination of the Commitments, and (iii) the cash collateralization of any outstanding Letters of Credit in an amount equal to 103% of the Letters of Credit Obligations or other arrangements satisfactory to the Issuing Bank shall have been made. “Paid in Full” shall have shall have a meaning correlative thereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Perfection Certificate” shall mean that certain perfection certificate, dated as of the date hereof, executed and delivered by each Credit Party, and each other Perfection Certificate (which shall be in form and substance consistent with the Perfection Certificate delivered on the date hereof or otherwise reasonably acceptable to the Administrative Agent) executed and delivered by the applicable Credit Parties pursuant to the Security Documents, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement (including pursuant to any officer’s certificate delivered pursuant to Section 6.3(b) or upon the reasonable request of the Administrative Agent pursuant to the Security Documents).

“Permitted Acquisition” shall mean (a) the Transaction and (b) any Acquisition by the Borrower or any wholly-owned Subsidiary of the Borrower which complies with each of the following:

(a)	such Acquisition is not hostile or contested;

(b)	after giving effect to such Acquisition (and the incurrence or assumption of Indebtedness for Money Borrowed in connection therewith) on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio shall be not greater than the maximum amount permitted pursuant to Section 7.8(a) and the Fixed Charge Coverage Ratio shall be no less than the minimum amount permitted pursuant to Section 7.8(b);

(c)	the assets so acquired or, as the case may be, the assets of the Person so acquired shall be in the lines of business of the Borrower carried on by the Borrower on the Closing Date or business reasonably related or ancillary, complementary or incidental thereto or representing a reasonable expansion thereof;

(d)	the Administrative Agent shall have received a certificate from the Borrower to the effect that, both before and after giving effect to such Acquisition, (i) (x) all of the representations and warranties of the Borrower and the other Credit Parties under this Agreement and the other Loan Documents to which it is a party, respectively (except to the extent relating specifically to a specific prior date) are true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects), both before and after giving effect to such Acquisition, after giving effect to any updates to information provided to the Lenders in accordance with the terms of such representations and warranties, or (y) if the Lenders providing an Incremental Facility Loan to finance a Permitted Acquisition have agreed to a “certain funds” provision, (A) such of the representations and warranties made by or on behalf of the applicable acquired company or business (or the seller thereof) in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or any of its Subsidiaries has the right to terminate the obligations of the Borrower or any of its Subsidiaries under such acquisition agreement or not consummate such Acquisition as a result of the inaccuracy of such representations or warranties in such acquisition agreement, and (B) each of the Specified Representations, in each case are true and correct at such time, or, at the Borrower’s option, as of the date that the applicable acquisition agreement is executed, in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects), both before and after giving effect to such Acquisition, after giving effect to any updates to information provided to the Lenders in accordance with the terms of such representations and warranties; (ii) no Default or Event of Default hereunder shall exist at the time of such Acquisition or be caused thereby, unless the Lenders providing an Incremental Facility Loan to finance a Permitted Acquisition have agreed to a “certain funds” provision in which case, no Default or Event of Default shall exist at the time the applicable acquisition agreement is executed and no Event of Default under Section 8.1(a), (g) or (h) shall exist at the time of the consummation of such Acquisition; (iii) if the purchase price for such Acquisition is greater than the greater of (x) $20,000,000 and (y) 30% of LTM EBITDA, the Lenders shall have received a quality of earnings report in form and substance satisfactory to the Administrative Agent, and (iv) calculations evidencing the Borrower’s compliance on the date of such Acquisition on a Pro Forma Basis with the covenants set forth in Section 7.8 for the last day of the immediately preceding Fiscal Quarter for which financial statements were required to be delivered hereunder (provided, that if the Lenders providing an Incremental Facility Loan to finance a Permitted Acquisition have agreed to a “certain funds” provision, then the Borrower’s compliance with this clause (iv) shall be determined as of the last day of the Fiscal Quarter immediately preceding the execution of the applicable definitive acquisition agreement with respect thereto), before and after giving effect on a Pro Forma Basis to the Acquisition and Advances made in connection with such Acquisition and interest to accrue thereon;

(e)	if the Acquisition is an Acquisition of Ownership Interests, the Acquisition is effected in such manner so that the acquired Ownership Interests (which shall constitute 100% of the Ownership Interests of the target) are, directly or indirectly, owned by the Borrower or any of its Subsidiaries and, if effected by merger, consolidation or amalgamation, the Borrower or such Subsidiary (or the target into which any such Subsidiary is merged, consolidated, or amalgamated provided that the surviving entity becomes a Subsidiary of the Borrower) is the surviving, continuing or resulting entity;

(f)	if the purchase price for such Acquisition is greater than $10,000,000, the Borrower shall have delivered evidence that it or such wholly-owned Subsidiary is acquiring the assets or Ownership Interests free and clear of all Indebtedness and Liens (other than Permitted Liens and Indebtedness permitted under Section 7.1 hereunder) to the Administrative Agent’s reasonable satisfaction;

(g)	if the purchase price for such Acquisition is greater than $10,000,000, the Borrower shall have delivered to the Administrative Agent at least ten (10) calendar days (or such shorter period as may be agreed to by the Administrative Agent in writing in its sole discretion) prior to the date of the intended consummation of such Acquisition, an information packet which shall include: (i) a description of the Persons party to such Acquisition, (ii) a description of the structure and material terms of such Acquisition, (iii) to the extent available to the Borrower, historical financial statements of any Person to be acquired by the Borrower in such Acquisition for the prior two (2) years, and (iv) such other information (to the extent available to the Borrower) related to the Acquisition as reasonably requested by Administrative Agent;

(h)	the Borrower and any Subsidiary of the Borrower that is organized, created, acquired, resulting from or otherwise party to such Acquisition shall have delivered or shall deliver within forty-five (45) calendar days after such Acquisition (or such longer period agreed by the Administrative Agent) Security Documents and any other documents, agreements or instruments requested by the Administrative Agent to perfect the Administrative Agent’s Lien on all such assets or Ownership Interests acquired by the Borrower or such Subsidiary in such Acquisition, in each case, in accordance with and subject to the terms and conditions of Sections 5.12 and 5.13 and the Security Documents;

(i)	the total consideration (including cash, assumption of Indebtedness, seller earnest money paid and non-cash consideration, and net of acquired cash and Cash Equivalents) for all such Acquisitions (excluding the Transaction) of (x) assets located outside the United States and (y) Ownership Interests in a Person organized in a jurisdiction outside the United States, shall not exceed $20,000,000 in the aggregate during the term of this Agreement but excluding (i) any consideration consisting of Ownership Interests of the Borrower or the Net Proceeds (Ownership Interests) included in such consideration, in each case other than Disqualified Equity, and (ii) any assets or Ownership Interests that would otherwise be subject to this clause, the fair market value of which, in the good faith judgment of the Borrower, constitute less than 15% of the fair market value of all assets and Ownership Interests acquired as part of the applicable transaction or series of related transactions;

(j)	the Administrative Agent shall have received a certificate, in form and scope reasonably acceptable to the Administrative Agent, from the Borrower confirming that each of the conditions set forth in clauses (b), (c), (d), (e), and (i) in this definition to be satisfied by the Credit Parties (assuming, for such purpose, that any condition expressly within the discretion of the Administrative Agent or any Lender has been consented to or otherwise approved) have been satisfied prior to the consummation of such Acquisition; and

(k)	if the purchase price for such Acquisition is greater than $10,000,000, within a reasonable period of time following the consummation of such Acquisition, the Administrative Agent shall have received copies of all material transaction documents executed and delivered in connection with such Acquisition.

“Permitted Holders” shall mean (a) each of Irwin D. Simon, John Carroll, Ira J. Lamel, Ashish Gupta, Anuraag Agarwal and John M. McMillin and (b) any Related Person of the foregoing.

“Permitted Liens” shall mean, as applied to any Person:

(a)	any Lien given to secure the Obligations;

(b)	Liens for taxes, assessments, judgments, governmental charges or levies or claims not yet due and payable or the non-payment of which is being contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserves with respect thereto are set aside in accordance with GAAP or the amount of such Lien is fully bonded, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto;

(c)	Liens of carriers, warehousemen, landlords, mechanics, vendors, laborers and materialmen (solely to the extent arising by operation of law) incurred in the ordinary course of business for sums not overdue for more than thirty (30) days or, if overdue, that are being diligently contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserves with respect thereto are set aside in accordance with GAAP or the amount of such Lien is fully bonded, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto, or bonded or insured over;

(d)	Liens incurred in the ordinary course of business in connection with (i) worker’s compensation and unemployment insurance, social security obligations, assessments or government charges and (ii) public utility services when required by such utility in connection with the operations of the Borrower and its Subsidiaries;

(e)	easements, rights-of-way, zoning restrictions, licenses, reservations or restrictions on use, minor defects or irregularities in title (including leasehold title), and other similar encumbrances (or amendments to the foregoing) on the use of real property which do not individually or in the aggregate materially interfere with the ordinary conduct of the business of such Person or the use of such property, including encumbrances respecting minor encroachments by the property over neighboring lands and/or permitted under agreements with the owners of such other lands and minor encroachments over the property;

(f)	Liens filed in respect of financed assets, leased assets or Capital Lease Obligations or purchase money Indebtedness, conditional sale, or other title retention agreement, in each case to the extent permitted pursuant to Section 7.1; provided, that (i) any such Lien attaches only to the Property acquired with the proceeds of such Indebtedness and (ii) the principal amount of the Indebtedness secured thereby does not exceed the cost of such Property;

(g)	Liens on or in respect of deposits or pledges of cash or letters of credit posted in the ordinary course of business to secure (i) performance of statutory obligations, surety or appeal bonds, performance bonds, trade contracts, leases, government contracts, bids or tenders or similar obligations (other than for the repayment of Indebtedness); provided that, any such Lien attaches only to the cash collateral or letter of credit posted to secure such obligations; and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of Letters of Credit, bank guarantees or similar instruments for the benefit of) insurance carriers in respect of property, casualty or liability insurance provided by such insurance carriers;

(h)	judgment Liens which do not result in an Event of Default under Section 8.1(h);

(i)	Liens consisting of rights of set-off of a customary nature or bankers’ Liens on amounts on deposit, whether arising by contract or operation of law, incurred in the ordinary course of business;

(j)	Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into by it in connection with an Acquisition or Investment permitted hereunder;

(k)	Liens in existence on the Closing Date and disclosed on Schedule 1 attached hereto, including replacement Liens on Property subject to such Lien (but only such Property) in connection with Refinancing Indebtedness in respect of the underlying Indebtedness;

(l)	Liens disclosed by any survey or title insurance policies delivered to the Administrative Agent under this Agreement and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any Property other than the Property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that any Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m)	any Lien existing on any Property or asset prior to the acquisition thereof pursuant to a Permitted Acquisition by the Borrower or any Subsidiary or existing on any Property or asset of any Person that becomes a Subsidiary after (A) the date hereof prior to the time such Person becomes a Subsidiary so long as such Lien was not created in anticipation of such acquisition, (B) such Liens are applicable only to specific Property, (C) such Liens are not “blanket” or all assets Liens and (D) the Indebtedness and any refinancing thereof secured by such Liens is permitted under Section 7.1(h);

(n)	any interest or title of a lessor under any lease permitted by this Agreement;

(o)	(A) leases or subleases granted to others with respect to any of the Borrower’s or its Subsidiaries’ owned or leased real property not interfering in any material respect (i) with respect to all such owned or leased real property, with the business of the Borrower and its Subsidiaries, taken as a whole and (ii) with respect to headquarters locations or locations where material books and records are located, with the business of the Borrower and its Subsidiaries conducted at such location; and (B) in respect of subleases, Liens in favor of the lessor under the prime lease in the sublease and Liens consisting of an assignment of rents and related obligations thereunder;

(p)	licenses and sublicenses, including any such agreements related to intellectual property, granted to others not interfering in any material respect with the use of the applicable Property by Borrower or its Subsidiaries or any business of the Borrower and its Subsidiaries;

(q)	Liens filed in respect of true leases and subleases of the Borrower or any of its Subsidiaries and Liens arising from precautionary UCC financing statements regarding operating leases or consignment or bailee arrangements;

(r)	Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral or the Ownership Interests of the Borrower or any of the Material Subsidiaries, and (ii) such Liens only extend to the assets of any Foreign Subsidiary and secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 7.1(p);

(s)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business

(t)	additional Liens so long as the aggregate principal amount of all obligations so secured does not exceed $10,000,000 at any time outstanding; and

(u)	Liens on Receivables and related assets securing Attributable Receivables Indebtedness under the applicable Receivables Facility permitted to be incurred pursuant to this Agreement.

“Person” shall mean an individual, corporation, limited liability company, association, partnership, joint venture, trust or estate, an unincorporated organization, a government or any agency or political subdivision thereof, or any other entity.

“Personal Information” shall mean (i) any information that identifies or can be used to identify, alone or in the aggregate, a natural person, or (ii) any information or data that is defined as “personal information” or “personal data” under Data Protection Laws.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, or in respect of which the Borrower or any Credit Party or any Subsidiary of the Borrower could have any liability.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” shall mean IntraLinks/IntraAgency, SyndTrak, Debtdomain or similar electronic transmission system approved by the Administrative Agent.

“Pledge Agreement” shall mean a Pledge Agreement between the Borrower and any of the Borrower’s Subsidiaries which becomes a Guarantor hereto pursuant to Section 5.12 or otherwise and the Administrative Agent, for the benefit of the Secured Parties, each substantially in the form of Exhibit B attached hereto, in each case, as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms thereof.

“Pro Forma Basis” shall be determined in accordance with Section 1.5.

“Projections” shall have the meaning set forth in Section 4.1(q).

“Property” shall mean all types of real, personal or mixed property and all types of tangible or intangible property.

“PSA” shall mean the Packers and Stockyards Act, 1921, 7 U.S.C. Section 181, as amended together with all rules and regulations thereunder.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning set forth in Section 11.21.

“Qualified ECP Guarantor” shall mean, each Credit Party that is an “eligible contract participant” as defined in the Commodity Exchange Act or any regulations promulgated thereunder.

“Real Property Documentation” shall mean, with respect to each parcel or tract of the Mortgaged Real Estate, a Mortgage, mortgagee policy of title insurance in an amount not to exceed (a) 110% of the fair market value of the Mortgaged Real Estate in jurisdictions that impose mortgage recording taxes (or other such lower amount as the Administrative Agent may approve), all as subject to the title insurance regulations in the state where the Mortgaged Real Estate is located or (b) the amount of debt secured by such property (or other such lower amount as the Administrative Agent may approve), fixture filings (if applicable), environmental reports and assessments (if available), flood zone certificates, surveys, and such other instruments, documents and certificates as Administrative Agent may reasonably require, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Receivables” shall mean all accounts receivable (including all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Facility” shall mean any of one or more Receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any of its Subsidiaries sells (including in the form of a capital contribution or deferred purchase price evidenced by a deferred purchase price note) its Receivables to a Receivables Subsidiary or a Receivables SPV that in turn sells its Receivables or interests therein and related collateral to one or more Person or Persons (that are not the Borrower or any of its Subsidiaries) or grants a security interest in its Receivables or interests therein and related collateral to secure loans to the Receivables Subsidiary or a Receivables SPV from such Person or Persons, such a Receivables Facility is consummated pursuant to contracts, arrangements or agreements entered into on terms reasonably acceptable to the Administrative Agent.

“Receivables SPV” shall mean any Person who is not a Subsidiary of the Borrower that is a special purpose entity, variable interest entity or other bankruptcy remote entity created for the purpose of facilitating a receivables program.

“Receivables Subsidiary” shall mean any wholly-owned Subsidiary of the Borrower (a) formed for the purpose of, and that solely engages only in, one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto and (b) designated to the Administrative Agent as a Receivables Subsidiary within thirty (30) days of the creation or formation thereof. Any such designation shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certificate of a financial officer of the Borrower certifying that, to the best of such officer’s Knowledge and belief, such designation complied with the foregoing requirements.

“Refinancing Indebtedness” shall mean refinancings, renewals, or extensions of Indebtedness; provided that the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension.

“Register” shall have the meaning set forth in Section 11.5(d).

“Related Person”, with respect to any Permitted Holder, shall mean: (1) any spouse or immediate family member of such Permitted Holder, any trust created for the benefit of such individual or such individual’s estate, executor, administrator, committee or beneficiaries; (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding all the interests of which consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1) or (3) any wholly-owned Subsidiary of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1).

“Release” shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Replacement Lender” shall have the meaning set forth in Section 2.2(e)(iv).

“Request for Advance” shall mean a certificate designated as a “Request for Advance,” signed on the Borrower’s behalf by an Authorized Signatory, vice president of finance or controller of the Borrower requesting an Advance hereunder, which shall be in substantially the form of Exhibit J attached hereto, and shall, (a) specify the date of the Advance, which shall be a Business Day, the amount of the Advance, the Interest Rate Basis for the Advance, and, with respect to LIBOR Advances, the Interest Period selected by the Borrower, (b) if applicable, specify the Applicable Margin then in effect, (c) state that the requirements of Section 3.2 have been satisfied and (d) with respect to any Incremental Facility Advance, state generally the purposes for which such proceeds shall be utilized.

“Request for Issuance of Letter of Credit” shall mean any certificate signed on the Borrower’s behalf by an Authorized Signatory, vice president of finance or controller or officer with similar authority of the Borrower requesting that the Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit K attached hereto and shall, among other things, state (a) the stated amount of the Letter of Credit, (b) the effective date for the issuance of the Letter of Credit (which shall be a Business Day), (c) the date on which the Letter of Credit is to expire (which shall be a Business Day), (d) the Person for whose benefit such Letter of Credit is to be issued, (e) that the requirements of Section 3.3 have been satisfied and (f) other relevant terms of such Letter of Credit.

“Request for Swing Line Loan” shall mean a certificate designated as a “Request for Swing Line Loan,” signed on the Borrower’s behalf by an Authorized Signatory of the Borrower requesting a Swing Line Loan hereunder, which shall be in substantially the form of Exhibit L attached hereto, and shall, among other things, (a) specify the date of the Advance, which shall be a Business Day and the amount of the Swing Line Loan, and (b) state that the requirements of Section 3.2 have been satisfied.

“Required Lenders” shall mean, at any date of determination, Lenders the total of whose outstanding Loans and unused portion of the Commitments exceeds fifty percent (50%) of the outstanding Loans and unused portion of the Commitments of all Lenders entitled to vote hereunder; provided that (x) if at any time there are only two (2) Lenders, Required Lenders shall mean both Lenders and (y) if at any time there are more than two (2) Lenders, Required Lenders shall mean at least two (2) Lenders. The Loans and unused portion of the Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. For purposes of this definition each Lender, each Affiliate of such Lender, and each Approved Fund of such Lender shall be treated as a single Lender.

“Required Revolving Lenders” shall mean, at any date of determination, Revolving Lenders the total of whose outstanding Revolving Loans and unused Revolving Commitments exceeds fifty percent (50%) of the outstanding Revolving Loans and unused Revolving Commitments of all Revolving Lenders entitled to vote hereunder; provided that (x) if at any time there are only two (2) Revolving Lenders, Required Revolving Lenders shall mean both Revolving Lenders and (y) if at any time there are more than two (2) Revolving Lenders, Required Revolving Lenders shall mean at least two (2) Revolving Lenders. The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time. For the purposes of this definition, each Lender, each Affiliate of such Lender, and each Approved Fund of such Lender, shall be treated as a single Lender.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” shall mean (a) any direct or indirect distribution, dividend or other payment to any Person (other than to the Borrower or any Subsidiary of the Borrower) on account of any Ownership Interests in the Borrower or any of its Subsidiaries (other than (i) dividends payable solely in common stock of or other Ownership Interests in such Person not constituting Disqualified Equity and (ii) stock splits), including, without limitation, any direct or indirect distribution, dividend or other payment to any Person (other than to the Borrower or any Subsidiary of the Borrower) on account of any warrants or other rights or options to acquire Ownership Interests of the Borrower or any of its Subsidiaries (other than payments or distributions made to satisfy any tax due upon the vesting of any incentive equity security, including the exercise of an option, held by any employee or former employee, including their respective beneficiaries, of the Borrower), (b) any payment of principal of, or interest on, or payment into a sinking fund for the retirement of, or any defeasance of any Junior Debt, or (c) any management, consulting or similar fees, or any interest thereon, payable by the Borrower or any of its Subsidiaries to any of their respective Affiliates (other than such fees and interest payable to the Borrower or any of its Subsidiaries).

“Restricted Purchase” shall mean any payment (including, without limitation, any sinking fund payment, prepayment or installment payment) on account of the purchase, redemption, defeasance or other acquisition or retirement of any Ownership Interest in the Borrower or any of its Subsidiaries, including, without limitation, any warrants or other rights or options to acquire shares of capital stock or other Ownership Interests in the Borrower or of any of its Subsidiaries or any loan, advance, release or forgiveness of Indebtedness by the Borrower or any of its Subsidiaries to any partner, shareholder or Affiliate (other than to the Borrower or a Subsidiary of the Borrower) of any such Person.

“Revolving Commitment” shall mean the several obligations of the Revolving Lenders to fund their respective portions of the Revolving Loans to the Borrower and to acquire participations in Letters of Credit hereunder in accordance with their respective Revolving Commitment Ratios in the aggregate sum of up to $50,000,000, pursuant to the terms hereof, as such obligations may be reduced and increased from time to time, pursuant to the terms hereof.

“Revolving Commitment Ratio” shall mean with respect to any Lender with an obligation to fund under the Revolving Commitment, the percentage equivalent of the ratio which such Lender’s portion of the Revolving Commitment bears to the aggregate amount of the Revolving Commitment (as each may be adjusted from time to time as provided herein); and “Revolving Commitment Ratios” shall mean, with respect to the Revolving Commitment, Revolving Commitment Ratios of all the Lenders with respect to the Revolving Commitment. As of the Closing Date, the Revolving Commitment Ratios of the Lenders party to this Agreement (together with the dollar amount of their respective portion of the Revolving Commitment) are as set forth on Schedule 5 attached hereto.

“Revolving Lenders” shall mean those Lenders having a Revolving Commitment.

“Revolving Loan Notes” shall mean, collectively, those certain Revolving Loan Notes dated as of the Closing Date and issued to each of the Lenders with a Revolving Commitment who requests such a Revolving Loan Note by the Borrower and any other promissory note issued by the Borrower to evidence the Revolving Loans pursuant to this Agreement, each substantially in the form of Exhibit M attached hereto, and any extensions, renewals, or amendments to, or replacements of, the foregoing.

“Revolving Loans” shall mean, collectively, those amounts advanced by the Revolving Lenders to the Borrower under the Revolving Commitment (whether in the form of LIBOR Advances or Base Rate Advances) not to exceed the amount of the Revolving Commitment at any time.

“Revolving Maturity Date” shall mean June 25, 2025, or such earlier date as payment of the Revolving Loans shall be due (whether by acceleration, reduction of the Revolving Commitment to zero or otherwise, in each case, in accordance with and subject to the terms and conditions hereof).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of S&P Global Inc., or any successor thereto.

“Sale-Leaseback Transaction” shall have the meaning set forth in Section 7.11.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is the subject of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea Region of Ukraine).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury, or other relevant sanctions authority; (b) any Person operating, organized or resident in a Sanctioned Country; or (c) any Person that is 50% or more owned, directly or indirectly, individually or in the aggregate, or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in the foregoing clauses (a) and (b).

“Sanctions” shall mean any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction (a) in which the Borrower or any of its Subsidiaries or Affiliates is located, organized or conducts business, (b) in which any of the proceeds of the Loans will be used, or (c) from which repayment of the Loans will be derived.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Lenders, the Issuing Bank, the Interest Hedge Banks, the Bank Products Banks, the Other Hedge Banks, and each co-agent or sub-agent appointment by the Administrative Agent from time to time pursuant to Section 9.14, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Security Agreement” shall mean that certain Security Agreement dated as of the Closing Date between the Borrower, its Subsidiaries (including any of the Borrower’s Subsidiaries which becomes a Guarantor hereto pursuant to Section 5.12 or otherwise) and the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit C attached hereto, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, any Foreign Pledge Agreement, any Mortgages, any Trademark Security Agreement, any Copyright Security Agreement, any Patent Security Agreement, any debenture delivery agreements, any collateral assignment, and any other agreement or instrument providing or perfecting Collateral for the Obligations whether now or hereafter in existence, and providing the Administrative Agent, for the ratable benefit of the Secured Parties with Collateral for the Obligations, and any filings, registrations, instruments, agreements, and documents related to the foregoing.

“Security Interest” shall mean all Liens in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, created hereunder or under any of the Security Documents to secure the Obligations.

“Seller” shall have the meaning set forth in the Preamble.

“SOFR” with respect to any day shall mean the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvency Certificate” shall mean a certificate dated as of the Closing Date, substantially in the form of Exhibit D attached hereto, signed on behalf of the Borrower by an Authorized Signatory, together with any schedules, exhibits or annexes appended thereto.

“Solvent” shall mean, with respect to the Borrower and its Subsidiaries on a particular date, that on such date (a) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (b) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (c) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature. Capitalized terms used in this definition and not otherwise defined in this Agreement shall have the meanings given to them in the Solvency Certificate.

“Specified Acquisition Representations” shall mean the representations and warranties made by or on behalf of the Seller and/or the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or its Affiliates have the right to terminate their obligations under the Acquisition Agreement or to decline to consummate the Transaction as a result of the failure of such representations or warranties to be true and correct.

“Specified Representations” shall mean those representations (in each case, with respect to the Credit Parties) made in Sections 4.1(a), (b), (c), (d)(i) and (iii), (f), (n), (o), (r) (subject to the last paragraph of Section 3.1), (s), (y)(iv), the last two sentences of (aa), and (bb).

“Standby Letter of Credit” shall mean any letter of credit issued by the Issuing Bank in accordance with the terms hereof to support obligations of the Borrower or its Subsidiaries incurred in the ordinary course of business or in connection with any transaction permitted under this Agreement.

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding Ownership Interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, or (b) any other entity which is directly or indirectly Controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

“Subsidiary Guaranty” shall mean that certain Subsidiary Guaranty, in favor of the Administrative Agent, for the benefit of the Secured Parties, given by the Subsidiaries of the Borrower (including any Subsidiary that becomes a Guarantor hereto pursuant to Section 5.12 or otherwise), substantially in the form of Exhibit E attached hereto, in each case, as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms thereof.

“Supported QFC” shall have the meaning set forth in Section 11.21.

“Swing Line Commitment” shall mean the commitment of the Swing Line Lender to make Swing Line Loans up to an aggregate amount outstanding at any time of $10,000,000.

“Swing Line Lender” shall mean The Toronto-Dominion Bank, New York Branch, in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loans” shall mean an Advance made by the Swing Line Lender for the account of the Borrower under the Swing Line Commitment.

“Swing Line Maturity Date” shall mean the Revolving Maturity Date, or such earlier date as payment of the Swing Line Loans shall be due (whether by acceleration, reduction of the Revolving Commitment to zero or otherwise).

“Swing Line Note” shall mean that certain Swing Line Note in the aggregate original principal amount not to exceed the initial Swing Line Commitment, and issued to the Swing Line Lender by the Borrower and any other promissory note issued by the Borrower to evidence the Swing Line Loans pursuant to this Agreement substantially in the form of Exhibit O attached hereto and any extensions, renewals, or amendments to, or replacements of, the foregoing.

“Syndication Agent” shall mean BofA Securities, Inc.

“Target” shall have the meaning set forth in the Preamble.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” shall mean the several obligations of the Lenders to fund their respective portions of the Term Loans to the Borrower pursuant to the terms hereof and in accordance with their respective Term Loan Commitment Ratios in the aggregate sum of $140,000,000 pursuant to the terms hereof.

“Term Loan Commitment Ratios” shall mean the percentages in which the Lenders are severally bound to fund their respective portions of Advances to the Borrower under the Term Loan Commitment, which are set forth (together with dollar amounts) as of the Closing Date on Schedule 5 attached hereto.

“Term Loan Maturity Date” shall mean shall mean June 25, 2025, or such earlier date as payment of the Term Loans shall be due (whether by acceleration or otherwise, in each case, in accordance with and subject to the terms and conditions hereof).

“Term Loan Notes” shall mean, collectively, those certain Term Loan Notes dated as of the Closing Date, in the aggregate principal amount of the amount determined in accordance with the definition of Term Loan Commitment, and issued to each of the Lenders with outstanding Term Loans who requests such a Term Loan Note by the Borrower and any other promissory note issued by the Borrower to evidence the Term Loans pursuant to this Agreement, each substantially in the form of Exhibit N attached hereto, and any extensions, renewals, or amendments to, or replacements of, the foregoing.

“Term Loans” shall mean, collectively, (a) the amounts advanced by the Lenders to the Borrower under the Term Loan Commitment as Base Rate Advances or LIBOR Advances, not to exceed the amount of the Term Loan Commitment and evidenced by the Term Loan Notes, as applicable, and (b) if any, the Incremental Facility Loans.

“Term SOFR” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period” shall mean the most recently ended four (4) Fiscal Quarter period for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1 or 6.2, as applicable (or with respect to periods prior to the first Fiscal Quarter for which financial statements pursuant to such Sections have been delivered, the four (4) consecutive Fiscal Quarters of the Target then last ended).

“Total Debt” shall mean, for the Borrower and its Subsidiaries on a consolidated basis as of any date, the sum (without duplication) of the principal amount of all Indebtedness for Money Borrowed of the Borrower and its Subsidiaries determined in accordance with GAAP.

“Trademark Security Agreement” shall mean any Trademark Security Agreement among any of the Borrower or a Subsidiary of the Borrower and the Administrative Agent, for the benefit of the Secured Parties, or similar agreements, each in form and substance reasonably satisfactory to the Administrative Agent, in each case, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Transaction” shall have the meaning set forth in the Preamble.

“UCC” shall have the meaning set forth in Section 1.2.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unencumbered Cash” shall mean unrestricted and unencumbered (other than any Liens granted under the Loan Documents, Liens permitted under any applicable account control agreement executed in connection with this Agreement and, for the accounts described in Section 7.14(a), (b) and (c), Liens under clause (i) of the definition of Permitted Liens) cash and Cash Equivalents of Borrower and its Subsidiaries, on a consolidated basis, that are either held (x) in a pledged deposit or securities account that is located in the U.S or (y) in a deposit or securities account that is located outside the U.S. to the extent such cash and Cash Equivalents is not prohibited or delayed by Applicable Law of an applicable non-US jurisdiction from being repatriated to the Borrower or any other Subsidiary that is not subject to any such prohibition or delay.

“U.S.” shall mean the United States of America.

“U.S. Dollars” and the sign “$” shall mean lawful money of the United States of America.

“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 11.21.

“Voluntary Prepayment” shall mean a prepayment made in any Fiscal Year of the Borrower pursuant to Section 2.7 of principal of (a) the Term Loans to the extent that such prepayment (i) reduces the scheduled installments of principal due in respect of Term Loans as set forth in Section 2.8 in any subsequent Fiscal Year and (ii) did not occur in connection with a refinancing of such Term Loans and (b) the Revolving Loans to the extent such prepayments are accompanied by a permanent reduction of the Revolving Commitment, in each case of clauses (a) and (b), so long as such prepayments are made with Internally Generated Funds.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the remaining aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity or other required payment of principal.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2           Other Definitional Provisions. All definitions contained in the Loan Documents are equally applicable to the singular and plural forms of the terms defined. Unless the context clearly states otherwise, the use of “include” or “including” shall be by way of example rather than by limitation. The words “hereof,” “herein” and “hereunder” and words of similar import in any Loan Document refer to such Loan Document as a whole and not to any particular provision of such Loan Document. The term “continuing,” “continuation” or “continuance” shall mean, in reference to any Default or Event of Default that has occurred, that such Default or Event of Default has not been either cured or waived in writing by the Required Lenders or all Lenders, as applicable, in accordance with Section 11.12. Unless otherwise specified, all Article and Section references in any Loan Document pertain to such Loan Document. Terms used herein or in any Security Document that are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof (the “UCC”), unless otherwise defined herein or in such Security Document, shall have the meanings specified in the UCC. All references in any Loan Document to any agreement shall be deemed to mean and refer to such agreement as it may be amended, restated, modified or supplemented from time to time, except as otherwise expressly provided in such reference or otherwise expressly prohibited by the terms of such Loan Document, including, without limitation (with respect to this Agreement), pursuant to Section 7.3. The preamble and recitals to any Loan Document are incorporated in such Loan Document by reference.

Section 1.3           Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division (whether under Delaware law or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Ownership Interests at such time.

Section 1.4           Disclaimer of Liability on the LIBOR Successor Rate. The interest rate on LIBOR Advances is calculated by reference to LIBOR. LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the IBA for purposes of IBA setting LIBOR. As a result, it is possible that commencing in 2022, LIBOR may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Loans where the interest rate is calculated by reference to LIBOR. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, Section 10.6 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 10.6, of any change to the reference rate upon which the interest rate on LIBOR Advances is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of LIBOR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 10.6, whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 10.6), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, LIBOR or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.5           Pro Forma Calculations and Adjustments.

(a)	For purposes of calculating the compliance of any transaction with any provision hereof that requires such compliance to be on a “Pro Forma Basis”, such transaction shall be deemed to have occurred (other than for purposes of calculating Excess Cash Flow) as of the first day of the most recently ended Test Period. Notwithstanding anything to the contrary herein, Consolidated Total Net Leverage Ratio and Fixed Charge Coverage Ratio shall each be calculated on a Pro Forma Basis with respect to each relevant transaction occurring during the applicable four (4) Fiscal Quarter period to which such calculation relates, and/or subsequent to the end of such four (4) Fiscal Quarter period but not later than the date of such calculation; provided that, notwithstanding the foregoing, when calculating (x) the Consolidated Total Net Leverage Ratio for purposes of (i) determining applicable percentage of Excess Cash Flow, (ii) Applicable Margin, and (y) the Consolidated Total Net Leverage Ratio and the Fixed Charge Coverage Ratio for the purposes of determining actual compliance (and not pro forma compliance or compliance on a Pro Forma Basis) with the financial covenants set forth in Section 7.8, any relevant and any related adjustment contemplated in the definition of Pro Forma Basis that occurred subsequent to the end of the applicable four (4) quarter period shall not be given pro forma effect.

(b)	In connection with the compliance with any test, covenant, or calculation of any ratio hereunder upon giving effect to a transaction on a “Pro Forma Basis”, (i) any Indebtedness incurred, acquired or assumed, or repaid, by the Borrower or any of its Subsidiaries in connection with such transaction (or any other transaction which occurred during the relevant Test Period) shall be deemed to have been incurred, acquired or assumed, or repaid, as the case may be, as of the first day of the relevant Test Period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations, (iii) such calculation shall be made without regard to the netting of any cash proceeds of Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with such transaction (but without limiting the pro forma effect of any prepayment of Indebtedness with such cash proceeds), (iv) if any Indebtedness incurred, acquired or assumed in connection with such transaction is in the nature of a revolving credit facility, the entire principal amount of such facility shall be deemed to have been drawn, and (v) all other adjustments with respect to such transaction shall be reasonably satisfactory to the Administrative Agent.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

Section 2.1           The Loans and Letters of Credit.

(a)	Revolving Loans. The Revolving Lenders agree, severally, in accordance with their respective Revolving Commitment Ratios and not jointly, upon the terms and subject to the conditions of this Agreement to lend and relend to the Borrower, prior to the Revolving Maturity Date, amounts which do not exceed, in the aggregate, at the time of any Advance under the Revolving Commitment, the amount of the Available Revolving Commitment as then in effect. Subject to the terms and conditions hereof, Advances under the Revolving Commitment may be repaid and reborrowed from time to time on a revolving basis.

(b)	Term Loans. The Lenders having a Term Loan Commitment agree, severally, in accordance with their respective Term Loan Commitments and not jointly, upon the terms and subject to the conditions of this Agreement to lend to the Borrower, on the Closing Date, amounts which do not exceed, in the aggregate, the Term Loan Commitments of all Lenders with a Term Loan Commitment. Once repaid, Advances under the Term Loan Commitment may not be reborrowed.

(c)	[Reserved.]

(d)	The Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower or any Subsidiary thereof pursuant to Section 2.16 in an aggregate amount at the time of issuance of any Letter of Credit hereunder not to exceed the Available Letter of Credit Commitment then in effect.

(e)	Swing Line Loans. The Swing Line Lender agrees, on the terms and conditions of this Agreement, and from time to time prior to the Swing Line Maturity Date to make Advances to the Borrower on any Business Day in amounts which do not exceed, in the aggregate, at the time of any Advance under the Swing Line Commitment, the amount of such Swing Line Lender’s Swing Line Commitment. Subject to the terms and conditions hereof, Advances under the Swing Line Commitment may be repaid and reborrowed from time to time on a revolving basis.

Section 2.2           Manner of Borrowing and Disbursements.

(a)	Choice of Interest Rate, Etc. All Advances shall be made in U.S. Dollars only and shall, at the option of the Borrower, be made as a LIBOR Advance or Base Rate Advance, as specified in each Request for Advance therefor; provided, however, at such time as there shall have occurred and be continuing an Event of Default hereunder, the Borrower shall not have the right to receive or Continue a LIBOR Advance. Any notice given to the Administrative Agent in connection with a requested Advance hereunder shall be given to the Administrative Agent prior to 11:00 A.M. (New York, New York time) in order for such Business Day to count toward the minimum number of Business Days required in this Section 2.2. LIBOR Advances shall in all cases be subject to Section 2.3(e) and Article 10.

(b)	Base Rate Advances.

(i)	Advances. The Borrower shall give the Administrative Agent, in the case of Base Rate Advances, at least one (1) Business Day’s prior written notice prior to 11:00 A.M. (New York, New York time) on such date that notice is given, in each case in the form of a Request for Advance or prior telephonic notice followed immediately by a Request for Advance; provided, however, that the Borrower’s failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Administrative Agent; provided, further that any notice with respect to a Base Rate Advance under the Swing Line Commitment may be delivered prior to 11:00 A.M. (New York, New York time) on the date of such Advance.

(ii)	Repayments and Conversions. The Borrower may (A) repay or prepay a Base Rate Advance without regard to its Payment Date, (i) with respect to Base Rate Advances that are Revolving Loans, at any time without prior written notice, and (ii) with respect to Base Rate Advances that are Term Loans, upon prior written notice in the form of a Notice of Conversions, Continuations, or Prepayments received prior to 11:00 A.M. (New York, New York time) one (1) Business Day prior to such repayment or prepayment or telephonic notice followed immediately by a Notice of Conversions, Continuations, or Prepayments, (B) Continue all or a portion of the principal amount of any Base Rate Advance (other than a Swing Line Loan) as a Base Rate Advance upon prior written notice in the form of a Notice of Conversions, Continuations, or Prepayments received prior to 11:00 A.M. (New York, New York time) one (1) Business Day prior to such continuance, (C) upon at least three (3) Business Days’ prior written notice, prior to 11:00 A.M. (New York, New York time) on such date that notice is given, in the form of a Notice of Conversions, Continuations, or Prepayments, or telephonic notice followed immediately by a Notice of Conversions, Continuations, or Prepayments, Convert all or a portion of the principal of any Base Rate Advance (other than a Swing Line Loan) as one or more LIBOR Advances, or (D) elect to not reborrow all or any portion of a Base Rate Advance. On the date indicated by the Borrower, such Base Rate Advance shall be so Continued or Converted, as applicable. The failure to give timely notice hereunder with respect to the Payment Date of any Base Rate Advance (other than a Swing Line Loan) shall be considered a continuation of a Base Rate Advance.

(c)	LIBOR Advances.

(i)	Advances. Upon request of the Borrower, the Administrative Agent, whose determination shall be conclusive absent manifest error, shall determine the LIBOR Basis and shall notify the Borrower of such LIBOR Basis. The Borrower shall give the Administrative Agent, in the case of LIBOR Advances, at least three (3) Business Days’ irrevocable prior written notice prior to 11:00 A.M. (New York, New York time) on such date that notice is given, in the form of a Request for Advance or prior telephonic notice followed immediately by a Request for Advance; provided, however, that the Borrower’s failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Administrative Agent. Upon receipt of each such notice from the Borrower, the Administrative Agent shall promptly notify each Lender by telephone (followed by telecopy) or telecopy of the contents thereof.

(ii)	Conversions and Continuations. Prior to 11:00 A.M. (New York, New York time) at least three (3) Business Days prior to the Payment Date for each LIBOR Advance, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form of a Notice of Conversions, Continuations or Prepayments or prior telephonic notice followed promptly by a Notice of Conversions, Continuations or Prepayments specifying whether (A) all or a portion of such LIBOR Advance is to be Continued in whole or in part as one or more LIBOR Advances, (B) all or a portion of such LIBOR Advance is to be Converted in whole or in part as a Base Rate Advance, or (C) all or a portion of such LIBOR Advance is to be repaid. The failure to give such notice shall be considered a request to Continue such LIBOR Advance with a period of one (1) month. Upon such Payment Date such LIBOR Advance will, subject to the provisions hereof, be so Continued, Converted or repaid, as applicable. Upon receipt of each such notice from the Borrower, the Administrative Agent shall promptly notify each Lender by telephone (followed by telecopy) or telecopy of the contents thereof.

(d)	Notification of Lenders. Upon receipt of a Request for Advance or a Notice of Conversions, Continuations or Prepayments from the Borrower with respect to any outstanding Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly but no later than the close of business on the day of such notice notify each Lender by telephone (followed promptly by telecopy) or telecopy of the contents thereof and the amount of such Lender’s portion of the Advance. Each Lender shall, not later than 2:00 P.M. (New York, New York time) on the date of borrowing specified in such notice, make available to the Administrative Agent at the Administrative Agent’s Account, or at such other account as the Administrative Agent shall designate, the amount of its portion of any Advance which represents an additional borrowing hereunder in immediately available funds.

(e)	Disbursement.

Promptly on the date of an Advance hereunder (other than in connection with a Continuation or Conversion), the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Section 3.2, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (A) transferring the amounts so made available by wire transfer pursuant to the Borrower’s instructions, or (B) in the absence of such instructions, crediting the amounts so made available to the account of the Borrower set forth herein below (or such other account as the Borrower shall direct in writing):

Bank Name:	[***]
Account Name:	[***]
Routing Number:	[***]
Account Number:	[***]

(i)	Unless the Administrative Agent shall have received notice from a Lender prior to 2:00 P.M. (New York, New York time) (A) in the case of a Base Rate Advance, on the date of such Advance or (B) in the case of a LIBOR Advance, two (2) Business Days prior to the date of such Advance, that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may (although it is not its current practice to do so) in its sole discretion and in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent the Lender does not make such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate.

(ii)	If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement. If such Lender does not repay such corresponding amount within one (1) Business Day of the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, with interest at the Interest Rate Basis applicable to such Advance; which payment may be made by an Advance of a Revolving Loan. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

(iii)	In the event that a Lender for any reason becomes a Defaulting Lender, then, until such time as such Defaulting Lender ceases to be a Defaulting Lender in accordance with Section 2.2(e)(v), (A) such Defaulting Lender shall not have the right to vote, unless such Defaulting Lender is a Defaulting Lender solely under subclause (e) of the definition thereof and the bankruptcy court has issued an order which reaffirms such Defaulting Lender’s Loans and, if any, Commitments hereunder, regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document, and such Defaulting Lender’s portion of the Loans shall not be counted as outstanding for purposes of determining the Lenders entitled to vote hereunder (provided that such Defaulting Lender shall not have its Maturity Date postponed, its Commitments increased or extended, or amounts due to it postponed or permanently reduced (other than by way of payment) or be otherwise disproportionately affected without its consent), and (B) no such Defaulting Lender shall have the right to receive payments of principal, interest or fees from the Borrower, the Administrative Agent or the other Lenders in respect of its portion of the Loans until such Defaulting Lender ceases to be a Defaulting Lender, except as expressly permitted herein.

(iv)	The Borrower at its own cost and expense may designate an Eligible Assignee (a “Replacement Lender”) to assume all or any part of the Commitments and the obligations of any such Defaulting Lender hereunder, and to purchase the outstanding Loans of such Defaulting Lender and such Defaulting Lender’s rights hereunder and with respect thereto, and within ten (10) Business Days after such designation the Defaulting Lender shall (x) sell to such Replacement Lender, without recourse upon, warranty by or expense to such Defaulting Lender, by way of an Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto, for a purchase price equal to (unless such Defaulting Lender agrees to a lesser amount) the outstanding principal amount of the Loans of such Defaulting Lender, plus all interest accrued and unpaid thereon and all other amounts owing to such Defaulting Lender hereunder, including without limitation, any amount which would be payable to such Defaulting Lender pursuant to Section 2.11, and (y) assign to such Replacement Lender the Commitments of such Defaulting Lender. In the event any Defaulting Lender fails to execute the Assignment and Assumption Agreement in connection with an assignment pursuant to this Section, the Borrower may, upon two (2) Business Days’ prior notice to the Defaulting Lender, execute such agreement on behalf of the Defaulting Lender, and each such Lender hereby grants to the Borrower an irrevocable power of attorney (which shall be coupled with an interest) for such purpose. Upon such assumption and purchase by the Replacement Lender and subject to acceptance and recording of such Assignment and Assumption Agreement by the Administrative Agent pursuant to Section 11.5(d), such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Defaulting Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of the Commitments).

(v)	If the Borrower, the Administrative Agent and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.3           Interest.

(a)	On Base Rate Advances. Interest on each Base Rate Advance shall be computed on the basis of a year of 365/366 days (360 days to the extent based on the Federal Funds Rate) for the actual number of days elapsed (which shall include the first day of such Interest Period but exclude the last day) and shall accrue daily and be payable in U.S. Dollars at the Base Rate Basis for such Advance, in arrears on the applicable Payment Date. Interest on Base Rate Advances then outstanding shall also be due and payable in U.S. Dollars on the applicable Maturity Dates.

(b)	On LIBOR Advances. Interest on each LIBOR Advance shall be computed on the basis of a 360-day year for the actual number of days elapsed (which shall include the first day of such Interest Period but exclude the last day). Interest on each LIBOR Advance shall accrue and be payable in U.S. Dollars at the LIBOR Basis for such Advance, in arrears on the applicable Payment Date, and, in addition, if the Interest Period for a LIBOR Advance exceeds three (3) months, interest on such LIBOR Advance shall also be due and payable in arrears on every three-month anniversary of the beginning of such Interest Period. Interest on LIBOR Advances then outstanding shall also be due and payable in U.S. Dollars on the applicable Maturity Dates.

(c)	Interest if no Notice of Selection of Interest Rate Basis. If the Borrower fails to give the Administrative Agent timely notice of its selection of an Interest Rate Basis, or if for any reason a determination of a LIBOR Basis for any Advance is not timely concluded, the Base Rate Basis shall apply to such Advance. In the event the Borrower fails to specify an Interest Period for any LIBOR Advance in the applicable Request for Advance or Notice of Conversions, Continuations or Prepayments, the Borrower shall be deemed to have selected an Interest Period of one (1) month.

(d)	Interest Upon Default. Immediately upon the occurrence and during the continuance of an Event of Default under Section 8.1(b), (f) or (g), the outstanding principal balance of the Loans shall bear interest at the Default Rate. Upon the occurrence and during the continuance of any Event of Default, other than any Event of Default pursuant to Section 8.1(b), (f) or (g), at the Required Lenders’ discretion and upon written notice to the Borrower, the outstanding principal balance of the Loans shall bear interest at the Default Rate. Such interest shall be payable by the Borrower on written demand of the Administrative Agent or, if not sooner demanded, on the next Payment Date and shall accrue from the occurrence of such Event of Default until the earliest of (i) cure or waiver of the applicable Event of Default, (ii) agreement by the Required Lenders to rescind the charging of interest at the Default Rate, and (iii) Payment in Full of the Obligations.

(e)	LIBOR Advances. At no time may the number of outstanding LIBOR Advances exceed eight (8).

Section 2.4           Fees.

(a)	Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each of the Lenders in accordance with its respective Revolving Commitment Ratio, a commitment fee equal to the Available Revolving Commitment (less any outstanding Letters of Credit but not any Swing Line Loans for purposes of this calculation) multiplied by the Commitment Fee Rate; provided that the Borrower shall not be required to pay any amount described in this Section 2.4(a) for the account of any Defaulting Lender for any period during which such Lender is and continues to be a Defaulting Lender. Such commitment fees shall be computed on the basis of a 360-day year for the actual number of days elapsed (which shall include the first day of such period but exclude the last day), shall be payable quarterly in arrears on the last Business Day of each calendar quarter, and shall be fully earned when due, and shall be non-refundable when paid. A final payment of any commitment fee then payable shall also be due and payable on the Revolving Maturity Date.

(b)	Letter of Credit Fees.

(i)	The Borrower shall pay to the Issuing Bank for its own account (A) a fee on the undrawn face amount of any outstanding Letter of Credit from the date of issuance through the earlier to occur of (1) the expiration date of each such Letter of Credit and (2) the surrender thereof to the Issuing Bank for cancellation at a rate of one-quarter of one percent (0.25%) per annum, which fee shall be computed on the basis of a 360-day year for the actual number of days elapsed, and (B) any reasonable and customary fees charged by the Issuing Bank for issuance and administration of such Letters of Credit, each of which fees shall be payable quarterly in arrears on the last Business Day of each calendar quarter and shall be fully earned when due and non-refundable when paid. A final payment of such letter of credit fees shall also be due and payable on the Revolving Maturity Date.

(ii)            The Borrower shall also pay to the Administrative Agent for the account of each of the Lenders in accordance with their respective Revolving Commitment Ratios, a fee on the undrawn face amount of any outstanding Letters of Credit for each day from the date of issuance thereof through the expiration date for each such Letter of Credit at a rate per annum equal to the Applicable Margin for LIBOR Advances under the Revolving Commitment as set forth in the definition of Applicable Margin; provided that the Borrower shall not be required to pay any amount for the account of any Defaulting Lender for any period during which such Lender is and continues to be a Defaulting Lender. Such letter of credit fee shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable quarterly in arrears for each quarter on the last Business Day of each calendar quarter and shall be fully earned when due and non-refundable when paid. A final payment of all letter of credit fees shall also be due and payable on the Revolving Maturity Date.

Section 2.5           Mandatory Commitment Reduction.

(a)	Revolving Commitment. The Revolving Commitment shall be automatically and permanently reduced to zero (0) on the close of business on the Revolving Maturity Date.

(b)	Swing Line Commitment. The Swing Line Commitment shall be automatically and permanently reduced from time to time on the date of each reduction of the Revolving Commitment by the amount, if any, by which the amount of the Swing Line Commitment exceeds the Revolving Commitment after giving effect to any such reduction of the Revolving Commitment.

Section 2.6           Optional Commitment Reductions. The Borrower shall have the right, at any time and from time to time after the Closing Date, upon at least three (3) Business Days’ prior written notice which written notice shall be a Notice of Conversions, Continuations or Prepayments in substantially the form set forth on Exhibit G attached hereto to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Commitment on a pro rata basis among the Lenders holding Revolving Commitments; provided, however, that any such partial reduction shall be made in an amount not less than $250,000 and in integral multiples of not less than $100,000 (unless reducing the applicable Commitment to zero); provided, further, that the Borrower may permanently reduce the Revolving Commitment of any Defaulting Lender or Non-Consenting Lender in accordance with Section 2.2(e)(iv) and Section 11.12(b), respectively. As of the date of cancellation or reduction set forth in such notice, the Revolving Commitment shall be permanently reduced to the amount stated in the Borrower’s notice for all purposes herein, and the Borrower shall pay to the Administrative Agent for the Lenders the amount necessary to reduce the principal amount of the Revolving Loans and the Letter of Credit Obligations, then outstanding, to not more than the amount of the Revolving Commitment, as so reduced, together with accrued interest on the amount so prepaid and, on the last day of the calendar quarter in which such reduction is made, commitment fees accrued through the date of the reduction with respect to the amount reduced.

Section 2.7           Optional Prepayments.

(a)	Permitted Prepayments. Any time and from time to time:

(i)            with respect to Base Rate Advances, the Borrower may prepay any such Loans on any Business Day in whole or in part without premium or penalty, in minimum amounts of $250,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount if the outstanding amount of such Advances is less than the foregoing thresholds);

(ii)            with respect to LIBOR Advances, the Borrower may prepay any such Loans on any Business Day in whole or in part without premium or penalty, subject to Section 2.11, in minimum amounts of $250,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount if the outstanding amount of such Advances is less than the foregoing thresholds); and

(iii)            anything in this Agreement to the contrary notwithstanding, prepayments of Incremental Facility Loans shall be subject to the terms of the related Notice of Incremental Facility Commitment.

(b)	Notice. All such optional prepayments shall be made:

(i)            in the case of Base Rate Advances, in accordance with Section 2.2(b)(ii); and

(ii)            in the case of LIBOR Advances, in accordance with Section 2.2(c)(ii);

which written notice shall be a Notice of Conversions, Continuations or Prepayments in substantially the form set forth on Exhibit G, in each case given to the Administrative Agent by 2:00 P.M. (New York, New York time) on the date required; provided, that the Borrower may state that any such notice under this Section 2.7 is conditioned upon the consummation of a refinancing of the Loans, in which case such notice may be postponed or revoked by the Borrower (by written notice to the Administrative Agent received no later than 12:00 P.M. (New York City time) on the specified effective date) if such refinancing shall not be consummated or otherwise shall be delayed. The Borrower shall reimburse the Lenders and the Administrative Agent, promptly (and in any event within ten (10) Business Days thereafter) upon written demand by the applicable Lender or the Administrative Agent, for any loss or reasonable, documented out of pocket expense incurred by any Lender or the Administrative Agent in connection with such prepayment, in each case, as set forth in and subject to the terms and conditions of Sections 2.10 and 2.11.

(c)	Payments Generally. Prepayments of the Loans pursuant to this Section 2.7 shall be applied to the scheduled payments of Term Loan in the manner specified by the Borrower (or, in the absence of any such specification, in the direct order of maturity) so long as no Event of Default shall have occurred and be continuing (in which case, such payments shall be applied scheduled payments of Term Loan in inverse order of maturity).

Section 2.8           Repayments.

(a)	Term Loans. Subject to Sections 2.7 and 2.8(b), (d), (e), (f) and (h), the principal balance of the Term Loans, to the extent then outstanding, shall be repaid on the last day of each calendar quarter, commencing on September 30, 2020, and continuing on the last day of each calendar quarter until the Term Loan Maturity Date and in the percentage set forth below of the principal amount of the Term Loans outstanding on the Closing Date:

Calendar Quarter End	Percentage Amount Due

September 30, 2020	1.25%
December 31, 2020	1.25%
March 31, 2021	1.25%
June 30, 2021	1.25%
September 30, 2021	1.25%
December 31, 2021	1.25%
March 31, 2022	1.25%
June 30, 2022	1.25%
September 30, 2022	1.25%
December 31, 2022	1.25%
March 31, 2023	1.25%
June 30, 2023	1.25%
September 30, 2023	2.50%
December 31, 2023	2.50%
March 31, 2024	2.50%
June 30, 2024	2.50%
September 30, 2024	2.50%
December 31, 2024	2.50%
March 31, 2025	2.50%
Term Loan Maturity Date	All unpaid aggregate principal amounts of any outstanding Term Loans

(b)	Closing Date. If on the Closing Date the Term Loan Commitment is greater than $140,000,000, and after giving effect to the Transaction, the sum of the undrawn Revolving Commitment and cash and Cash Equivalents as set forth on the consolidated balance sheet of the Borrower exceeds $75,000,000, the Borrower shall, within one (1) Business Day of the Closing Date, make a repayment in the amount equal to the lesser of (x) the amount of such excess and (y) $45,000,000 (which amount, at the Borrower’s election, may be net funded from the Advances on the Closing Date).

(c)	Loans in Excess of Revolving Commitment. If, at any time the amount of the Revolving Loans, Swing Line Loans and the Letter of Credit Obligations shall exceed the Revolving Commitment, the Borrower shall, on such date and subject to Sections 2.10 and 2.11, make a repayment of the principal amount of the Revolving Loans, in an amount equal to such excess, together with any accrued interest and fees with respect thereto, and/or repay, cancel or otherwise discharge the Letter of Credit Obligations in an aggregate amount equal to such excess, as applicable or any combination thereof.

(d)	Repayments Upon Sales of Assets. In addition to the repayments otherwise set forth in this Section 2.8, promptly (but in any event within five (5) Business Days) following the receipt of Net Proceeds (Asset Sales) in excess of $5,000,000 in any Fiscal Year, the Loans shall be repaid by an amount equal to such Net Proceeds (Asset Sales), together with any accrued interest on the portion of the Loans repaid; provided, however, that, if no Event of Default has occurred and is continuing, no such repayment shall be required if the Borrower notifies the Administrative Agent on or before the date such repayment would otherwise be required under this Section 2.8(d) that the Borrower intends to use any or all of such Net Proceeds (Asset Sales) to invest in assets used or useful in the business of the Borrower and its Subsidiaries (which investment may be in the form of any Permitted Acquisition) within twelve (12) months of the date of such sale, lease, transfer or other disposition, in which case, the repayment of the Loans which is otherwise required under this Section 2.8(d) up to the amount of the Net Proceeds (Asset Sales) to be reinvested pursuant to this Section 2.8(d) need not be made, but if all or part of such Net Proceeds (Asset Sales) are not used within such twelve (12) month period, then the Loans shall be repaid by an amount equal to the Net Proceeds (Asset Sales) calculated based on the portion of Net Proceeds (Asset Sales) not invested pursuant to this Section 2.8(d) on the day immediately following such twelve (12) month period (unless the Borrower shall have entered into a firm and binding commitment to reinvest such Net Proceeds (Asset Sales) during such twelve (12) month period, in which case such repayment (if required) shall be made on the later of (A) the day that is 180 days following the date such commitment becomes effective and (B) the day immediately following such twelve (12) month period). Such repayments shall be applied as set forth in Section 2.8(i).

(e)	Debt Issuances. In addition to the repayments otherwise set forth in this Section 2.8, promptly (but in any event within five (5) Business Days) following any receipt of Net Proceeds (Indebtedness) the Loans shall be repaid by the amount of such Net Proceeds (Indebtedness), together with accrued interest on the portion of the Loans repaid. Such repayments shall be applied as set forth in Section 2.8(i).

(f)	Annual Excess Cash Flow Repayments. In addition to the other repayments set forth in this Section 2.8, commencing with the Fiscal Year ending December 31, 2021, on the tenth (10th) day after the date on which audited annual financial statements are required to be delivered pursuant to Section 6.2 for each Fiscal Year, the Loans shall be repaid by an amount equal to the Excess Cash Flow Amount for the preceding Fiscal Year, together with accrued interest on the portion of the Loans repaid.

(g)	Incremental Facility Loans. Subject to Sections 2.7 and 2.8(b), (c), (d), (e), (f), and (h), the Incremental Facility Loans shall be repaid on terms and conditions as set forth in the related Notice of Incremental Facility Commitment.

(h)	Revolving Maturity Date, Term Loan Maturity Date, Swing Line Maturity Date and Incremental Facility Maturity Date. In addition to the foregoing, a final payment of (i) all Revolving Loans, together with accrued interest and fees with respect thereto, shall be due and payable on the Revolving Maturity Date, (ii) the Term Loans, together with accrued interest and fees with respect thereto, shall be due and payable on the Term Loan Maturity Date, (iii) all Swing Line Loans, together with accrued interest and fees with respect thereto, shall be due and payable on the Swing Line Maturity Date and (iv) the Incremental Facility Loans, if any, together with accrued interest and fees with respect thereto, shall be due and payable on the Incremental Facility Maturity Date.

(i)	Repayment Application. The repayments described in Section 2.8(d), (e) (including as a result of the application of clause (j) below) and (f) above shall be applied first, to the next four (4) scheduled payments of Term Loans set forth in Section 2.8(a), second, to the Term Loans and (to the extent so provided in the related Notice of Incremental Facility Commitment if such Incremental Facility is a Term Loan) the Incremental Facility Loans, if any, on a pro rata basis to the Term Loans and such Incremental Facility Loans remaining scheduled payments, ratably against the remaining scheduled repayments set forth in Section 2.8(a), as applicable (or in the applicable Notice of Incremental Facility Commitment, as the case may be), third, to the Revolving Loans then outstanding (until the Revolving Loan balance is zero) without a permanent reduction of the Commitments and fourth, to cash collateralize Letters of Credit (if any). The repayments pursuant to Section 2.8(b) through (h) above shall be accompanied by any reimbursement required under Section 2.11. Notwithstanding the foregoing provisions of this Section 2.8, to the extent that any mandatory prepayment under Section 2.8(d) or (f) would result in the Borrower’s incurring liability pursuant to Section 2.11, the Borrower may defer such mandatory prepayment to a date that is not later than ninety (90) days following the date on which such prepayment would (in the absence of this Section 2.8(i)) have been required to be made by depositing cash in an amount equal to such mandatory prepayment in an interest-bearing deposit account under the sole dominion and control of the Administrative Agent. Such funds shall be applied to make the applicable mandatory prepayment (or portions thereof from time to time) as and when such application would not result in the Borrower incurring liability under Section 2.11, but in any event such mandatory prepayment shall be made in full by not later than the ninetieth (90th) day following the date on which it would have been required to be paid in the absence of this Section 2.8(i).

(j)	Notwithstanding any other provisions of this Section 2.8, (i) to the extent that all or any portion of the Excess Cash Flow attributable to Foreign Subsidiaries is prohibited or delayed by Applicable Law of an applicable non-US jurisdiction from being repatriated to the Borrower or any applicable Domestic Subsidiary, the portion of such Excess Cash Flow so affected will not be required to be applied as a mandatory prepayment at the times provided in this Section 2.8 but may be retained by the applicable Foreign Subsidiary for so long, but only so long, as Applicable Law of such jurisdiction will not permit repatriation of such amount to the Borrower or any such Domestic Subsidiary, and once such repatriation of any of such affected Excess Cash Flow is permitted under Applicable Law of such jurisdiction, such Excess Cash Flow will then be promptly (and in any event not later than five (5) Business Days thereafter) applied as a mandatory prepayment pursuant to this Section 2.8) or (ii) to the extent that the Borrower has determined in good faith, in consultation with the Administrative Agent, that repatriation to the Borrower or any applicable Domestic Subsidiary of all or any portion of the Excess Cash Flow attributable to Foreign Subsidiaries would have material adverse Tax consequences to the Borrower and its Subsidiaries (taken as a whole) with respect to such amount, the portion of Excess Cash Flow so affected will not be required to be applied as a mandatory prepayment at the times provided in this Section 2.8 but may be retained by the applicable Foreign Subsidiary for so long, but only so long, as the applicable material adverse Tax consequences with respect to such Excess Cash Flow remain, and if the Borrower determines in good faith, in consultation with the Administrative Agent, that such repatriation of any of such affected Excess Cash Flow would no longer have material adverse Tax consequences, such Excess Cash Flow will then be promptly (and in any event not later than five Business Days thereafter) applied as a mandatory prepayment pursuant to this Section 2.8.

Section 2.9           Notes; Loan Accounts. The Loans shall be repayable in accordance with the terms and provisions set forth herein and, upon request by any Lender, shall be evidenced by Notes issued to such Lender. Upon such request, (i) one Revolving Loan Note and one Term Loan Note shall be payable to each requesting Lender, or its registered assigns, in accordance with such Lender’s respective applicable Commitment Ratio, (ii) one Incremental Facility Note shall be payable to each requesting Lender, or its registered assigns, in accordance with such Lender’s respective Incremental Facility Commitment Ratio, as applicable and (iii) one Swing Line Note shall be delivered to the Swing Line Lender, or its registered assigns, in accordance with its Swing Line Commitment. Such Notes shall be issued by the Borrower to any Lender upon the request of such Lender and shall be duly executed and delivered on the Borrower’s behalf by one or more Authorized Signatories. Each Lender may open and maintain on its books in the name of the Borrower a loan account with respect to its portion of the Loans and interest thereon. Each Lender which opens such a loan account shall debit such loan account for the principal amount of its portion of each Advance made by it and accrued interest thereon, and shall credit such loan account for each payment on account of principal of or interest on its Loans. The records of a Lender with respect to the loan account maintained by it shall be prima facie evidence of its portion of the Loans and accrued interest thereon absent manifest error, but the failure of any Lender to make any such notations or any error or mistake in such notations shall not affect the Borrower’s repayment obligations with respect to such Loans.

Section 2.10         Manner of Payment.

(a)	Each payment (including, without limitation, any prepayment) by the Borrower on account of the principal of or interest on the Loans, commitment fees and any other amount owed to the Lenders or the Administrative Agent or any of them under this Agreement, the Notes or any other Loan Document shall be made not later than 2:00 P.M. (New York, New York time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders or the Administrative Agent, as the case may be, in U.S. Dollars in immediately available funds. Any payment received by the Administrative Agent after 2:00 P.M. (New York, New York time) shall be deemed received on the next Business Day. Receipt by the Administrative Agent of any payment intended for any Lender or Lenders hereunder prior to 2:00 P.M. (New York, New York time) on any Business Day shall be deemed to constitute receipt by such Lender or Lenders on such Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly. In the event that the Administrative Agent shall fail to make distribution to any Lender as required under this Section 2.10, the Administrative Agent agrees to pay such Lender interest from the date such payment was due until paid at the Federal Funds Rate. Subject to any contrary provisions in the definition of Interest Period, if any payment under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(b)	The Credit Parties agree to pay principal, interest, fees and all other amounts due hereunder or under the Notes (if applicable) or under any other Loan Document without set off or counterclaim or any deduction or withholding whatsoever and free and clear of all Taxes, unless required by Applicable Law. If a Withholding Agent is required by Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) to deduct or withhold any Tax from or in respect of any sum payable to the Administrative Agent or any Lender or Issuing Bank hereunder, under any Note or under any other Loan Document: (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Credit Party hereunder or thereunder, as applicable, shall be increased to the extent necessary to provide that, after making all required deductions or withholdings for such Indemnified Taxes (including deductions or withholdings applicable to additional sums payable under this Section 2.10(b)), the Administrative Agent or such Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) the Withholding Agent shall be entitled to make such deductions or withholdings from such sums payable hereunder or thereunder, as applicable, and pay the amount so deducted or withheld to the relevant taxing authority as required by Applicable Law; and (iii) the applicable Credit Party shall provide the Administrative Agent or such Lender, as applicable, with evidence that such deducted amounts have been paid to the relevant taxing authority by delivery to the Administrative Agent, or the Lender or the Issuing Bank on whose account such payment was made of the official tax receipts or copies of such receipts within thirty (30) days after payment for such Tax or, to the extent such receipts are not available, such other evidence as may be reasonably satisfactory to the Administrative Agent, or such Lender or Issuing Bank. In the event a Lender, the Issuing Bank or the Administrative Agent, in their respective sole discretion exercised in good faith, determines that it has received a refund of any Taxes to which it has been indemnified pursuant to this Section 2.10, such Lender, the Issuing Bank or the Administrative Agent, as applicable, shall pay the amount of such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section, with respect to Taxes giving rise to such refund); provided that (x) such refund shall be without interest (other than any interest paid by such relevant Governmental Entity with respect to such refund) and shall be net of all reasonable, documented out-of-pocket expenses of such Lender, Issuing Bank or Administrative Agent, as applicable, related to such refund and (y) the calculation of such refund shall be determined in good faith solely by such Lender, Issuing Bank or the Administrative Agent, as applicable; provided, further, that, the Borrower, upon request of any Lender, the Issuing Bank or the Administrative Agent, as applicable, agrees to repay the amount paid over to the Borrower under this Section 2.10(b) (plus any penalties, interest or other charges imposed by the Governmental Entity) to such Lender, the Issuing Bank or Administrative Agent, as applicable, in the event such Lender, the Issuing Bank or Administrative Agent, as applicable, is required to repay such refund to the Governmental Entity. In no event will any Lender, Issuing Bank or Administrative Agent be required to pay an amount to the Borrower, the payment of which would place such Lender, Issuing Bank or Administrative Agent in a less favorable net after tax position than they would otherwise have been in if the additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(c)	In addition, the Credit Parties shall timely pay to the relevant Governmental Entity in accordance with Applicable Law, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(d)	The Credit Parties shall jointly and severally indemnify the Administrative Agent, each Lender and the Issuing Bank, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) payable or paid by the Administrative Agent, such Lender or Issuing Bank or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or Issuing Bank and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Bank, or by the Administrative Agent on behalf of itself, such Lender or Issuing Bank shall be conclusive absent manifest error.

(e)	Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.5(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)	Prior to the declaration of an Event of Default under Section 8.1, and except as otherwise provided in Sections 2.7, 2.8(i), and Section 8.3, if some but less than all amounts due from the Borrower are received by the Administrative Agent with respect to the Obligations, the Administrative Agent shall distribute such amounts in the following order of priority, all in accordance where applicable with the respective Commitment Ratios of the Lenders for the applicable Commitment: first to the payment of any fees or expenses then due and payable to the Administrative Agent and the Lenders, or any of them; second to the payment of interest then due and payable on the Loans; third to the payment of all other amounts not otherwise referred to in this Section 2.10(f) then due and payable to the Administrative Agent and the Lenders, or any of them, hereunder or under the Notes or any other Loan Document, and fourth ratably to the payment of principal then due and payable on the Loans then outstanding.

(g)	Each party’s obligations under Section 2.10(b), (c), (d) and (e) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)	For purposes of Section 2.10(b), (c), (d) and (e), the term “Applicable Law” includes FATCA.

Section 2.11         Reimbursement.

(a)	Whenever any Lender shall sustain or incur any actual loss or reasonable, documented, out-of-pocket expenses in connection with (i) failure by the Borrower to borrow, Continue or Convert any LIBOR Advance after having given notice of its intention to so borrow, Continue or Convert in accordance with Section 2.2 (whether by reason of the Borrower’s election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3), (ii) prepayment (or failure to prepay after giving notice thereof) or Conversion to a Base Rate Advance of any LIBOR Advance in whole or in part for any reason (including because of Sections 10.1 or 10.2) on the date that is not the last day of the applicable Interest Period, or (iii) failure by the Borrower to repay any LIBOR Advance when required hereunder, the Borrower agrees to pay to such Lender, upon such Lender’s demand, an amount sufficient to compensate such Lender for all such losses and reasonable, documented, out-of-pocket expenses. Such Lender’s good faith determination of the amount of such losses or reasonable out-of-pocket expenses, as set forth in writing, delivered to the Borrower and the Administrative Agent and accompanied by calculations in reasonable detail demonstrating the basis for its demand, shall be conclusively correct absent manifest error.

(b)	Losses subject to reimbursement hereunder shall include, without limiting the generality of the foregoing, reasonable, documented, out-of-pocket expenses incurred by any Lender, including, without duplication, any Participant of such Lender permitted hereunder on behalf of such Lender in connection with the re-employment of funds prepaid, Continued, Converted, paid, repaid, not borrowed, not Continued, not Converted or not paid, as the case may be, and will be payable whether any applicable Maturity Date is changed by virtue of an amendment hereto (unless such amendment expressly waives such payment) or as a result of acceleration of the Obligations. For the purposes of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Advance through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, that each Lender may fund any LIBOR Advance in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.

Section 2.12         Pro Rata Treatment.

(a)	Advances. Each Advance from the Lenders under the Revolving Commitments made after the Closing Date shall be made pro rata on the basis of the respective Revolving Commitment Ratios of such Lenders. On the Closing Date, each Advance from the Lenders having Term Loan Commitments shall be made pro rata on the basis of the respective Term Loan Commitment Ratios of such Lenders. Each Advance from the Lenders having the Incremental Facility Commitment relating to such Advance shall be made pro rata on the basis of the respective Incremental Facility Commitment Ratios of such Lenders relating to such Advance in the manner provided in the applicable Notice of Incremental Facility Commitment.

(b)	Payments. Except as provided in Section 2.2(e)(v), Section 2.6, Section 11.5, Section 11.12(b) and Article 10, each payment and prepayment of principal of the Loans made under this Agreement, and each payment of interest on the Loans made under this Agreement, shall be made to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding under the applicable Loans immediately prior to such payment or prepayment. If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off, or otherwise, but excluding any payment in connection with Section 2.2(e)(v), Section 2.6, Section 11.5, 11.12(b), or Article 10) in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon or other such obligations greater than its ratable share of such payment as provided herein, such Lender shall (i) notify the Administrative Agent of such fact and (ii) forthwith purchase (for cash at face value) from the other Lenders such participations in the portion of the applicable Loans and such other obligations of the other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12(b) may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (after giving effect to any amendment hereto consented to by the Required Lenders so long as such amendment does not provide for a distribution of proceeds from the exercise of remedies (including any such set-off or counterclaim) following an Event of Default that is inconsistent with Section 8.3).

Section 2.13        Capital Adequacy. If after the date hereof, the adoption of any Applicable Law regarding the capital adequacy or liquidity of banks or bank holding companies, or any Change in Law (whether adopted before or after the Closing Date) or any change in the interpretation or administration thereof by any Governmental Entity, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any such Lender with any directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Entity, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender’s capital or requiring the maintenance of additional liquidity (or that of its parent company) as a consequence of its obligations hereunder with respect to the Loans, the Revolving Commitment, Swing Line Commitment and the Incremental Facility Commitment, to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy and liquidity immediately before such adoption, change, Change in Law or compliance) by an amount reasonably deemed by such Lender, in good faith to be material, then, upon the earlier of ten (10) Business Days after demand by such Lender or the Maturity Date, the Borrower shall promptly pay to such Lender such additional amounts as shall be sufficient to compensate such Lender for such reduced return, together with interest on such amount from the tenth (10th) Business Day after the date of demand or the applicable Maturity Date, until payment in full thereof, at the Base Rate Basis. Before giving any notice to the Administrative Agent pursuant to this Section 2.13, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender. Notwithstanding the foregoing, the Borrower shall only be obligated to compensate such Lender for any amount under this subsection arising or occurring at any time (a) (i) in the case of each such request for compensation, during the period commencing not more than ninety (90) days prior to the date on which such Lender submits such request and (ii) during which, because of the unannounced retroactive application of such law, regulation, interpretation, request or directive, such Lender could not have known that the resulting reduction in return might arise and (b) such Lender is imposing additional amounts as described under this Section 2.13 on other similarly situated borrowers. A certificate of such Lender delivered to the Borrower and the Administrative Agent setting forth the amount to be paid to such Lender by the Borrower as a result of any event referred to in this paragraph and supporting calculations in reasonable detail shall be presumptively correct absent manifest error.

Section 2.14        Lender Tax Forms. On or prior to the Closing Date, and prior to the date on which any Person becomes a Lender, Issuing Bank or Administrative Agent hereunder, and from time to time thereafter if required by Applicable Law due to a change in circumstances or as reasonably requested by the Borrower or the Administrative Agent (unless such Lender is not legally entitled to do so), each Lender, Administrative Agent, and Issuing Bank shall provide the Administrative Agent and the Borrower with such properly completed documentation reasonably requested by the Administrative Agent or the Borrower or prescribed by Applicable Law as will permit any payments hereunder or under any Note or other Loan Document to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(a)(i), (a)(ii) and (a)(iv) below) shall not be required if in the Lender’s, Administrative Agent’s, or Issuing Bank’s (as applicable) reasonable judgment such completion, execution or submission would subject such Lender, Administrative Agent, or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender, Administrative Agent, or Issuing Bank. For purposes of this Section 2.14, the term “Applicable Law” includes FATCA.

(a)	Without limiting the generality of the foregoing,

(i)            any Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)            any Lender that is not a “United States Person” as defined in Section 7701(a)(30) (each, a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)            executed copies of IRS Form W-8ECI;

(C)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) certification reasonably acceptable to Borrower that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(D)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)	if a payment made to a Lender, Administrative Agent, or Issuing Bank under any Loan Document would be subject to United States federal withholding imposed by FATCA if such Lender, Administrative Agent, or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Administrative Agent, or Issuing Bank shall deliver to the Administrative Agent and the Borrower such forms or other documents as shall be prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Administrative Agent or the Borrower, as applicable, to comply with their obligations under FATCA and to determine that such Lender, Administrative Agent, or Issuing Bank has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

Section 2.15        Administrative Agent’s Clawback. Unless the Administrative Agent shall have received notice from the Borrower one (1) Business Day prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. In such event, if the Borrower has not in fact made such payment in full, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate. Nothing in this Section 2.15 shall be deemed to constitute a waiver or cure of any Default or Event of Default under Article 8.

Section 2.16        Letters of Credit.

(a)	Subject to the terms and conditions hereof, the Issuing Bank, on behalf of the Revolving Lenders, and in reliance on the agreements of such Revolving Lenders holding Revolving Commitments set forth in subsection (c) of this Section 2.16, hereby agrees to issue one (1) or more Letters of Credit up to an aggregate face amount equal to the Available Letter of Credit Commitment determined immediately prior to giving effect to the issuance thereof; provided, however, that the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 3.3 have been satisfied or waived, and shall have no obligation to issue any Letter of Credit if any Default then exists or would be caused thereby or if, after giving effect to such issuance, the Available Revolving Commitment would be less than zero; and provided further, however, that at no time shall the aggregate amount of the Letter of Credit Obligations outstanding hereunder exceed the Letter of Credit Commitment. Each Letter of Credit shall (1) be denominated in U.S. Dollars and (2) expire no later than the earlier to occur of (A) five (5) Business Days prior to the date certain set forth in the definition of Revolving Maturity Date and (B) one (1) year after its date of issuance (or such longer period as agreed from time to time, in writing, by the Issuing Lender in its sole discretion), provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional successive one-year periods (which shall in no event extend beyond the date referred to in clause (A) above).

(b)	The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit. The Borrower shall execute and deliver to the Administrative Agent and the Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by the Issuing Bank, not later than 2:00 P.M. (New York, New York time) on the fifth (5th) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Administrative Agent. Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction or waiver of all conditions precedent thereto as set forth in Section 3.3, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby. The Issuing Bank shall, upon request, furnish a copy of such Letter of Credit to any Lender following the issuance thereof.

(c)	Each Lender irrevocably authorizes the Issuing Bank to issue, reconfirm, reissue and extend each Letter of Credit in accordance with the terms of this Agreement. The Issuing Bank hereby sells, and each Lender with a Revolving Commitment hereby purchases, on a continuing basis, a participation and an undivided interest in (A) the obligations of the Issuing Bank to honor any draws under the Letters of Credit issued pursuant to this Agreement and (B) the Indebtedness of the Borrower to the Issuing Bank under this Agreement relating to each Letter of Credit and any reimbursement or indemnification agreement relating to each Letter of Credit, such participation being in the amount of such Lender’s pro rata share of such obligations and Indebtedness based on such Lender’s Revolving Commitment Ratio. At the Borrower’s option, the Borrower may, by written notice to the Administrative Agent, elect to reallocate all or any part of any Defaulting Lender’s pro rata share of the Letter of Credit Obligations among all Revolving Lenders that are not Defaulting Lenders but only to the extent (x) the Revolving Loans and the Letter of Credit Obligations (or participations with respect thereto) of all Revolving Lenders that are not Defaulting Lenders plus such Defaulting Lender’s pro rata share of the Letter of Credit Obligations, except to the extent cash collateralized, does not exceed the Revolving Commitments (excluding the Revolving Commitment of any Defaulting Lender except to the extent of any outstanding Revolving Loans of such Defaulting Lender) and (y) no Default or Event of Default has occurred and is continuing at such time. To the extent the Letter of Credit Obligations of any Defaulting Lender have not been reallocated pursuant to the prior sentence, the Issuing Bank shall not be under any obligation to issue any Letter of Credit if a failure to fund obligations under this Section 2.16 exists with respect to any Revolving Lender or any such Revolving Lender is at such time a Defaulting Lender or an Impacted Lender, unless the Issuing Bank has entered into arrangements reasonably satisfactory to the Issuing Bank with the Borrower or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender’s funding of its participation of such Letter of Credit.

(d)	Upon receipt of a draw certificate from the beneficiary of a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent and the Administrative Agent shall notify the Borrower and each Lender with a Revolving Commitment, by telephone or telecopy, of the amount of the requested draw and, in the case of each Lender holding a Revolving Commitments, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Commitment Ratio.

(e)	The Borrower hereby agrees to immediately reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under a Letter of Credit issued at the Borrower’s request in an amount in U.S. Dollars and in same day funds, equal to the amount of such draw. In order to facilitate such repayment, the Borrower hereby irrevocably requests the Revolving Lenders, and the Revolving Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 with respect to the amounts of, the timing of requests for, and the repayment of Advances hereunder and in Article 3 with respect to conditions precedent to Advances hereunder), with respect to any drawing under a Letter of Credit prior to the occurrence of an Event of Default under Section 8.1(f) or (g), to make an Advance (which Advance shall be a Base Rate Advance) to the Borrower under the Revolving Commitment on each day on which a draw is made under any Letter of Credit and in the amount of and in the applicable currency of such draw, and to pay the proceeds of such Advance directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw. Each Revolving Lender shall pay its share of such Advance by paying its portion of such Advance in U.S. Dollars to the Administrative Agent in accordance with Section 2.2(e) and its respective Revolving Commitment Ratio, without reduction for any set off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default (other than with respect to an Event of Default under Section 8.1(f) or (g)) then exists or would be caused thereby. If at any time that any Letters of Credit are outstanding, any of the events described in clause (f) or (g) of Section 8.1 shall have occurred and be continuing, then each Lender with a Revolving Commitment shall, automatically upon the occurrence of any such event and without any action on the part of the Issuing Bank, the Borrower, the Administrative Agent or the Revolving Lenders, or any of them, be deemed to have purchased an undivided participation in the face amount of all Letters of Credit then outstanding in an amount equal to such Revolving Lender’s Revolving Commitment Ratio times the face amount of all Letters of Credit then outstanding, and each such Revolving Lender shall, notwithstanding such Event of Default, upon a drawing under any Letter of Credit, immediately pay to the Administrative Agent for the account of the Issuing Bank, in immediately available funds and in the currency of such drawing, the amount of Revolving Lender’s participation (and the Issuing Bank shall deliver to such Lender a loan participation certificate dated the date of the occurrence of such event and in the amount of such Lender’s Revolving Commitment Ratio times the face amount of all Letters of Credit then outstanding). The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section 2.16(e) shall be subject to the terms and conditions of Section 2.2(e). The obligation of each Revolving Lender to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.16 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason other than the gross negligence, bad faith or willful misconduct of the Issuing Bank, as determined by a final, non-appealable order of a court of competent jurisdiction. The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Lenders. Any overdue amounts payable by the Revolving Lenders to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, at the Federal Funds Rate plus 1.0%.

(f)	Any overdue amounts payable by the Borrower under this Section 2.16 shall bear interest, payable on the earlier of demand or the Revolving Maturity Date, for each day from and including the date payment thereof was due to, but excluding, the date of actual payment, at the Default Rate.

(g)	The Borrower agrees that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence, bad faith or willful misconduct on the part of the Issuing Bank as determined by a final, non-appealable order of a court of competent jurisdiction, shall be binding on the Borrower as between the Borrower and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrower. The obligation of the Borrower to reimburse the Lenders for Advances made to reimburse the Issuing Bank for draws under the Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

(i)            Any lack of validity or enforceability of any Loan Document;

(ii)            Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

(iii)            Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

(iv)            The existence of any claim, set-off, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting) or any Lender (other than the defense of payment to such Lender in accordance with the terms of this Agreement) or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, any other Loan Document or any unrelated transaction;

(v)            Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi)           The insolvency of any Person issuing any documents in connection with any Letter of Credit;

(vii)          Any breach of any agreement between the Borrower and any beneficiary or transferee of any Letter of Credit;

(viii)         Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

(ix)            Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

(x)            Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank;

(xi)            Any other circumstances arising from causes beyond the control of the Issuing Bank;

(xii)           Payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit; and

(xiii)          Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any related party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for loss profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) arising from Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)	If any Change in Law (adopted after the Closing Date), any change in the interpretation or administration thereof (adopted after the Closing Date), or any change in compliance with Applicable Law by the Issuing Bank or any Revolving Lender as a result of any official request or directive of any Governmental Entity, central bank or comparable agency (whether or not having the force of law) (issued after the Closing Date) shall (i) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, capital adequacy or liquidity, assessment or other requirements or conditions against Letters of Credit issued by the Issuing Bank or against participations by any other Lender in the Letters of Credit or (ii) impose on the Issuing Bank or any other Lender any other condition regarding any Letter of Credit or any participation therein, and the result of any of the foregoing in the reasonable determination of the Issuing Bank or such Lender, as the case may be, is to increase the cost to the Issuing Bank or such Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining any participation therein, as the case may be, by an amount (which amount shall be reasonably determined) deemed by the Issuing Bank or such Lender in good faith to be material, then, within ten (10) Business Days after demand by the Issuing Bank or such Lender, the Borrower shall promptly pay the Issuing Bank or such Lender, as the case may be, such additional amount or amounts as shall be sufficient to compensate the Issuing Bank or such Lender for such increased costs, together with interest on such amount from the tenth (10th) Business Day after the date of demand, until payment in full thereof at the Base Rate Basis; provided, however, in no event shall the Issuing Bank or such Lender be entitled to receive compensation under this Section 2.16(h) for a period in excess of ninety (90) days preceding such demand for compensation; provided, further, that if the Change in Law or other applicable circumstances giving rise to such increased costs is retroactive, the 90-day period referred to above shall be extended to include the period of retroactive effect thereto; and provided, further, the Borrower shall only be obligated to compensate such Issuing Bank for any amount under this subsection arising or occurring at any time that the Issuing Bank is imposing additional amounts as described under this Section 2.16(h) on other similarly situated borrowers. A certificate of the Issuing Bank or such Lender setting forth the amount, and in reasonable detail the basis for the Issuing Bank or such Lender’s good faith determination of such amount, to be paid to the Issuing Bank or such Lender by the Borrower as a result of any event referred to in this paragraph shall be presumptively correct absent manifest error.

(i)	Each Revolving Lender shall be responsible (to the extent not reimbursed by the Borrower) for its pro rata share (based on such Lender’s Revolving Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including, without limitation, reasonable legal fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, the Borrower’s or any Guarantor’s obligations to reimburse or otherwise, except that no Lender shall be liable to the Issuing Bank for any portion of such out-of-pocket costs, expenses (including, without limitation, reasonable legal fees) and disbursements from the gross negligence, bad faith or willful misconduct of the Issuing Bank, as determined by a final, non-appealable judicial order of a court of competent jurisdiction. In the event the Borrower shall fail to pay such expenses of the Issuing Bank within ten (10) Business Days after demand for payment by the Issuing Bank, each Revolving Lender shall thereupon pay to the Issuing Bank its pro rata share (based on such Lender’s Revolving Commitment Ratio) of such expenses within five (5) days from the date of the Issuing Bank’s notice to the Revolving Lenders of the Borrower’s failure to pay; provided, however, that if the Borrower or any Guarantor shall thereafter pay such expense, the Issuing Bank will repay to such Revolving Lender the amounts received from the Borrower.

(j)	The Borrower agrees that each Advance by a Revolving Lender to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, be deemed to be an Advance under the Revolving Commitment to the Borrower and shall be payable and bear interest in accordance with all other Revolving Loans to the Borrower.

(k)	The Borrower will indemnify and hold harmless the Administrative Agent, the Issuing Bank and each other Lender and each of their respective employees, representatives, officers and directors from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable out-of-pocket attorneys’ fees (as such fees are incurred and documented); provided, that reimbursement of attorneys’ fees shall be limited to fees of one external counsel (which may be Jones Day), one local counsel in each applicable jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and one regulatory counsel for each relevant area of expertise for all of the Administrative Agent, the Issuing Bank and the Lenders (and, in the event of any conflict of interest, one external counsel (which may be Jones Day), one local counsel in each applicable jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and one regulatory counsel for each relevant area of expertise for each party subject to such conflict) in any relevant jurisdiction), which may be imposed on, incurred by or asserted against the Administrative Agent, the Issuing Bank or any such other Lender in any way relating to or arising out of the issuance, honor or dishonor of a Letter of Credit in accordance with Section 11.2; provided, however, that (x) the Borrower shall not be liable to the Administrative Agent, the Issuing Bank or any such Lender for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence, bad faith or willful misconduct of the Administrative Agent, the Issuing Bank or such Lender or to the extent the Person seeking indemnification hereunder is determined to have materially breached its obligations hereunder or under the other Loan Documents, as the case may be, as determined by a final non-appealable order of a court of competent jurisdiction, and (y) the Borrower shall not have indemnification obligations hereunder with respect to claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, which relate to disputes solely among Persons entitled to indemnification hereunder (other than a claim against the Issuing Bank acting in its capacity as such). This Section 2.16(k) shall survive termination of this Agreement, and shall not apply to Taxes other than any Taxes that represent loss, claims, or damages arising from any non-Tax claim.

(l)	For the purposes of Sections 8.2, 9.8, 9.12, 11.2, 11.3, 11.4, 11.16 and 11.18 of this Agreement, the Issuing Bank shall be deemed to be a Lender hereunder and shall have all the rights and benefits of a Lender thereunder.

(m)	Subject to the appointment and acceptance of a successor issuer below, the Issuing Bank may resign as Issuing Bank upon sixty (60) days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. If the Issuing Bank shall resign as Issuing Bank under this Agreement, then the Borrower shall appoint from among the Lenders with a Revolving Commitment a successor issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the Issuing Bank. At the time such resignation shall become effective, the Borrower shall pay to the resigning Issuing Bank all accrued and unpaid fees pursuant to Section 2.4(b)(i). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents. If none of the other Lenders with a Revolving Commitment accepts such appointment within ninety (90) days after the Issuing Bank submitted its notice of resignation, the Issuing Bank’s resignation shall still be effective if Issuing Bank determines in good faith that it is either unable or that it is commercially unreasonable for it to continue to issue Letters of Credit hereunder. After the resignation of the Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit. After any retiring Issuing Bank’s resignation as Issuing Bank, the provisions of this Agreement relating to the Issuing Bank shall inure to its benefit as to any actions taken or omitted to be taken by it (i) while it was Issuing Bank under this Agreement or (ii) at any time with respect to Letters of Credit issued by such Issuing Bank.

(n)	Notwithstanding anything to the contrary set forth in this Agreement, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that, notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

(o)	Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit and (ii) the rules of the “Uniform Customs and Practice for Documentary Credits”, as most recently published by the International Chamber of Commerce shall apply to each commercial Letter of Credit.

Section 2.17         Incremental Facility.

(a)	After the Closing Date and subject to the terms and conditions of this Agreement, the Borrower may request an Incremental Facility Commitment on any Business Day in the form of (i) one or more new Term Loan facilities and/or (ii) an increase in the existing Term Loan by sending notice thereof to the Administrative Agent for distribution to the Lenders; provided, however, (A) the aggregate principal amount of any Incremental Facility Loan during the term of this Agreement shall not exceed the Incremental Facility Amount, (B) after giving effect on a Pro Forma Basis to such Incremental Facility Loan and any Permitted Acquisition or Investment made with the proceeds thereof, the Consolidated Total Net Leverage Ratio shall be less than the maximum amount permitted pursuant to Section 7.8(a), (C) the Borrower may not request an Incremental Facility Commitment after the occurrence and during the continuance of an Event of Default, including, without limitation, any Event of Default that would result after giving effect to any Incremental Facility Loan and the anticipated use of proceeds thereof (unless the Lenders providing such Incremental Facility Loan otherwise agree), (D) (1) each request for an Incremental Facility Commitment shall be in a minimum principal amount of $5,000,000 and (2) on the effective date of the requested Incremental Facility Commitment (after giving effect thereto and the use of proceeds thereof) the aggregate principal amount of the outstanding Incremental Facility Loans shall not exceed the Incremental Facility Amount, (E) the maturity date for Incremental Facility Loans shall not be earlier than the date certain set forth in the definition of Term Loan Maturity Date, (F) the Weighted Average Life to Maturity of any Incremental Facility Loan shall not be shorter than the remaining Weighted Average Life to Maturity of the Term Loans and (G) except as set forth in this Section 2.17 with respect to maturity, amortization and all-in yield, any Incremental Facility Loans shall have the same terms as the existing Term Loans or shall have terms that are not more restrictive to the Borrower and its Subsidiaries than the terms applicable to the existing Term Loans. Any Incremental Facility Commitment shall be governed by the related Notice of Incremental Facility Commitment, this Agreement and the other Loan Documents. The Borrower may seek commitments in respect of the Incremental Facility Commitments from existing Lenders and other lenders reasonably satisfactory to the Administrative Agent. The decision of any Lender to provide an Incremental Facility Commitment to the Borrower shall be at such Lender’s sole discretion and shall be made in writing. No Lender shall have an obligation to participate in any Incremental Facility Commitment. Amendments to this Agreement that are required to give effect to an Incremental Facility shall only require the consent of the Borrower and Administrative Agent, except to the extent that a specific Lender’s consent is otherwise required with respect to an issuance by such Lender of any Incremental Facility Commitment.

(b)	Prior to the effectiveness of an Incremental Facility Commitment, the Borrower shall (i) deliver to the Administrative Agent for distribution to the Lenders a Notice of Incremental Facility Commitment in substantially the form of Exhibit F attached hereto and (ii) provide revised Projections to the Administrative Agent upon the reasonable request of the Administrative Agent, which shall be in substantially the same form as the Projections delivered to the Administrative Agent prior to the Closing Date and which shall set forth the Consolidated Total Net Leverage Ratio, after giving effect to such Incremental Facility Commitment (and the anticipated use of proceeds thereof). The Incremental Facility Commitment and each Loan made under the Incremental Facilities shall be in the form of and constitute an Advance that shall be made subject to all of the terms and conditions contained in this Agreement (including, without limitation, the conditions set forth in Section 3.2, except as otherwise provided in this Section 2.17) applicable to, and shall constitute and comprise a portion of, the Loans and Obligations and, except as otherwise provided in this Section 2.17, shall be on terms substantially consistent with, and no more favorable than, those applicable to the Term Loans.

(c)	No Incremental Facility Commitment or Incremental Facility Loan shall by itself result in any reduction of the Revolving Commitment, Term Loan Commitment, Revolving Commitment Ratio or Term Loan Commitment Ratio of the Lender making such Incremental Facility Commitment.

(d)	Incremental Facility Loans (i) subject to Section 2.17(a), shall be repaid as agreed to by the Borrower and the Lenders making such Incremental Facility Loans; (ii) shall for all purposes be Loans and Obligations hereunder and under the Loan Documents; (iii) shall, if requested by a Lender providing an Incremental Facility Commitment, be represented by Incremental Facility Notes in substantially the form of Exhibit F attached hereto; and (iv) shall rank pari passu with the other Loans for purposes of Sections 2.10 and 8.2.

(e)	Subject to Section 2.17(a), unless otherwise agreed by the Credit Parties and the Administrative Agent, Incremental Facility Loans shall be subject to the pricing, interest rate and amortization provisions of this Agreement then applicable to Term Loans; provided, the interest rate margins (excluding arrangement, commitment, structuring and underwriting fees and amendment fees and other similar fees, in each case, not generally shared with other Lenders), upfront fees, original issue discount (calculated based on a four (4) year life to maturity) and the LIBOR floor, if any, applicable to an Incremental Facility Loan shall not be greater than the highest margin that may, under any circumstances (other than in the case of the Default Rate), be payable with respect to the Loans, upfront fees, original issue discount and LIBOR floor, (provided, that such differential between interest rate floors will be equated to the applicable all-in-yield for purposes of determining whether an increase to the interest rate under the initial Term Loan will be required, but only to the extent an increase in the interest rate floor in the initial Term Loan would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to the initial Term Loan will be increased to the extent of such differential between interest rate floors if any, payable with respect to the Term Loans) plus 0.50% per annum, unless the interest rate with respect to the preexisting Loans is increased so as to be equal to the interest rate applicable to the applicable Incremental Facility Loan minus 0.50% per annum. Upon the making of an Incremental Facility Loan, such Loans shall for all purposes be deemed to be Term Loans hereunder.

(f)	Incremental Facility Loans shall be requested by the Borrower pursuant to a request (which shall be in substantially the form of a Request for Advance) delivered in the same manner as a Request for Advance, but shall be funded pro rata only by those Lenders or Persons holding the related Incremental Facility Commitment, as applicable.

(g)	Each of the Credit Parties and the Lenders shall execute and deliver such agreements, documents and instruments reasonably requested by Administrative Agent to effectuate all of the foregoing provisions of this Section 2.17; provided that, any opinion of counsel requested by the Administrative Agent in connection with an Incremental Facility Commitment may contain the qualification that no opinion is given with respect to the most favored nations provision set forth in clause (e) above.

(h)	Notwithstanding anything to the contrary herein, if the proceeds of any Incremental Facility Loans will be used to consummate a Permitted Acquisition and the Borrower so elects and the Lenders providing such Incremental Facility Loan so agree, (x) in clause (a)(B) above shall apply only at the time the as of the date the definitive acquisition agreement (the “Subject Acquisition Agreement”) in respect thereof is executed (after giving effect on a Pro Forma Basis to the Incremental Facility Loan and the Permitted Acquisition or Investment as though they had occurred on such date), (y) the condition that at the time any Incremental Facility Loans are made (and after giving effect thereto), no Default or Event of Default shall exist, shall be limited to a condition that no Event of Default under Section 8.1(b), (f) or (g) shall exist at such time; provided that no Default or Event of Default shall exist as of the date the Subject Acquisition Agreement is executed (after giving effect on a Pro Forma Basis to the Incremental Facility Loan and the Permitted Acquisition or Investment as though they had occurred on such date) and (z) the condition that the representations and warranties of the Borrower and each other Credit Party contained in Article 4 or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) at the time that any such Incremental Facility Advance is made (and after giving effect thereto), shall be limited to the accuracy of the representations and warranties that would constitute Specified Representations and the representations in the Subject Acquisition Agreement made by or with respect to the acquisition target, its subsidiaries and their respective businesses that are material to the interests of the Lenders, but only to the extent that the Borrower or an Affiliate of the Borrower has the right to terminate its or their obligations under the Subject Acquisition Agreement or to decline to consummate such Permitted Acquisition as a result of a breach of such representations in the Acquisition Agreement.

Section 2.18        Change of Lending Office. Each Lender and the Issuing Bank agrees that, if any Lender or the Issuing Bank requests compensation or requires the Borrower to pay an additional amount under Sections 2.10(b) through (d), 2.13, 2.16(h) or Article 10 with respect to such Lender or the Issuing Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender or Issuing Bank) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender or Issuing Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.18 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10(b) through (d), 2.13, 2.16(h) or Article 10.

Section 2.19        Swing Line Loans.

(a)	Each Swing Line Loan shall be in a minimum amount of (i) $100,000 and in an integral multiple of $50,000, and shall be made upon notice given not later than 11:00 A.M. (New York, New York time) by the Borrower to the Administrative Agent and the Swing Line Lender. Each notice of a Swing Line Loan shall be in substantially the form of Exhibit L shall be irrevocable and binding on the Borrower once given by it to the Administrative Agent and the Swing Line Lender, and shall specify (i) the date of the Swing Line Loan and (ii) the amount of the Swing Line Loan. Upon fulfillment of the applicable conditions set forth in Section 3.2, the applicable Swing Line Lender will, upon notice to the Administrative Agent, make such funds available to the Borrower in accordance with Article 2.

(b)	Upon the earlier to occur of (i) the last Business Day of each calendar week and (ii) a request by the Swing Line Lender (at any time in its sole and absolute discretion) on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Lender to so request on its behalf) for the Revolving Lenders to make an Advance to refinance a Swing Line Loan, upon notice to the Administrative Agent by the Swing Line Lender no later than 11:00 A.M. (New York, New York time) on the applicable date of such requested Advance, each Revolving Lender shall make a Base Rate Advance payable to the Swing Line Lender in an amount equal to such Revolving Lender’s pro rata share of the amount of Swing Line Loans made by the Swing Line Lender then outstanding and all accrued but unpaid interest thereon. The occurrence of either (i) or (ii) above shall be deemed to be a Request for Advance for purposes hereof and shall be made in accordance with the provisions of Section 2.2 without regard to the minimum amounts or the timing of requests specified therein or the satisfaction of the conditions set forth in Section 3.2.

(c)	If for any reason any Swing Line Loan cannot be refinanced by an Advance as contemplated by Section 2.19(b), each Revolving Lender shall be deemed to have purchased an undivided participation in the relevant Swing Line Loan and the Swing Line Lender shall be deemed to have requested that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.19(b) shall be deemed payment in respect of such participation.

(d)	If and to the extent that any Revolving Lender shall not have made the amount of its pro rata share of such Swing Line Loan available to the Administrative Agent in accordance with the provisions of Section 2.19(c), such Revolving Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of the deemed Request for Advance pursuant to Section 2.19(b) until the date such amount is paid to the Administrative Agent, for the account of the applicable Swing Line Lender, at the Federal Funds Rate.

(e)	Each Revolving Lender’s obligation to make Base Rate Advances or to purchase and fund risk participations in a Swing Line Loan pursuant to this Section 2.19 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing. No funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

ARTICLE 3

Conditions Precedent

Section 3.1          Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the Commitments hereunder and the obligations to make the Loans or issue Letters of Credit on the Closing Date are subject to the prior or substantially contemporaneous fulfillment or waiver of each of the following conditions:

(a)	The Administrative Agent and the Lenders shall have received each of the following:

(i)	this Agreement and the Subsidiary Guaranty, each duly executed and delivered and which shall be in full force and effect;

(ii)	duly executed Security Documents together with all filings, documents and instruments necessary to confirm the perfection of the Administrative Agent’s Liens on the Collateral with the priority required hereby, and all of the pledged Collateral, if any, referred to in the Security Documents and then owned by any Credit Party, together with executed and undated endorsements for transfer in the case of pledged Collateral constituting securities, along with evidence that all other actions necessary to perfect (to the extent required by the Security Documents) the Lien on the pledged Collateral purported to be created by the Security Documents have been taken;

(iii)	a duly executed Perfection Certificate;

(iv)	duly executed Notes for any Lender that requests Notes at least three (3) Business Days prior to the Closing Date;

(v)	duly executed certificate of the secretary (or similar Authorized Signatory) of each Credit Party dated as of the Closing Date, including a certificate of incumbency with respect to two or more than two Authorized Signatories of such Person, together with the following items: (A) a true, correct and complete copy of each Organizational Document of such Credit Party as in effect on the Closing Date, (B) certificates of status (or equivalent) for such Credit Party issued by the Secretary of State or similar state official for the state of incorporation, formation or organization of such Credit Party, as applicable, and (C) a true, complete and correct copy of the corporate or other organizational resolutions of such Credit Party authorizing such Credit Party, as applicable, to execute, deliver and perform the Loan Documents to which such Credit Party is a party;

(vi)	legal opinions of DLA Piper LLP (US), counsel to the Credit Parties in form and substance reasonably acceptable to the Administrative Agent;

(vii)	duly executed Solvency Certificate demonstrating that upon the initial funding of the Loans, on a consolidated basis, the Borrower shall be Solvent;

(viii)	(A) upon the reasonable written request of any Lender or the Administrative Agent made at least ten (10) Business Days prior to the Closing Date, documentation and other information so requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act, in each case, at least three (3) Business Days prior to the Closing Date, and (B) upon the written request of any Lender or the Administrative Agent made at least five (5) Business Days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower at least three (3) Business Days prior to the Closing Date;

(ix)	(A) a customary pro forma balance sheet and pro forma income statements for the Borrower and its Subsidiaries as of the last day and for the most recent period of four (4) consecutive Fiscal Quarters ending at least forty-five (45) days prior to the Closing Date; (B) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2019, (C) an unaudited balance sheet and related statements of operations and cash flows of the Borrower and its Subsidiaries for each Fiscal Quarter subsequent to December 31, 2018, and ended at least forty-five (45) days prior to the Closing Date and (D) an unaudited balance sheet and related statements of operations and cash flows of the Sweetener Business of Flavors Holdings Inc. and the Licorice Business of Flavors Holdings Inc. for each Fiscal Quarter ended on or after March 31, 2020, but solely to the extent such Fiscal Quarter has ended at least forty-five (45) days prior to the Closing Date;

(x)	a duly executed and delivered Request for Advance (and, if applicable, a duly executed and delivered Request for Issuance of Letter of Credit);

(xi)	Lien search results with respect to the Borrower and its Subsidiaries reasonably satisfactory to the Administrative Agent;

(xii)	reasonably satisfactory evidence that all guarantees of the Existing Credit Agreements (as defined in the Acquisition Agreement) by the Target and its Subsidiaries have been terminated or will be terminated substantially concurrently with the funding of the initial Advances hereunder and all Liens shall thereupon be released;

(xiii)	duly executed payoff letters, in form and substance reasonably acceptable to the Administrative Agent, or other evidence reasonably satisfactory to the Administrative Agent that all other Indebtedness of the Borrower and its Subsidiaries and the Target and its Subsidiaries shall have been repaid in full, and all commitments in respect thereof terminated, and all guarantees and security therefor shall have been discharged and released, other than the Indebtedness that is permitted to remain in effect under the terms of the Acquisition Agreement;

(xiv)	evidence satisfactory to the Administrative Agent that none of the Collateral shall be subject to any other Lien, except for Permitted Liens and Liens securing Indebtedness that will be refinanced in full and to be released concurrently with the funding of the initial Advances hereunder; and

(xv)	the use of commercially reasonable efforts to provide customary evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and all premiums thereon paid and that the Administrative Agent has been named as lenders loss payee and/or additional insured, as applicable, under each appropriate insurance policy to the extent required hereunder.

(b)	Transaction.

(i)	Substantially concurrent with the initial funding of the Term Loans (1) the Borrower shall have received an equity contribution in the aggregate amount of at least $210,000,000 (the “Borrower Equity Contribution”), which when combined with, without duplication, the equity interests of Act II Sponsor LLC, a Delaware limited liability company, and the Purchaser Ordinary Shares Consideration (as defined in the Acquisition Agreement) (the “Sellers Equity Rollover”) shall constitute the Minimum Equity Amount, (2) the Sellers Equity Rollover shall have occurred and (3) the refinancing and repayment of the existing Indebtedness for Money Borrowed of the Target shall have occurred other than as set forth on Schedule 7.1 or as permitted by Section 7.1(c) (with all applicable related liens and guarantees to be released and terminated or customary provisions therefor made). For the purposes of this clause (b), the “Minimum Equity Amount” shall be an amount that is not less than sixty-five percent (65.0%) of the sum, without duplication, of (A) the aggregate gross proceeds of the Term Loans to be borrowed on the Closing Date plus (B) the Borrower Equity Contribution plus (C) the Sellers Equity Rollover.

(ii)	The Transaction shall have been consummated pursuant to the Acquisition Agreement without any alteration, amendment or other change, supplement or waiver thereto, or any consent having been given, in the case of any of the foregoing in a manner which would be materially adverse to the Lenders (in their capacities as such), the Joint Lead Arrangers and Joint Bookrunners or the Administrative Agent, unless consented to in writing by the Administrative Agent, such consent not to be unreasonably withheld, delayed or conditioned; provided that (I) any decrease of less than ten percent (10%) in such purchase price shall not be deemed to be materially adverse to the interests of the Lenders so long as such decrease is allocated, first, to reduce the Borrower Equity Contribution to an amount not less than the greater of (x) the Minimum Equity Amount and (y) $210,000,000 and, thereafter, as a reduction of the Term Loan Commitment, (II) any increase in the purchase price shall not be materially adverse to the interests of the Lenders so long as such increase is funded by an increase in the Borrower Equity Contribution or other cash equity proceeds; and (III) any modifications to the second sentence of Section 10.7 of the Acquisition Agreement or (to the extent that the Acquisition Agreement provides that a modification, waiver or termination thereof would require the approval in writing of the Administrative Agent) any provision or definition referenced therein, or the definition of “Material Adverse Effect” in, the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Administrative Agent.

(iii)	The Administrative Agent shall have been provided with a copy of each alteration, amendment or other change, supplement or waiver to the Acquisition Agreement, or any consent with respect thereto, that could reasonably be expected to impact the interests of the Lenders, the Joint Lead Arrangers and Joint Bookrunners or the Administrative Agent.

(c)	The Specified Acquisition Representations shall be true and correct, and the Specified Representations shall be true and correct in all material respects (in each case, any representation or warranty that is qualified as to “materiality” or similar language shall be true and correct in all respects on the Closing Date).

(d)	Since September 30, 2019, except as set forth on Section 3.10 of the Sellers Disclosure Schedule (as defined in the Acquisition Agreement) or as expressly contemplated in the Acquisition Agreement, there has not occurred any Closing Date Material Adverse Effect.

(e)	The Borrower shall certify to the Administrative Agent and the Lenders as to the satisfaction of the conditions in Section 3.1(b), (c) and (d).

(f)	The Borrower shall have paid to the Administrative Agent all outstanding costs, fees, expenses (to the extent due and invoiced at least three (or such shorter period as agreed between the Borrower and the Administrative Agent) Business Days prior to the Closing Date) and other compensation required to be paid to TD Securities (USA) LLC, the Administrative Agent or the Lenders to the extent then due and payable hereunder or as set forth in the Fee Letter.

Notwithstanding the foregoing, to the extent any Lien in the intended Collateral (other than any Collateral the Lien on which may be perfected by the filing of a UCC financing statement, the filing of intellectual property security agreements in connection with any material intellectual property with the United States Patent and Trademark Office and the United States Copyright Office or the delivery of stock certificates or equivalent instruments together with stock powers or equivalent instruments of transfer executed in blank) is not provided or perfected on the Closing Date after the Credit Parties’ use of commercially reasonable efforts to do so, the perfection of such Lien will not constitute a condition precedent to the making of any Advance on the Closing Date.

For purposes of determining compliance with this Section 3.1 on the Closing Date, each Lender or the Issuing Bank that has funded its Loans or issued a Letter of Credit on the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice from such Lender or the Issuing Bank prior to the proposed Closing Date specifying its objection thereto.

The acceptance of any Loan or Letter of Credit shall be deemed to be a representation and warranty by the Borrower as to compliance with this Section 3.1 on the Closing Date.

Section 3.2          Conditions Precedent to Each Advance after the Closing Date. Except as otherwise expressly provided herein (including pursuant to Section 2.17), the obligation of the Lenders to make each Advance after the Closing Date (other than in connection with a Continuation or Conversion) is subject to the fulfillment or waiver of each of the following conditions immediately prior to or substantially contemporaneously with such Advance:

(a)	All of the representations and warranties of the Borrower under this Agreement and the other Loan Documents (including, without limitation, all representations and warranties with respect to the Borrower’s Subsidiaries), which, pursuant to Section 4.2, are made at and as of the time of such Advance (except to the extent relating specifically to a specific prior date), shall be true and correct at such time in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects), both before and after giving effect to the application of the proceeds of such Advance, and after giving effect to any updates to information provided to the Lenders in accordance with the terms of such representations and warranties; except that for purposes of this Section 3.2, the representations and warranties contained in Section 4.1(v) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.1 and 6.2, respectively;

(b)	No Default or Event of Default hereunder shall exist at the time of such Advance or be caused thereby;

(c)	The Administrative Agent shall have received a duly executed Request for Advance;

(d)	The Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis shall be less than the maximum amount permitted pursuant to Section 7.8(a); and

(e)	At the time of, and after giving pro forma effect to, any Advance requested under the Revolving Commitment the total amount of outstanding Revolving Loans and Letter of Credit Obligations shall not exceed the Revolving Commitment and the outstanding principal balance of the Swing Line Loans shall not exceed the Swing Line Commitment.

For purposes of determining compliance with this Section 3.2 on the date of any Advance, each Lender that has funded its Loans on the date of such Advance shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice from such Lender or the Issuing Bank prior to the proposed date of such Advance specifying its objection thereto.

The acceptance of proceeds of any Advance which would increase the aggregate principal amount of Loans outstanding shall be deemed to be a representation and warranty by the Borrower as to compliance with this Section 3.2 (to the extent applicable with respect to the requested Advance) on the date any such Loan is made.

Section 3.3          Conditions Precedent to Issuance of Letters of Credit. The obligation of the Issuing Bank to issue each Letter of Credit hereunder after the Closing Date is subject to the fulfillment or waiver of each of the following conditions immediately prior to or substantially contemporaneously with such issuance.

(a)	All of the representations and warranties of the Borrower under this Agreement and the other Loan Documents (including, without limitation, all representations and warranties with respect to the Borrower’s Subsidiaries), which, pursuant to Section 4.2, are made at and as of the time of issuance of such Letter of Credit (except to the extent relating specifically to a specific prior date), shall be true and correct at such time in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects), both before and after giving effect to the issuance of such Letter of Credit, and after giving effect to any updates to information provided to the Lenders in accordance with the terms of such representations and warranties, except that for purposes of this Section 3.3, the representations and warranties contained in Section 4.1(v) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.1 and 6.2, respectively;

(b)	There shall not exist, on the date of the issuance of such Letter of Credit and after giving effect thereto, a Default or Event of Default hereunder and the Administrative Agent shall have received a Request for Issuance of Letter of Credit so certifying;

(c)	On the date of such issuance, after giving effect to the issuance requested, the total amount of outstanding Revolving Loans, Swing Line Loans and Letter of Credit Obligations shall not exceed the Revolving Commitment; and

(d)	Each of the Administrative Agent and the Issuing Bank shall have received all such other certificates, statements or other documents as the Administrative Agent or the Issuing Bank may request with respect to such Letter of Credit and the use thereof.

The acceptance of any Letter of Credit shall be deemed to be a representation and warranty by the Borrower as to compliance with this Section 3.3 on the date any such Letter of Credit is issued.

ARTICLE 4

Representations and Warranties

Section 4.1          Representations and Warranties. The Borrower hereby agrees, represents and warrants in favor of the Administrative Agent, the Issuing Bank and each Lender that (with respect to representations and warranties on the Closing Date, after giving effect to the Transaction):

(a)	Name; Organization; Ownership; Power; Qualification. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and the Domestication has occurred. Each Subsidiary of the Borrower is duly organized, validly existing and (as applicable) in good standing under the laws of the jurisdiction of its incorporation, formation or organization. The Borrower has the corporate power and authority to own its properties and to carry on its business as now conducted. Each Subsidiary of the Borrower has the corporate, limited liability company or limited partnership power and authority (as applicable) to own its properties and to carry on its business as now conducted. The Borrower and each of its Subsidiaries is duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of their respective properties or the nature of their respective businesses requires such qualification or authorization, except where failure to be in good standing, or to be so qualified or licensed, in the aggregate, would not reasonably be expected to have a Materially Adverse Effect. The name of the Borrower and each other Credit Party as it appears in official filings in the jurisdiction of its incorporation, formation or other organization, the type of entity of the Borrower and each other Credit Party (including corporation, partnership, limited partnership or limited liability company), organizational identification number issued by the jurisdiction of incorporation, formation or organization of the Borrower and each other Credit Party or a statement that no such number has been issued by the jurisdiction of organization or incorporation, the location of the chief executive office of the Borrower and each other Credit Party, in each case, as of the Closing Date, is set forth on Schedule 6 attached hereto. The Borrower and each of its Subsidiaries has only one jurisdiction of incorporation, formation or organization.

(b)	Authorization; Enforceability. The Borrower has the corporate power and has taken all necessary corporate action to borrow hereunder, to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Loan Documents to which Borrower is a party have been duly executed and delivered by the Borrower and are legal, valid and binding obligations of the Borrower, enforceable against the Borrower, in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

(c)	The Borrower and Subsidiaries: Authorization; Enforceability. On and after the Closing Date, to the extent that the Borrower has any Subsidiaries, the Borrower, directly or indirectly, has the unrestricted right to vote the issued and outstanding Ownership Interests of the Subsidiaries, owned by the Borrower and such Ownership Interests of such Subsidiaries has been duly authorized and issued and is fully paid and, to the extent applicable, non-assessable. Each Subsidiary of the Borrower that is a Credit Party has the power and has taken all necessary corporate or other organizational action to authorize it to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated by this Agreement and by such Loan Documents. Each of the Loan Documents to which any Subsidiary of the Borrower is a party is a legal, valid and binding obligation of such Subsidiary, enforceable against such Subsidiary, in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

(d)	Non-Contravention; Governmental Authorizations; Other Consents. The execution, delivery and performance, in accordance with their respective terms, by the Borrower of this Agreement and the Notes, as applicable, and by the Borrower or the other Credit Parties of each of the other Loan Documents to which they are respectively party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) require any consent, approval, authorization, permit or license, governmental or otherwise, not already obtained, except as would not reasonably be expected to have a Materially Adverse Effect, (ii) violate any Applicable Law respecting the Borrower or any of its Subsidiaries except as would not reasonably be expected to have a Materially Adverse Effect, (iii) conflict with, result in a breach of, or constitute a default under the Organizational Documents of the Borrower or any of its Subsidiaries, (iv) result in a breach of, or constitute a default under any material indenture, agreement, or other instrument, to which the Borrower or any of its Subsidiaries is a party or by which any of them or their respective properties may be bound except where such breaches or defaults, individually or in the aggregate, would not reasonably be expected to have a Materially Adverse Effect, or (v) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of its Subsidiaries, except for Permitted Liens.

(e)	Business. The Borrower and its Subsidiaries are engaged solely in the business in which they are engaged on the Closing Date and business reasonably related or ancillary, complementary or incidental thereto or representing a reasonable expansion thereof. As of the Closing Date, the Borrower and its Subsidiaries own no real property having a fair market value in excess of $7,500,000.

(f)	Necessary Authorizations. The Borrower and its Subsidiaries have secured all Necessary Authorizations and none of the Necessary Authorizations are the subject of any pending or, to the Borrower’s Knowledge, threatened (in writing) revocation, except where the failure to secure such Necessary Authorization or the failure of such Necessary Authorization to be in full force and effect would not reasonably be expected to have a Materially Adverse Effect.

(g)	Compliance with Laws; Data Privacy and Security; Food and Drug Laws.

(i)	Laws Generally. The Borrower and its Subsidiaries are in compliance with all Applicable Law, except where the failure to be in compliance would not individually or in the aggregate reasonably be expected to have a Materially Adverse Effect.

(ii)	Data Security. Except as individually or in the aggregate would not reasonably be expected to have a Materially Adverse Effect, (i) the Borrower and each of its Subsidiaries has complied with all Applicable Laws related to data security, and the protection, use, storage, handling and processing of Personal Information, (ii) the Borrower and each of its Subsidiaries has implemented and is in compliance with technical and organizational measures to assure the integrity and security of (a) transactions executed through its computer systems, and of (b) all confidential or proprietary data, including Personal Information, possessed or retained by or on behalf of the Borrower or any Subsidiary, (iii) there has been no actual or alleged breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any Personal Information, confidential or proprietary data or any other such information maintained or stored by, or on behalf of, the Borrower or any Subsidiary involving data of suppliers, customers or other Persons and (iv) there have been no facts or circumstances that would require the Borrower or any Subsidiary to give notice to any suppliers, consumers or other Persons of any actual or perceived data security breaches pursuant to the requirements of all Applicable Laws requiring notice of such a breach.

(iii)	Data Privacy. Except as individually or in the aggregate would not reasonably be expected to have a Materially Adverse Effect, (i) the Borrower and its Subsidiaries are in compliance with all Applicable Laws, statutes, judgments, orders, rules, regulations, contractual obligations, and internal and published corporate policies and procedures governing the privacy, security, collection, use, storage, processing, disclosure, transmission, and sharing of all Personal Information, (ii) the Borrower and its Subsidiaries have provided all notices and obtained all consents as required by Applicable Law, and (iii) no Person has brought any complaint, claim, or action against the Borrower and its Subsidiaries regarding any alleged violation under Applicable Law regarding their Personal Information.

(iv)	Food and Drug Laws. Except as individually or in the aggregate would not reasonably be expected to have a Materially Adverse Effect, (A) the Borrower and its Subsidiaries’ Food Product and Drug business and operations are, and during the previous three (3) years have been, in compliance with all applicable requirements of the Food and Drug Laws, (B) none of the Food Product and/or Drugs manufactured or sold by the Borrower and its Subsidiaries poses a threat to the health or safety of a consumer when used in the intended manner, (C) there exists, and has existed at all relevant times, substantiation meeting the standards of the relevant regulatory bodies of the jurisdictions in which the Food Product or Drug are sold for any and all claims of the products produced, distributed or sold by the Borrower or any of its Subsidiaries, (D) the Borrower and its Subsidiaries are not aware of any condition, event or circumstance that could reasonably be expected to prevent or impede compliance with any Food or Drug Permit or interfere with the compliant manufacture and sale of Food Products and/or Drugs by such Person as currently carried out and (E) none of the Borrower or its Subsidiaries or the facilities in which any of the Food Product and/or Drugs manufactured or sold by the Borrower and its Subsidiaries are made or handled are now subject (and none of the foregoing have been subject during the previous three (3) years) to any adverse inspection by a Governmental Entity, finding, recall, investigation, penalty assessment, audit or other compliance or enforcement action related to a Food Product or Drug by the FDA, any state authority, or any other Governmental Entity having responsibility for the regulation of Food Products and/or Drugs.

(v)	Packers and Stockyards Act. No Credit Party or any Subsidiary of any Credit Party is a “live poultry dealer” (as such term is defined in the PSA) or otherwise purchases or deals in live poultry of any type whatsoever. No Credit Party or any Subsidiary of any Credit Party purchases livestock pursuant to “cash sales” (as such term is defined in the PSA). No Credit Party or any Subsidiary of any Credit Party is subject to the trust provisions of the PSA. No Credit Party or any Subsidiary of any Credit Party is engaged in, or shall engage in, raising, cultivating, propagating, fattening, grazing or any other farming, livestock or agricultural operations.

(vi)	Perishable Agricultural Commodities Act (PACA). No Credit Party or any Subsidiary of any Credit Party is subject to PACA.

(h)	Environmental Laws. None of the Borrower or its Subsidiaries, or, to such Person’s Knowledge, any of their respective owned or leased real property or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any violation of Environmental Law, any Environmental Claim, or any Hazardous Materials Activity, in each case, that, individually or in the aggregate, would reasonably be expected to have a Materially Adverse Effect. To the Borrower’s Knowledge, there are no unremedied conditions, occurrences, or Release which would reasonably be expected to form the basis of an Environmental Claim against, the Borrower or any of its Subsidiaries that, in either case, individually or in the aggregate, would reasonably be expected to have a Materially Adverse Effect. Within the past five (5) years, none of the Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any owned or leased real property of any Credit Party, and, to the Borrower’s Knowledge, no such Person’s operations involve the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under Environmental Laws, in either case, that, individually or in the aggregate, would reasonably be expected to have a Materially Adverse Effect. The Borrower and its Subsidiaries are in compliance with all Environmental Laws, except where the failure to be in compliance would not be reasonably expected to have, individually or in the aggregate, a Materially Adverse Effect. To the Borrower’s Knowledge, no event or condition has occurred and is continuing with respect to the Borrower or any of its Subsidiaries relating to any violation of any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which, in each case, individually or in the aggregate has had, or would reasonably be expected to have, a Materially Adverse Effect.

(i)	Title to Assets.

(i)        Each of the Borrower and its Subsidiaries has good, legal title to, or a valid leasehold interest in, all of its material personal and real property (in each case, subject to Permitted Liens and immaterial defects or irregularities in title which would not reasonably be expected to have a Materially Adverse Effect) necessary to operate the business in which they are engaged on the Closing Date. The assets of the Borrower and its Subsidiaries are not subject to any Liens, except for Permitted Liens. Except for financing statements evidencing Permitted Liens, none of the Borrower nor any of its Subsidiaries has authorized, pursuant to a security agreement or otherwise, the filing of any financing statement in any state or other jurisdiction under the UCC as in effect in any jurisdiction which names the Borrower or any of its Subsidiaries as debtor or which covers or purports to cover any of the assets of the Borrower or any of its Subsidiaries.

(ii)	The owned and leased real property of the Credit Parties listed on Schedule 7 attached hereto as of the Closing Date and, after the Closing Date, described in any Compliance Certificate delivered hereunder as of the date of such Compliance Certificate, constitute all of the material real property owned, leased, subleased, or used by the Credit Parties. Each of the Borrower and each other Credit Party owns good fee simple title (subject to Permitted Liens) to all of its owned locations, if any, and valid leasehold interests (subject to Permitted Liens), in all of its material leased locations, all as described on Schedule 7 attached hereto as of the Closing Date or as described in any Compliance Certificate delivered hereunder as of the date of such Compliance Certificate. None of the locations owned by any of the Borrower or any of its Subsidiaries, if any, is subject to any Liens other than Permitted Liens. No portion of the locations of any of the Borrower or any of its Subsidiaries has suffered any material damage by fire, hurricane or other casualty loss that has not heretofore been repaired and restored in all material respects or otherwise remedied, in each case, except where the failure to repair or restore would not reasonably be expected to have a Materially Adverse Effect. All permits required to have been issued or appropriate to enable the locations to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except where the failure to obtain or maintain such permits would not reasonably be expected to have a Materially Adverse Effect.

(j)	No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Entity is pending or, to the Knowledge of the Borrower, threatened in writing by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated thereby or (b) which would reasonably be expected to have a Materially Adverse Effect.

(k)	Taxes. All federal, state or local income tax returns and other material tax returns (or any extensions thereof) of the Borrower and each of its Subsidiaries required by Applicable Law to be filed have been duly filed and all such returns accurately reflect in all material respects all tax liabilities of each respective Credit Party and Subsidiary thereof for the periods covered thereby. All federal, state, and other income and non-income Taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be withheld, remitted or paid by the Borrower or any of its Subsidiaries or imposed upon the Borrower or any of its Subsidiaries or any of their respective properties, income, profits or assets, which are due and payable, have been properly withheld, remitted, or paid, except any such Taxes (i) the payment of which the Borrower or any of its Subsidiaries is diligently contesting in good faith, (ii) for which adequate reserves have been provided on the appropriate books and (iii) as to which no Lien other than a Permitted Lien has attached and no foreclosure, distraint, sale or similar proceedings have been commenced. The charges, accruals and reserves on the books of the Borrower and each of its Subsidiaries in respect of taxes are, in the reasonable judgment of the Borrower, adequate in accordance with GAAP.

(l)	No Materially Adverse Change. There has occurred no event or occurrence since December 31, 2019, which has had or which would reasonably be expected to have a Materially Adverse Effect.

(m)	Plans.

(i)            Each Plan is in compliance with the applicable provisions of ERISA, the Code, and other Federal and state laws except where failure to comply would not reasonably be expected to have a Materially Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the United States Internal Revenue Service (“IRS”) (or the time period for making an application for such a letter to the IRS with respect thereto has not expired) and, to the Knowledge of the Borrower, except as would not reasonably be expected to have a Materially Adverse Effect, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification. Except as would not reasonably be expected to have a Materially Adverse Effect, (A) each Plan (other than a Multiemployer Plan) to which Section 412 of the Code or Section 302 of ERISA applies has satisfied the requirements of Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA, and (B) no such Plan has a “funding shortfall” within the meaning of Section 430(c) of the Code or Section 303(c) of ERISA or is in “at-risk status” within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA or subject to the limitations of Section 436 of the Code. Except as would not reasonably be expected to have a Materially Adverse Effect, (x) no Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor (y) has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the IRS with respect to any Plan, nor (z) has any Lien in favor of any Plan arisen under Section 412(n) or 430(k) of the Code or Section 302(f) or 303(k) of ERISA.

(ii)           There are no pending or, to the Knowledge of the Borrower, threatened (in writing) claims, actions, or lawsuits, or action by any Governmental Entity, with respect to any Plan that would reasonably be expected to have a Materially Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or would reasonably be expected to have a Materially Adverse Effect.

(iii)          Except as would not reasonably be expected to have a Materially Adverse Effect: (A) no ERISA Event has occurred or is reasonably expected to occur; (B) the Borrower and the other Credit Parties have not incurred, and do not reasonably expect to incur, any liability under Section 409, 502(i), 502(l), or Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA) or under Section 401(a)(29), 4971 or 4975 of the Code; (C) the Borrower and the other Credit Parties have not incurred, and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, could result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; (D) the Borrower and the other Credit Parties have not engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA; and (E) no event described in Section 4062(e) of ERISA has occurred with respect to any such Plan.

(iv)          No Lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower exists or is likely to arise on account of any Plan, and, with respect to any ERISA Affiliate, no such Lien exists or is likely to arise on account of any Plan to the extent any such Lien would be reasonably likely to result in a Materially Adverse Effect on the Borrower or any Subsidiary of the Borrower.

(v)          With respect to any Foreign Plan, except as would not reasonably be expected to have a Materially Adverse Effect: (A) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices and neither the Borrower nor any of its Subsidiaries has incurred any unpaid obligation in connection with the termination of, or withdrawal from, any Foreign Plan; (B) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (C) it has been registered as required and has been maintained in substantial compliance with its terms and with the requirements of any and all Applicable Laws and has been maintained, where required in good standing with applicable regulatory authorities.

(vi)          The amount of unfunded liabilities associated with any retiree welfare benefits under all employee benefit plans within the meaning of Section 3(3) of ERISA maintained or contributed to by the Borrower or any Subsidiary of the Borrower would not reasonably be expected to have a Materially Adverse Effect.

(vii)         As of the Closing Date, the Borrower is not an entity whose assets are deemed to be “plan assets” (within the meaning of the Plan Asset Regulations) and will not be using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Plans in connection with the Loans or the Commitments.

(n)	Compliance with Regulations T, U and X. None of the Borrower nor any of its Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying and none of the Borrower or its Subsidiaries owns or presently intends to acquire, any “margin security” or “margin stock” as defined in Regulations T, U and X (12 C.F.R. Parts 220, 221 and 224) of the Board of Governors of the Federal Reserve System (herein called “margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X. The Borrower has not taken, caused or authorized to be taken, and will not take any action which might cause this Agreement, the Notes or any other Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect. If so reasonably requested by the Administrative Agent, the Borrower will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of Federal Reserve Forms G-3 and/or U-1 referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations reasonably requested by the Administrative Agent. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

(o)	Investment Company Act. None of the Borrower nor any of its Subsidiaries is an “Investment Company” or is a company “controlled” by an “Investment Company” as such terms are defined in the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower and its Subsidiaries of this Agreement and the Loan Documents nor the issuance of the Notes violates any provision of such Act or requires any consent, approval or authorization of, or registration with, the Securities and Exchange Commission or any other Governmental Entity pursuant to any provisions of such Act.

(p)	Absence of Default, Etc. The Borrower and its Subsidiaries are in compliance in all material respects with all of the provisions of their respective Organizational Documents. No default has occurred which has not been remedied or waived, the occurrence or non-occurrence of which constitutes (i) a default or event of default by the Borrower or any of its Subsidiaries under any indenture, agreement or other instrument relating to material Indebtedness of the Borrower or any of its Subsidiaries, or (ii) a default or event of default under any Material Contract, or any judgment, decree or order to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties may be bound or affected, in each case of (i) and (ii), which would reasonably be expected to have a Materially Adverse Effect.

(q)	Accuracy and Completeness of Information. No written information, reports, prospectuses and other papers and data relating to the Borrower or any of its Subsidiaries and furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders (other than the Projections (as defined below), other financial projections, forecasts, budgets, forward-looking statements, information of a general economic or industry specific nature, and third-party generated data), when furnished and taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made (except as supplemented, updated or corrected by subsequent information, reports, prospectuses and other papers and data provided prior to the next occurring Advance), and all projections, forecasts, budgets and other forward-looking statements of the Borrower and its Subsidiaries (including, without, limitation, forecasts and projected financial statements) (the “Projections”), (i) are based on estimates and assumptions that the Borrower believes in good faith to be reasonable at the time such Projections are prepared; and (ii) reflect, as of the date prepared, the Borrower’s good faith forecast of the results of operations and other information projected therein for the periods covered thereby (it being understood that Projections by their nature are inherently uncertain and no assurances can be given that the results reflected in the Projections will be achieved and that actual results may vary materially from such Projections). The Borrower has disclosed to the Administrative Agent and the Lenders all transactions in existence on the Closing Date between the Borrower or any of its Subsidiaries, on the one hand, and any Affiliate of the Borrower, on the other hand (other than transactions among the Borrower and its Subsidiaries) that would reasonably be expected to be material and adverse to the interests of the Lenders.

(r)	Priority. The Security Interest is a valid and, upon filing of appropriate UCC financing statements, will be a perfected first priority security interest (unless such security interest is subject to a first priority Permitted Lien) in favor of the Administrative Agent, for the benefit of the Secured Parties, in that portion of the Collateral in which a security interest may be perfected by filing a UCC financing statement, securing, in accordance with the terms of the Security Documents, the Obligations, and the Collateral is subject to no Liens other than Permitted Liens. Subject to the last paragraph of Section 3.1, the Liens created by the Security Documents are enforceable as security for the Obligations in accordance with their terms with respect to the Collateral subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, and (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors’ rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of the Borrower or any of its Subsidiaries, as the case may be).

(s)	Solvency. As of the Closing Date and after giving effect to the Transaction and the initial funding of the Advances on the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, will be Solvent.

(t)	Patents, Trademarks, etc. The Borrower and each of its Subsidiaries owns, possesses, or otherwise has the right to use all material patents, trademarks (including Internet domain names), trademark rights, trade names, trade name rights, service marks, copyrights (including computer software), know-how, trade secrets and other intellectual property, necessary in the conduct its respective business as now conducted, subject to no Lien except for Permitted Liens. The conduct of such businesses do not infringe, misappropriate, violate, conflict with or dilute the intellectual property rights of any other Person, except as would not reasonably be expected to have a Materially Adverse Effect. All non-expired issued patents, pending patent applications, registered trademarks, pending trademark applications, registered trade names, registered copyrights and pending copyrights applications owned by any of the Borrower or any other Credit Party, together with all state, and/or federal application or registration numbers, as applicable, and any similar local law equivalents, as of the Closing Date are listed on Schedule 3 attached hereto. The issued patent, trademark registrations, and copyright registrations listed on Schedule 3, are, to the Knowledge of the Borrower, valid and enforceable as of the Closing Date, and no such registration or application on Schedule 3 is subject to any pending or threatened (in writing) proceeding challenging the validity, enforceability or the respective holder’s ownership or use of such item, in each case except as would not reasonably be expected to have a Materially Adverse Effect.

(u)	Collective Bargaining. Other than as set forth on Schedule 4.1(u), as of the Closing Date, none of the Borrower or any of its Subsidiaries is a party to any collective bargaining agreement with a union. To the Knowledge of the Borrower, as of the Closing Date, there are no (i) grievances, disputes, or controversies with any union representing the employees of the Borrower or any of its Subsidiaries to the extent that such grievances, disputes, or controversies would reasonably be expected to cause a Materially Adverse Effect or (ii) threats of strikes, work stoppages, or any asserted pending demands for collective bargaining by any union to the extent that such threats would reasonably be expected to cause a Materially Adverse Effect.

(v)	Financial Statements; Undisclosed Liabilities. The Borrower has furnished or caused to be furnished to the Administrative Agent as of the Closing Date, the financial statements described in Section 3.1(a)(ix), all of which (other than Projections) have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position of the Borrower on and as at such dates and the results of operations for the periods then ended (subject to normal year-end and audit adjustments and the absence of footnotes and supplementing information). The consolidated financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders subsequent to the Closing Date under Sections 6.1 and 6.2 have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries on and as at such dates and the consolidated results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end and audit adjustments and the absence of footnotes and supplementing information). None of the Borrower nor any of its Subsidiaries has any Indebtedness or other material obligations or liabilities, contingent or otherwise, in each case that would be required to be disclosed on such financial statements in accordance with GAAP on the date of the most recent financial statements referred to in the preceding sentence other than as disclosed in the most recent financial statements, or arising in the ordinary course of business, or as set forth or referred to in this Agreement, subject, in the case of unaudited financial statements, to normal year-end and audit adjustments and the absence of footnotes and supplementing information.

(w)	Brokers. None of the Borrower or its Subsidiaries or Affiliates thereof has any obligation to any Person in respect of any finder’s or brokerage fees (other than as set forth in the Fee Letter and Section 2.4) in connection with the obtaining, making or closing of the Loans on the Closing Date which has not been satisfied.

(x)	Use of Proceeds. (i) The proceeds of any Advance will be used only for the purposes specified in Section 5.10.

(y)	Sanctioned Persons; Sanctioned Countries; Anti-Corruption Laws.

(i)	None of the Credit Parties, any of their respective Subsidiaries or any director, officer, employee, agent, or Affiliate of the Credit Parties or any of their respective Subsidiaries is (1) a Sanctioned Person; (2) is located, organized or resident in, or a citizen of, a country, region or territory whose government is the subject of Sanctions; or (3) is otherwise a Person (x) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (y) who engages in any dealings or transactions prohibited by Section 2 of Executive Order 13224, or, to its knowledge, is otherwise associated with any such Person in any manner violative of Section 2 or (z) subject to the limitations or prohibitions under any other OFAC regulation.

(ii)	The Credit Parties and their Subsidiaries have implemented, and maintain in effect, policies and procedures designed to ensure compliance in all material respects by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions. The Credit Parties, their Subsidiaries and their respective directors, officers and employees, and, to the Knowledge of the Credit Parties, their agents, are, and in the past five (5) years have been, in compliance with Sanctions.

(iii)	The Credit Parties and their Subsidiaries have implemented, and maintain in effect, policies and procedures designed to ensure compliance in all material respects by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. The Credit Parties, their Subsidiaries and their respective directors, officers and employees, and, to the Knowledge of the Credit Parties, their agents are in compliance with Anti-Corruption Laws.

(iv)	The Credit Parties will not, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (A) to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Country; (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, Joint Lead Arranger and Joint Bookrunner, Issuing Bank, Lender, underwriter, advisor, investor, or otherwise); (C) in any manner that could cause any Person to be blocked or designated as a Sanctioned Person; or (D) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

(z)	Subsidiaries. Schedule 4.1(z) sets forth as of the Closing Date the name of each direct or indirect Subsidiary of the Borrower, its jurisdiction of organization, the total number of issued and outstanding shares or other interests of Ownership Interests thereof, the classes and number of issued and outstanding shares or other interests of Ownership Interests of each such class, the name of each holder of Ownership Interests thereof and the number of shares or other interests of such Ownership Interests held by each such holder and the percentage of all outstanding shares or other interests of such class of Ownership Interests held by such holders.

(aa)	Anti-Money Laundering Laws. At any time after, one-hundred and twenty (120) days of the Closing Date, the Credit Parties and their Subsidiaries shall have adopted and implemented, and, thereafter, maintained in effect, policies and procedures designed to ensure compliance in all material respects by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Money Laundering Laws. To the extent applicable, the Credit Parties, their Subsidiaries and their respective directors, officers and employees, and, to the Knowledge of the Credit Parties, their agents, are in compliance with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) Anti-Money Laundering Laws, and (iii) any other law, rule or regulation pertaining to the prevention of future acts of terrorism. Neither the making available of the Loans or the Letters of Credit nor the use of any part of the proceeds thereof will violate the (i) Trading with the Enemy Act, as amended or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R Subtitle B, Chapter V, as amended) or any other enabling legislation or executive order relating thereto or any other applicable economic sanctions law, (ii) Anti-Money Laundering Laws, or (iii) any other Applicable Law, rule or regulation pertaining to the prevention of future acts of terrorism. No part of the proceeds of the Loans or the Letters of Credit will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of a government (or department, agency, or instrumentality thereof) or for or on behalf of any public international organization, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(bb)	Beneficial Ownership. The information included in the most recently delivered Beneficial Ownership Certification to the Administrative Agent is true and correct in all respects.

(cc)	Designation as Senior Debt. The Obligations constitute “Senior Debt”, “Designated Senior Debt”, or any similar term under and as defined in the agreements relating to any Indebtedness of the Borrower or any Guarantor, including any subordinated Indebtedness, which contains such designation.

(dd)	Insurance. The Borrower and its Subsidiaries maintain insurance in compliance with Section 5.5.

Section 4.2          Survival of Representations and Warranties, etc.

All representations and warranties made by the Borrower under this Agreement and any other Loan Document shall be true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects) on the date of each Advance (except to the extent relating specifically to a specific prior date) (other than in connection with a Continuation or Conversion) and on the date of issuance of each Letter of Credit, except to the extent relating specifically to the Closing Date or any other particular date. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lenders, the Administrative Agent or the Issuing Bank, any investigation or inquiry by any Lender, the Administrative Agent or the Issuing Bank or the making of any Advance (other than in connection with a Continuation or Conversion) or the issuance of any Letter of Credit under this Agreement.

ARTICLE 5

AFFIRMATIVE Covenants

Until Payment in Full (subject to Section 11.16), and unless the Required Lenders, or such greater number of Lenders as may be expressly provided herein, shall otherwise consent in writing:

Section 5.1          Preservation of Existence and Similar Matters. Except as permitted under Section 7.4, the Borrower will, and will cause each of the Borrower’s Subsidiaries to:

(a)	preserve and maintain (i) its existence and (ii) its material rights, franchises, licenses and privileges in the jurisdiction of its incorporation, formation or organization, including, without limiting the foregoing, all other Necessary Authorizations, in each case to the extent material to operation of the business in the ordinary course, except in the case of clause (ii) to the extent failure to do so would not reasonably be expected to have a Materially Adverse Effect;

(b)	qualify and remain qualified and authorized to do business in its jurisdiction of organization; and

(c)	not reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date without providing prior written notice to the Administrative Agent and so long as the applicable Credit Party or their Subsidiaries takes such action as the Administrative Agent may request in order to preserve its, the Issuing Bank’s and the Lenders’ rights under the Loan Documents.

Section 5.2        Business; Compliance with Applicable Law; Data Security. The Borrower will, and will cause each of its Subsidiaries to (a) engage in the business permitted in Section 4.1(e); (b) comply with the requirements of all Applicable Law (including Food and Drug Laws), except where failure to comply would not reasonably be expected to have a Materially Adverse Effect; (c) make or cause to be made prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Plan except where failure to do so would not reasonably be expected to have a Materially Adverse Effect; (d) take all actions reasonably necessary in its reasonable judgment to maintain and protect all patents, patent rights, trademarks, trade names, copyrights, licenses, technology, software, know-how, database rights, domain names, trade secrets, confidential information and other intellectual property owned by the Borrower or any of its Subsidiaries or necessary to the conduct of its business, including (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of the Borrower or such other Subsidiary, (ii) taking all actions reasonably necessary in its reasonable judgment to ensure that none of the trade secrets of the Borrower or such other Subsidiary shall fall or has fallen into the public domain, (iii) protecting the secrecy and confidentiality of the material source code of all computer software programs and applications owned or licensed by the Borrower or such other Subsidiary, (iv) maintaining the validity and enforceability of such intellectual property, unless such intellectual property is not, in the reasonable business judgment of the Borrower or any of its Subsidiaries, necessary or useful to the conduct of its business, and (v) pursuing the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such intellectual property, including the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings, except in each case where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to result in a Materially Adverse Effect; (e) comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws in accordance with Section 4.1(y); (f) maintain the policies and procedures described in Section 4.1(y); and (g) except as individually or in the aggregate would not reasonably be expected to have a Materially Adverse Effect, (i) maintain compliance with all Applicable Laws, (ii) maintain and implement controls, policies, procedures, and technical safeguards to protect the privacy, security, and integrity of Personal Information, computer systems and processes as required by Applicable Law and/or consistent with industry standards and practices, and (iii) prevent unauthorized access to, or acquisition, use, loss, destruction, compromise or disclosure of, any Personal Information, confidential or proprietary data maintained or stored by it.

Section 5.3        Maintenance of Properties. The Borrower will, and will cause each of the Borrower’s Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition (ordinary wear and tear and damages caused by casualty or condemnation excepted) all property necessary in the operation of their respective businesses (whether owned or held under lease) and from time to time make or cause to be made all needed repairs, renewals, replacements, additions, betterments and improvements thereto, to the extent necessary to continue their respective businesses as now conducted, other than obsolete, worn out, or unused assets and dispositions permitted under Section 7.4(a).

Section 5.4        Accounting Methods and Financial Records. The Borrower will, and will cause each of the Borrower’s Subsidiaries to, maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account consistent with GAAP. The Borrower and its Subsidiaries will maintain a Fiscal Year ending on December 31 of each year.

Section 5.5        Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent (but not more frequently than once per year so long as no Event of Default shall have occurred and be continuing), upon the request of the Administrative Agent, information so requested as to the insurance carried. Without limiting the generality of the foregoing, the Borrower will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. The Administrative Agent shall be named as lenders loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such casualty, property and liability insurance (other than directors’ and officers’, workers compensation or similar insurance policies and business interruption insurance), as applicable, and each provider of any such insurance, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, shall agree that it will give the Administrative Agent thirty (30) days (and ten (10) days for non-payment of premiums) prior written notice before any such policy or policies shall be altered or canceled.

Section 5.6        Payment of Taxes and Claims. The Borrower will, and will cause each of the Borrower’s Subsidiaries to, pay, discharge, withhold and remit all Taxes imposed upon them when due, including, without limitation, withholding taxes, assessments and governmental charges or levies required to be paid, withheld or remitted by them or imposed upon them or their income or profits or upon any properties belonging to them, as required by Applicable Law, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien or charge upon any of their properties; except that no such Tax need be paid (i) which is being diligently contested in good faith and for which adequate reserves shall have been set aside in accordance with GAAP on the appropriate books, but only so long as such Tax does not become a Lien or charge other than a Permitted Lien, and (ii) if no foreclosure, distraint, sale or similar proceedings shall have been commenced with respect thereto. Except as individually or in the aggregate would not reasonably be expected to have a Materially Adverse Effect, the Borrower will, and will cause each of the Borrower’s Subsidiaries to, file all federal, state or local income tax returns and other tax returns required by Applicable Law.

Section 5.7        Employee Benefit Plans. For each existing, or hereafter adopted, Plan, or other employee benefit plan, which is intended to meet the qualification requirements of Section 401(a) of the Code (collectively, with the Plan, a “Qualified Plan”), the Borrower will, and will cause each of the Borrower’s Subsidiaries to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such plan, including under any funding agreements and all Applicable Laws (including any fiduciary, funding, investment and administration obligations), except where such failure to comply or perform would not reasonably be expected to have a Materially Adverse Effect. All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Qualified Plan shall be paid or remitted by the Borrower, and the Borrower’s Subsidiaries in a timely fashion in accordance with the terms thereof, any funding agreements and all Applicable Laws, except (x) for such amount which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on the appropriate books or (y) where such failure to remit, pay or contribute would not reasonably be expected to have a Materially Adverse Effect. The Borrower shall deliver to Administrative Agent (a) if requested by Administrative Agent, copies of each annual and other return, report or valuation with respect to each such Plan as filed with any applicable Governmental Entity but only to the extent such item is in the possession or control of the Borrower or any Credit Party; (b) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that the Borrower or any of its Subsidiaries may receive from any applicable Governmental Entity with respect to any Plan, if such direction, order, notice, ruling or opinion involves a liability in excess of $500,000; and (c) notification within thirty (30) days after (i) any increases in the benefits of any existing Plan of the Borrower or its Subsidiaries having a cost to one or more of the Borrower or its Subsidiaries exceeding $500,000 per annum in the aggregate, in the benefits of any existing Plan, (ii) the establishment of any new Plan by the Borrower or the its Subsidiaries, or (iii) the commencement of material contributions to any Plan to which the Borrower or any of its Subsidiaries was not previously contributing.

Section 5.8        Visits and Inspections. The Borrower will, and will cause each of the Borrower’s Subsidiaries to, while no Event of Default has occurred and is continuing, upon reasonable prior notice, and at any time following the occurrence and during the continuance of an Event of Default, permit representatives of the Administrative Agent to (a) visit and inspect the properties of the Borrower or any of its Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers and respective accountants their respective businesses, assets, liabilities, financial positions, results of operations and business prospects; provided that, (i) any Lender may accompany the Administrative Agent on any such visit or inspection and participate in any such discussions at no additional cost to the Borrower, (ii) unless an Event of Default is in existence the Borrower shall bear the cost of only inspections by the Administrative Agent only and only one such inspection, examination or discussion per year and (iii) the applicable Credit Party may, at its option, have one or more employees or representatives present at any such inspection, examination or discussion.

Section 5.9           [Reserved].

Section 5.10        Use of Proceeds.

(a)	On the Closing Date, the proceeds of the Term Loan will be used by the Borrower, together with the Borrower Equity Contribution, (i) to repay and refinance the existing Indebtedness for Money Borrowed of the Target other than as set forth on Schedule 7.1 or as permitted by Section 7.1(c), (ii) to pay the cash consideration for the Transaction and (iii) to pay fees and expenses in connection with the foregoing or with the Loan Documents.

(b)	The Borrower will use the proceeds of Revolving Loans incurred on the Closing Date (i) in an amount not to exceed $5,000,000, for general corporate purposes and working capital needs, including to pay a portion of the Transaction consideration and fees and expenses in connection with the Transaction, (ii) to fund original issue discount or upfront fees in connection with “market flex” provisions, and (iii) to backstop, replace or cash collateralize existing letters of credit.

(c)	The Borrower will use the proceeds of Revolving Loans incurred after the Closing Date to finance working capital needs and other general corporate purposes (including Capital Expenditures) of the Borrower and its Subsidiaries.

(d)	After the Closing Date, the Borrower may use the aggregate proceeds of Incremental Facilities to finance Permitted Acquisitions, Investments and Capital Expenditures.

Section 5.11        [Reserved].

Section 5.12        Covenants Regarding Formation of Subsidiaries and Acquisitions; Partnership, Subsidiaries.

(a)	Additional Domestic Subsidiaries. Subject to clause (b) below, within thirty (30) days (or such later date as the Administrative Agent and the Borrower may agree) after (i) the Acquisition by the Borrower or any of its Subsidiaries of any interests in any Person which becomes a direct or indirect Subsidiary of the Borrower (other than a Foreign Subsidiary, an Immaterial Subsidiary or a Receivables Subsidiary), or (ii) the formation of any new direct or indirect Subsidiary of the Borrower (other than a Foreign Subsidiary, an Immaterial Subsidiary or a Receivables Subsidiary), (A) the Borrower will cause such new Subsidiary to provide to the Administrative Agent (1) an executed Addendum to Security Agreement, together with appropriate UCC-1 financing statements, (2) an executed Trademark Security Agreement, Patent Security Agreement or Copyright Security Agreement, if applicable and appropriate, together with appropriate recording instruments, (3) an executed Addendum to Subsidiary Guaranty; provided, that notwithstanding anything herein to the contrary no Foreign Subsidiary. Immaterial Subsidiary or Receivables Subsidiary will execute a Guaranty or grant a Security Interest or Lien in any of its assets or property to secure such Guaranty, (4) an executed Pledge Agreement Supplement, and (5) an executed certificate of the secretary (or similar Authorized Signatory) for such new Subsidiary, together with appropriate attachments; and (B) if such acquired or new Subsidiary is a direct Subsidiary of the Borrower, the Borrower will, or if such acquired or new Subsidiary is a direct Subsidiary of a direct or indirect Subsidiary of the Borrower that is a Credit Party, the Borrower will cause such Credit Party to, pledge to the Administrative Agent all of the Ownership Interests (or other instruments or securities evidencing ownership) of such acquired or new Subsidiary as additional Collateral for the Obligations to be held by the Administrative Agent in accordance with the terms of the Pledge Agreement and execute and deliver to the Administrative Agent all such documentation for such pledge as, in the reasonable opinion of the Administrative Agent, is necessary to grant and perfect such Liens on and subject to the terms set forth in the Security Documents; provided, that notwithstanding anything herein to the contrary, no Foreign Subsidiary, Immaterial Subsidiary or Receivables Subsidiary shall be required to execute a Pledge Agreement (or joinder thereto). If requested by the Administrative Agent, in connection with an acquisition or formation of a Subsidiary (other than a Foreign Subsidiary, an Immaterial Subsidiary or a Receivables Subsidiary) described in this Section 5.12(a), the Borrower will deliver to the Administrative Agent legal opinions similar to those delivered on the Closing Date, which opinions shall be in form and substance reasonably acceptable to the Administrative Agent.

(b)	Additional Foreign Subsidiaries. Notify the Administrative Agent promptly after any Person becomes a Material Foreign First Tier Subsidiary, and at the request of the Administrative Agent, promptly thereafter (and, in any event, within sixty (60) days after such request, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the applicable Credit Party to deliver to the Administrative Agent a Foreign Pledge Agreement pledging 100% of the Ownership Interests of any such new Material Foreign First Tier Subsidiary and a consent thereto executed by such new Material Foreign First Tier Subsidiary (including if applicable, original certificated Ownership Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Ownership Interests of such new Material Foreign First Tier Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such opinions, documents and certificates as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, which documents shall be in form and substance reasonably acceptable to the Administrative Agent.

Any document, agreement or instrument (other than legal opinions) executed or issued pursuant to this Section 5.12 shall be a “Loan Document” for purposes of this Agreement and, in the case of documents executed in connection with Section 5.12(a)(ii)(A)(1), (2) and (4), Section 5.12(a)(ii)(B) and Section 5.12(b)(i), each shall be a “Security Document” for purposes of this Agreement.

Section 5.13        Further Assurances.

(a)	Upon the Administrative Agent’s reasonable request, the Borrower will promptly cure, or cause to be cured, defects in the creation and issuance of any of the Notes and the execution and delivery of the Loan Documents (including this Agreement), resulting from any acts or failure to act by the Borrower or any of its Subsidiaries or any employee or officer thereof. The Borrower at its expense will promptly execute and deliver to the Administrative Agent and the Lenders, or cause to be executed and delivered to the Administrative Agent and the Lenders, all such other and further documents, agreements and instruments to (i) subject the Collateral to the Liens now or hereafter intended to be covered by the Security Documents, and (ii) perfect and maintain the validity, effectiveness and priority of any Security Document and any Lien intended to be created thereunder, in each case as may be reasonably requested by the Administrative Agent.

(b)	Each of the Borrower and its Subsidiaries acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement with respect to Security Interests created herein and in the other Loan Documents without the prior written consent of the Administrative Agent or its representative and agrees that it will not do so without the prior written consent of the Administrative Agent or its representative, subject to such Person’s rights under Section 9-509(d)(2) of the UCC.

(c)	If any material assets (including any owned real property with a fair market value of at least $7,500,000 or improvements thereto or any interest therein) are acquired by the Borrower or any Guarantor after the Closing Date (other than assets constituting Collateral under the Security Documents which become subject to the Lien of the Security Documents upon acquisition thereof, or with respect to which actions to perfect are not required under the terms of the Security Documents), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Borrower’s Subsidiaries (other than Foreign Subsidiaries, Immaterial Subsidiaries and Receivables Subsidiaries) to take, all such actions as shall be necessary or requested by the Administrative Agent to grant and perfect such Liens on and subject to the terms set forth in the Security Documents, including those set forth in Section 5.12, as applicable, all at the expense of the Borrower and the Borrower’s Subsidiaries. The Borrower will, and will cause each of the Borrower’s Subsidiaries to, use commercially reasonable efforts to defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein other than Permitted Liens. The Borrower agrees to, and will cause each of the Borrower’s Subsidiaries to, comply with the requirements of all Applicable Laws necessary to grant to the Secured Parties a valid and perfected first Security Interest in the Collateral as and to the extent required by this Agreement and the Security Documents. The Administrative Agent is hereby authorized by the Borrower to file any financing statements in accordance with and subject to the terms and conditions of the Security Documents. The Borrower agrees, and will cause each of the Borrower’s Subsidiaries to, take the following actions as the Administrative Agent may request, from time to time, by way of reasonably cooperating with the Administrative Agent’s custodians and keeping stock records. Subject to any limitation expressly set forth herein, in accordance with Section 11.2, the Borrower and the other Credit Parties shall be responsible for any and all reasonable and documented out-of-pocket fees, costs and expenses (including any property or similar taxes, attorneys’ fees for one firm of attorneys per relevant jurisdiction or costs for insurance of any kind), which the Administrative Agent may incur with respect to the Credit Parties’ compliance with this Section 5.13 (including, without limitation, in filing public notices; in preparing or filing documents; in protecting, maintaining, or preserving the Collateral or its interest therein; in enforcing or foreclosing the Liens hereunder, whether through judicial procedures or otherwise; or in defending or prosecuting any actions or proceedings arising out of or relating to its transactions with the Borrower, or any of the Borrower’s Subsidiaries). If the same are not promptly paid by such Persons upon presentation of correct, detailed invoices, the Administrative Agent may pay same on such Person’s behalf, and the amount thereof shall be an Obligation secured hereby and due to the Administrative Agent on demand.

(d)	If the Borrower or any Credit Party acquires any real property with a fair market value of at least $7,500,000 or leases after the Closing Date any real property or with respect to clause (iii) below only, any leased real property location, after the Closing Date, such Person shall do the following:

(i)	promptly notify the Administrative Agent;

(ii)	if designated in writing by the Administrative Agent in its discretion, within ninety (90) days (or such later date as Administrative Agent may agree to), with respect to any parcel of such owned real property, execute and deliver to the Administrative Agent a Mortgage in recordable form on such location, and in each case, as applicable, deliver to the Administrative Agent the other items of the types described in the definition of Real Property Documentation with respect thereto as the Administrative Agent may require, and all provisions of this Agreement (including, without limitation, the foregoing provisions of this Section 5.13 and all other applicable representations, warranties and covenants) that are applicable to owned real property or Mortgages shall apply thereto (except to the extent that the same may need to be reasonably adapted in order to be truthful with respect thereto); provided that, any such Mortgages shall not be executed unless (x) no later than 20 Business Days prior to the execution of the Mortgage, the Administrative Agent and Lenders have received all necessary flood documents (e.g., life of loan flood hazard determinations, borrower notices, etc., as applicable) and (ii) all Lenders have confirmed to the Administrative Agent that they have completed their flood due diligence; and

(iii)	with respect to each such location if it is a leased real property location at which there is Collateral with a fair market value in excess of $2,500,000 or any other location at which Collateral with a fair market value in excess of $2,500,000 is stored or maintained, use commercially reasonable efforts for a period of sixty (60) consecutive calendar days to obtain a Landlord Agreement from the lessor thereof or such bailee, as applicable.

Section 5.14        Environmental Matters.

(a)	Hazardous Materials Activities, Etc. The Borrower will, and will cause each of the Borrower’s Subsidiaries to, promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Person that would reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Person and discharge any obligations it has to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect.

(b)	Environmental Audits. If a Release of Hazardous Materials occurs on real property owned or leased by a Credit Party that would reasonably be expected to have a Materially Adverse Effect, upon written request of the Administrative Agent, the Borrower shall commission, or cause to be commissioned, an environmental site assessment/audit report of any real property owned or leased by any Credit Party directly affected by such Release (or an update of such assessment/audit report), within such period as Administrative Agent may approve after such request, and all such assessments/audits reports or updates thereof shall be at the Borrower’s expense and risk. In addition, if an environmental assessment/audit report has been prepared at the request of or on behalf of the Administrative Agent or any Governmental Entity, the Borrower shall cause copies of such report to be delivered to the Administrative Agent promptly upon the preparation thereof.

Section 5.15        Post-Closing Conditions. The Borrower will, and will cause each of its Subsidiaries to, as applicable, not later than the dates specified therefor on Schedule 5.15 (or such later dates as the Administrative Agent may agree in writing, which may include electronic correspondence, in its sole discretion), satisfy each of the requirements set forth on Schedule 5.15.

ARTICLE 6

Information Covenants

Until Payment in Full, and unless the Required Lenders, or such greater number of Lenders as may be expressly provided herein, shall otherwise consent in writing the Borrower shall, and shall cause each of its Subsidiaries to, furnish or cause to be furnished to the Administrative Agent:

Section 6.1        Quarterly Financial Statements and Information. Within forty-five (45) days (or, if the Borrower is then required to file quarterly financial statements with the Securities and Exchange Commission, such longer period, not to exceed five (5) additional days, during which the Borrower is permitted to timely file such quarterly financial statements) after the last day of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower commencing with June 30, 2020, the unaudited balance sheet of the Borrower and its Subsidiaries on a consolidated basis as at the end of such Fiscal Quarter, and the related statements of operations and the related statements of cash flows of the Borrower and its Subsidiaries on a consolidated basis, which (in the case of statements of operations) shall set forth in comparative form such figures as at the end of and for such Fiscal Quarter from the prior Fiscal Year, shall be accompanied by management’s discussion and analysis and shall be certified by the Borrower in a certificate executed on behalf of the Borrower by any Authorized Signatory of the Borrower to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Borrower and its Subsidiaries on a consolidated basis as at the end of such period and the results of operations for such period, and for the elapsed portion of the Fiscal Year ended with the last day of such period, subject only to normal year end and audit adjustments and the absence of footnotes and supplementary information.

Section 6.2        Annual Financial Statements and Information. Within ninety (90) days (or, if the Borrower is then required to file annual financial statements with the Securities and Exchange Commission, such longer period, not to exceed fifteen (15) additional days, during which the Borrower is permitted to timely file such annual financial statements) after the end of each Fiscal Year of the Borrower commencing with the Fiscal Year ending December 31, 2020, the audited balance sheet of the Borrower and its Subsidiaries on a consolidated basis as of the end of such Fiscal Year and the related audited consolidated statements of operations for such Fiscal Year and for the previous Fiscal Year, the related audited consolidated statements of cash flow and stockholders’ equity for such Fiscal Year and for the previous Fiscal Year, which shall be accompanied by management’s discussion and analysis and an opinion of accountants of recognized standing acceptable to the Administrative Agent, which opinion states that such consolidated financial statements are prepared in all material respects in accordance with GAAP, and which opinion shall be without (i) a “going concern” or like qualification or exception and (ii) any qualification or exception as to the scope of such audit (other than with respect to the impending maturity of any or all Indebtedness incurred under this Agreement, or any prospective Event of Default resulting from the noncompliance with any covenant contained in Section 7.8).

Section 6.3        Compliance Certificates. At the time the financial statements are furnished pursuant to Section 6.1 (other than with respect to the last Fiscal Quarter of each Fiscal Year) or Section 6.2, (x) a report setting forth the information required by Section 5(e)(v) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last financial statements furnished pursuant to Section 6.1 or Section 6.2 and (y) a certificate of the Borrower executed on its behalf by an Authorized Signatory of the Borrower as to its financial performance, in substantially the form attached hereto as Exhibit I:

(a)	setting forth as and at the end of such Fiscal Quarter or Fiscal Year, as the case may be, reasonable detail and information necessary to establish () the Consolidated Total Net Leverage Ratio and Fixed Charge Coverage Ratio, in each case, as of such date and whether or not the Borrower was in compliance with the requirements of Section 7.8, (ii) Cumulative Credit, (iii) all Material Subsidiaries and all Material Foreign First Tier Subsidiaries and (iv), commencing with the Fiscal Year ending December 31, 2021, with respect to financial statements furnished pursuant to Section 6.2, Excess Cash Flow;

(b)	commencing with the Fiscal Year ending December 31, 2021, with respect to financial statements furnished pursuant to Section 6.2, certifying that there have been no changes to the Perfection Certificate since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 6.3(b), or if there have been any such changes, a list in reasonable detail of such changes; and

(c)	stating that no Default or Event of Default has occurred as at the end of such Fiscal Quarter or Fiscal Year, as the case may be, or, if a Default or Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred, whether it is continuing and, in the case of a Default which has not yet become an Event of Default the steps being taken by the Borrower with respect to such Default.

Section 6.4           Copies of Other Reports.

(a)	Promptly upon receipt thereof, copies of all final reports, if any, submitted to the board of directors (or audit committee of the board of directors) of the Borrower by such Person’s independent public accountants regarding such Person, including, without limitation, any final management report prepared in connection with the annual audit referred to in Section 6.2;

(b)	Promptly after receipt thereof, a copy of each audit (excluding routine audits by the Drug Enforcement Administration, the Centers for Disease Control and Prevention, the U.S. Department of Agriculture or the FDA) made by any Governmental Entity of the books and records of Borrower or any Subsidiary or of notice of any material noncompliance with any Applicable Law relating to Borrower or any Subsidiary, or its business;

(c)	From time to time and promptly upon each written request by the Administrative Agent, such data, certificates, reports and further information regarding the business, assets, liabilities, financial position, and results of operations of the Borrower or any of its Subsidiaries, as the Administrative Agent or the Required Lenders (through the Administrative Agent) may request, including, but not limited to, an itemization of extraordinary or non-recurring non-cash charges and other non-cash charges in the calculation of Consolidated EBITDA;

(d)	Annually, certificates of insurance indicating that the requirements of Section 5.5 remain satisfied for such Fiscal Year, together with, upon the Administrative Agent’s request, copies of any new or replacement insurance policies obtained during such Fiscal Year;

(e)	On or prior to the sixtieth (60th) day after each Fiscal Year end, commencing with the Fiscal Year ending December 31, 2020, the annual budget for the Borrower and its Subsidiaries for the then current Fiscal Year, including forecasts of the income statement, the balance sheet and a cash flow statement for such Fiscal Year, on a quarterly basis;

(f)	Promptly upon receipt thereof, all agreements (and any amendment or modification thereto) between the Borrower or any of its Subsidiaries, on the one hand, and any Affiliate of the Borrower, on the other hand (other than transactions among the Borrower and its Subsidiaries) that could reasonably be expected to be material and adverse to the interests of the Lenders;

(g)	Promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency; and

(h)	Within ten (10) Business Days after the same are sent, a copy of any financial statement, report or notice which the Borrower or any of its Subsidiaries sends to any Person under or pursuant to or in connection with any Material Contract, in each case if such statement, report or notice relates to an event that has resulted or would reasonably be expected to result in an Event of Default or a Materially Adverse Effect; and, within ten (10) Business Days after the same are received by Borrower or any of its Subsidiaries, copies of all notices sent to any such Person under or pursuant to or in connection with any such agreement or instrument which notice relates to an event that has resulted or would reasonably be expected to result in a Default, an Event of Default or a Materially Adverse Effect.

Section 6.5           Notice of Litigation and Other Matters. Notice specifying the nature and status of any of the following events, promptly, but in any event not later than five (5) Business Days after the occurrence of any of the following events becomes Known to the Borrower:

(a)	the commencement of all proceedings and investigations by or before any Governmental Entity which would reasonably be expected to have a Materially Adverse Effect and all actions and proceedings in any court or before any arbitrator against the Borrower or any of its Subsidiaries which would reasonably be expected to have a Materially Adverse Effect;

(b)	(i) any Default, (ii) any violation of any Applicable Law which, individually or in the aggregate, would reasonably be expected to have a Materially Adverse Effect; or (iii) the occurrence or non-occurrence of any event (A) which constitutes, or which with the passage of time or giving of notice or both would constitute a material default by the Borrower or any of its Subsidiaries under any Material Contract to which the Borrower or any of its Subsidiaries is party or by which any of their respective properties may be bound, in each case, which would reasonably be expected to have a Materially Adverse Effect, or (B) which would reasonably be expected to have a Materially Adverse Effect, giving, in each case a description thereof and specifying the action proposed to be taken with respect thereto;

(c)	except, in each case, as would not reasonably be expected to have a Materially Adverse Effect: (i) the Borrower, any Subsidiary or to the extent Known to the Borrower, any ERISA Affiliate shall fail to make any payment or contribution when due and payable under any Plan or (ii) an ERISA Event occurs; and

(d)	except, in each case, as would not reasonably be expected to have a Materially Adverse Effect: (i) the institution of a proceeding pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; (ii) that the Borrower or any Subsidiary of the Borrower may be directly or indirectly liable for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan; or (iii) that the Borrower or any Subsidiary of the Borrower will or may incur any liability (including any indirect, contingent, or secondary liability) with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA. The Borrower will deliver to the Administrative Agent copies of any records, documents or other information that must be furnished to the PBGC by the Borrower or any Subsidiary of the Borrower with respect to any Plan pursuant to Section 4010 of ERISA. The Borrower will deliver to the Administrative Agent a copy of each funding waiver request or request for extension of amortization periods under applicable provisions of the Code or ERISA filed by the Borrower or any Subsidiary of the Borrower with the IRS or any other government agency with respect to any Plan and all written communications received by the Borrower, or any Subsidiary of the Borrower from the IRS or any other government agency with respect to each Plan. In addition to any certificates or notices delivered to the Administrative Agent pursuant to this Agreement, copies of any records, documents or other information required to be furnished to the PBGC or any other government agency by the Borrower or any Subsidiary of the Borrower (other than annual reporting on From 5500), and any material written notices received by the Borrower or any Subsidiary of the Borrower, in each case with respect to any Plan or Foreign Plan shall be delivered to the Administrative Agent no later than ten (10) days after the date such records, documents and/or information has been furnished to the PBGC or any other government agency by the Borrower or any Subsidiary of the Borrower or such notice has been received by the Borrower or any Subsidiary of the Borrower, as applicable;

(e)	any change in the information provided in the most recently delivered Beneficial Ownership Certification to the Administrative Agent along with an updated Beneficial Ownership Certification reflecting such change;

(f)	any of the following if the same would reasonably be expected, individually or in the aggregate, to have a Materially Adverse Effect, (i) any failure of any products produced by the Borrower or any of its Subsidiaries or any packaging materials used in connection therewith, to comply with, or to have been produced in accordance with, any Food and Drug Laws or (ii) any non-routine inspection by any Governmental Entity of any facility of the Borrower or any of its Subsidiaries where any products made by the Borrower or any of its Subsidiaries are produced or assembled, together with copies of any notices with respect to such event that are required to be filed with any Governmental Entity and any notice delivered by a Governmental Entity to the Borrower or any of its Subsidiaries with respect to such events;

(g)	any instance of reportable food as contemplated by Section 1005 of the Food and Drug Administration Amendments Act of 2007 (Pub. L. 110-85); and

(h)	any proposed voluntary or involuntary product recall or market withdrawal with respect to any Food Product of the Borrower or any of its Subsidiaries.

Section 6.6           Environmental Disclosure. The Borrower will, and will cause the Borrower’s Subsidiaries to, deliver to Administrative Agent and Lenders:

(a)	within five (5) Business Days following receipt thereof, copies of all material and final reports from environmental audits and investigations prepared by independent consultants or Governmental Entities with respect to Environmental Claims or the Release of Hazardous Materials at any owned or leased real property of any Credit Party that, individually or in the aggregate would reasonably be expected to result in a Materially Adverse Effect; provided, however, the Borrower shall not be required to provide any such audit, investigation, analysis, or report where such disclosure would destroy any privilege applicable thereto;

(b)	within five (5) Business Days after Borrower’s Knowledge of the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported by the Borrower or any of its Subsidiaries to any Governmental Entity under any applicable Environmental Laws which would reasonably be expected to result in one or more Environmental Claims having individually, or in the aggregate, a Materially Adverse Effect, (2) any remedial action taken by the Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which would reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Materially Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to result in a Materially Adverse Effect, and (3) the Borrower’s Knowledge of any occurrence or condition on any real property adjoining or in the vicinity of any owned or leased real property of any Credit Party that would cause such Credit Party’s property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, in each case, that, individually or in the aggregate, would reasonably be expected to result in a Materially Adverse Effect; and

(c)	as soon as practicable following the sending or receipt thereof by an Authorized Signatory of the Borrower or any of the Borrower’s Subsidiaries, a copy of any and all material non-privileged written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to give rise to a Materially Adverse Effect, (2) any Release required to be reported by the Borrower or any of its Subsidiaries to any federal, state, foreign or local governmental or regulatory agency which would reasonably be expected to result in one or more Environmental Claims having individually or in the aggregate, a Materially Adverse Effect, and (3) any written request for information from any governmental agency stating that such agency is investigating whether the Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity which would reasonably be expected to result in one or more Environmental Claims, having individually or in the aggregate, a Materially Adverse Effect.

Section 6.7           Electronic Delivery of Documents. Documents required to be delivered pursuant to this Agreement may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent including, without limitation, the Platform); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent for itself or for delivery to any Lender that requests in writing to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 6.8           Patriot Act; KYC Information. The Borrower shall furnish, and cause each of its Subsidiaries to furnish, all documentation and other information that is reasonably requested by Administrative Agent or any Lender from time to time for purposes of compliance with the Beneficial Ownership Regulation or applicable “know your customer” requirements and Anti-Money Laundering Laws, including the Patriot Act.

Section 6.9           Lenders’ Meetings. Within fifteen (15) days after the delivery to Administrative Agent of financial statements pursuant to Section 6.1 or 6.2, the Borrower will, in each case to the extent requested by either Administrative Agent or any Lenders, conduct a telephonic meeting with Administrative Agent and Lenders to discuss the most recently reported financial results and the financial condition of Borrower and its Subsidiaries, at which shall be present such officers of the Credit Parties as may be reasonably requested to attend by Administrative Agent or Required Lenders, such request or requests to be made within a reasonable time prior to the scheduled date of such meeting; provided, that if the financial statements required pursuant to Section 6.1 or 6.2 are not provided, Administrative Agent or Required Lenders may request a lenders’ meeting pursuant to this Section 6.9 at any time after the date on which such statements were to be provided.

ARTICLE 7

Negative Covenants

Until Payment in Full, and unless the Required Lenders shall otherwise consent in writing:

Section 7.1           Indebtedness of the Borrower and its Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except that the Borrower and its Subsidiaries may incur the following Indebtedness:

(a)	the Obligations;

(b)	Indebtedness of the Borrower or of any of its Subsidiaries owing to the Borrower or any other Subsidiary so long as such Indebtedness is (i) owing by a Credit Party to another Credit Party, (ii) owing by a non-Credit Party to a Credit Party to the extent permitted under Section 7.6, (iii) owing by a non-Credit Party to another non-Credit Party, or (iv) subordinated to the Obligations in a manner satisfactory to the Administrative Agent and the corresponding debt instruments, if any, held by the Borrower or a Guarantor are pledged to the Administrative Agent as security for the Obligations;

(c)	Capital Lease Obligations and Indebtedness incurred to finance the purchase, construction or development of fixed assets and Indebtedness secured by purchase money Liens permitted under clause (f) of the definition of Permitted Liens not to exceed in the aggregate at any one time outstanding $10,000,000;

(d)	(i) Guaranties by the Borrower of Indebtedness of a Subsidiary of the Borrower and Guaranties by a Subsidiary of the Borrower of Indebtedness of the Borrower or any other Subsidiary of the Borrower, in each case, to the extent such Indebtedness is permitted to be incurred pursuant to this Section 7.1; provided, that if the Indebtedness that is being Guaranteed is unsecured and/or subordinated to the Obligations, the Guaranty shall also be unsecured and/or subordinated; (ii) Guaranties incurred in the ordinary course of business and which are not Indebtedness for Money Borrowed; (iii) Guaranties permitted under Section 7.5 and (iv) Guaranties that are Investments permitted under Section 7.6.

(e)	(i) Interest Hedge Agreements entered into in order to manage existing or anticipated interest rate risks not for speculative purposes and (ii) Other Hedging Agreements entered into for bona fide hedging activities and not for speculative purposes;

(f)	Guaranty obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors (including guaranties of real estate leases) and licensees of the Borrower and its Subsidiaries;

(g)	Indebtedness outstanding on the date hereof and listed on Schedule 7.1 and Refinancing Indebtedness with respect thereto;

(h)	Indebtedness of a Person at the time such Person was acquired pursuant to a Permitted Acquisition (so long as such Indebtedness was not incurred in anticipation of such Acquisition) in an aggregate principal amount not to exceed $15,000,000 in the aggregate for all such Persons at any one time outstanding;

(i)	unsecured Indebtedness incurred by the Borrower or a Guarantor under customary agreements consisting of indemnification, seller notes, earn-outs, adjustment of purchase price or other similar obligations entered into in connection with Permitted Acquisitions and asset dispositions permitted hereunder; provided, however, that the aggregate principal amount of such seller notes or similar obligations outstanding (which for the avoidance of doubt does not include indemnification obligations, earn-outs, adjustments of purchase price or any other contingent obligations (whether or not such contingency has been satisfied subsequent to the consummation of such Permitted Acquisition)) shall not exceed $3,000,000 at any time;

(j)	cash management obligations (including, credit cards, credit card processing, debit or purchase cards) and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(k)	Indebtedness under performance bonds or reimbursement obligations with respect to letters of credit with respect to workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance of the Borrower or its Subsidiaries, in each case incurred in the ordinary course of business;

(l)	Indebtedness of the Borrower and its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(m)	Indebtedness representing deferred compensation or reimbursable expenses owed to employees, officers, consultants and directors of the Borrower or any of its Subsidiaries in the ordinary course of business;

(n)	Indebtedness of the Borrower or any of its Subsidiaries as an account party in respect of (i) trade letters of credit issued in the ordinary course of business, and (ii) trade accounts payable and accrued expenses incurred in the ordinary course of business;

(o)	Indebtedness owed to an insurance company or an affiliate thereof for the financing of insurance premiums;

(p)	Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; provided that any such Indebtedness denominated in a currency other than U.S. Dollars will, for purposes of this clause (p), be deemed to be outstanding in an amount equal to the U.S. Dollar equivalent of the amount thereof at the time of incurrence;

(q)	other Indebtedness of the Borrower and its Domestic Subsidiaries not to exceed in the aggregate principal amount at any one time outstanding the greater of (x) $10,000,000 and (y) 15% of Consolidated EBITDA; and

(r)	Indebtedness incurred pursuant to a Receivables Facility permitted hereunder; provided that the Attributable Receivables Indebtedness thereunder, together with the aggregate face amount of Receivables sold for the most recently ended four (4) consecutive Fiscal Quarters pursuant to Factoring Transactions under Section 7.4(a)(vi), shall not exceed $20,000,000 at any time outstanding.

Section 7.2           Limitation on Liens; Negative Pledge. The Borrower shall not, and shall not permit any of its Subsidiaries to:

(a)	create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens; or

(b)	undertake, covenant or agree with any third party that it will not create, assume, incur or permit to exist any Lien in favor of the Administrative Agent or the Lenders securing the Obligations with respect to the Borrower and any of the Borrower’s Subsidiaries, on any of its assets or properties, whether now owned or hereafter acquired except in the case of this clause (b), (i) restrictions and conditions imposed by Applicable Law; (ii) customary restrictions and conditions contained in agreements relating to the sale of any asset or property or a Subsidiary pending such sale; provided that (x) such restrictions and conditions apply only to the asset, property or Subsidiary that is to be sold and such sale is permitted hereunder or (y) the Obligations will be Paid in Full upon the consummation of such sale; (iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (iv) customary provisions in leases, licenses, permits and contracts permitted or not prohibited hereunder, including without limitation, customary provisions in leases, licenses, permits and contracts restricting the assignment, subletting or other transfer thereof; (v) restrictions contained in agreements existing at the time any Person becomes a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary and applies only to such Person or its assets; and (vi) restrictions on cash and Cash Equivalents (or deposit containing such cash or Cash Equivalents) imposed by agreements entered into in the ordinary course of business. Anything to the contrary in the foregoing notwithstanding, the inclusion herein of Permitted Liens does not constitute, and shall not be deemed to constitute, an agreement by the Administrative Agent and the Lenders to subordinate or postpone the Security Interests securing the Obligations to any such Permitted Liens solely by designation hereunder as Permitted Liens, except as otherwise provided in the Loan Documents or as provided by Applicable Law.

Section 7.3           Amendment and Waiver. The Borrower shall not, and shall not permit its Subsidiaries to, (a) enter into any amendment, waiver or other modification of any of the provisions of its Organizational Documents or agreements, instruments or documents creating or evidencing Junior Debt or (b) amend or permit any amendments or other modifications to, or terminate or waive any provision of, any Material Contract, in each case in a manner adverse to the interests of Secured Parties in their capacities as such.

Section 7.4           Liquidation, Merger or Disposition of Assets.

(a)	Disposition of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time sell, lease, abandon, or otherwise dispose (as used herein, “dispose”; “dispositions” shall have the meaning correlative thereto) of any assets other than:

(i)            inventory disposed of in the ordinary course of business, or the disposition of obsolete, worn out, surplus or damaged assets and assets no longer used or useful in the conduct of its business;

(ii)            property disposed of as a result of a casualty, condemnation, or expropriation;

(iii)            the transfer or other disposition of assets by the Borrower or any wholly-owned Domestic Subsidiary of the Borrower or by any Subsidiary of the Borrower to the Borrower or to any other wholly-owned Domestic Subsidiary of the Borrower and the transfer or other disposition of assets by the Foreign Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower;

(iv)            (A) dispositions of assets permitted under Section 7.4(b) and (B) transactions permitted under Sections 7.6 and 7.7 to the extent such transactions are also dispositions of assets;

(v)            dispositions of equipment or real property in the ordinary course of business to the extent that (A) such Property is exchanged for credit against the purchase price of similar replacement Property or (B) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(vi)            the sale, transfer or other disposition of property or assets not otherwise permitted in this Section 7.4; provided that (A) the aggregate Net Proceeds (Asset Sales) of all property or assets sold, transferred, or otherwise disposed pursuant to this clause (vi) (but excluding the proceeds of any Sale-Leaseback Transaction and the sale of the Camden Facility) shall not exceed $2,000,000 during any four (4) Fiscal Quarter period, (B) such proceeds represent the fair market value for such property or assets, (C) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, (D) not less than seventy-five percent (75%) of the sales price of such property or assets shall be cash and Cash Equivalents, and (E) all of the Net Proceeds (Asset Sales) of such sale or transfer are used to make a prepayment of the Loans pursuant to Section 2.8(d), if required, or otherwise reinvested as permitted hereunder;

(vii)            the Borrower and its Subsidiaries may abandon, allow to lapse or otherwise dispose of intellectual property that the Borrower or such Subsidiary shall determine in its reasonable business judgment is immaterial to the conduct of the business of the Borrower or any of its Subsidiaries;

(viii)            the Borrower and its Subsidiaries may lease, sublease, license or sublicense property (including, without limitation, intellectual property and real property) to other Persons in the ordinary course of business if such lease, sublease, license or sublicense does not interfere in any material respect with the use of the applicable property by Borrower or its Subsidiaries or any business of the Borrower or its Subsidiaries;

(ix)            dispositions of cash and Cash Equivalents in the ordinary course of business;

(x)            dispositions of Receivables in the ordinary course of business in connection with the collection or compromise thereof consistent with past practice and not as part of any Receivables Facility;

(xi)            the unwinding pursuant to its terms of any Interest Hedge Agreement or any Other Hedging Agreements;

(xii)            the Borrower or any of its Subsidiaries may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business;

(xiii)            dispositions of non-core assets acquired in connection with Permitted Acquisitions or other permitted Investments, which, within 90 days of the date of the Acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower and its Subsidiaries; provided that (i) the Net Proceeds (Asset Sales) received in connection with any such dispositions shall be applied and/or reinvested as (and to the extent) required by Section 2.8(d) and (ii) no Event of Default shall have occurred and be continuing on the date on which the definitive agreement governing the relevant disposition is executed;

(xiv)            dispositions of Receivables pursuant to Factoring Transactions; provided that the aggregate face amount of Receivables sold for the most recently ended four (4) consecutive Fiscal Quarters, together with the Attributable Receivables Indebtedness incurred pursuant to the Receivables Facilities under Section 7.1(r), shall not exceed $20,000,000 at any time outstanding; and

(xv)            dispositions of Receivables, or participations therein, and related assets pursuant to Receivables Facilities permitted hereunder.

(b)	Liquidation, Dissolution or Merger. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any amalgamation, merger or consolidation, other than (i) an amalgamation, merger or consolidation among the Borrower and one or more of its Subsidiaries, provided the Borrower is the surviving entity, or (ii) an amalgamation, merger or consolidation between or among two or more Subsidiaries of the Borrower (other than an amalgamation, merger or consolidation between or among a non-Credit Party and a Credit Party, unless such Credit Party, is the surviving entity or the surviving entity becomes a Credit Party), or (iii) in connection with a Permitted Acquisition effected by a merger or amalgamation in which the Borrower or, in a merger or amalgamation in which the Borrower is not a party, a Credit Party is the surviving entity or the surviving entity becomes a Credit Party (or, to the extent such Permitted Acquisition involves the Acquisition of a Foreign Subsidiary effected by a merger or amalgamation with a Foreign Subsidiary, the Foreign Subsidiary is a direct or indirect Subsidiary of a Credit Party), or (iv) a liquidation, dissolution, amalgamation or otherwise of any Subsidiary of the Borrower into the Borrower or another Subsidiary of the Borrower (other than a Foreign Subsidiary), so long as the payment and performance of or guarantee of, as applicable, the Obligations under this Agreement and the other Loan Documents of the non-surviving Person, if any, are assumed by the surviving entity, or (v) a liquidation or dissolution of any Immaterial Subsidiary of the Borrower, so long as the payment and performance of the Obligations under this Agreement and the other Loan Documents of the non-surviving Person, if any, are assumed by the surviving entity.

(c)	Division. Notwithstanding anything herein or any other Loan Document to the contrary, no Credit Party that is a limited liability company may divide itself into two or more limited liability companies (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise) without the prior written notice to the Administrative Agent, and in the event that any Credit Party that is a limited liability company divides itself into two or more limited liability companies (with or without the prior consent of the Administrative Agent as required above), any limited liability companies formed as a result of such division (including all series thereof) shall be required to comply with the obligations set forth in this Agreement and the other Loan Documents and the further assurances obligations included in any Loan Document (including Section 5.13 above) and become a Borrower or Guarantor (as required by Administrative Agent).

Section 7.5           Limitation on Guaranties. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time Guaranty, assume, be obligated with respect to, or permit to be outstanding any Guaranty of, any obligation of any other Person other than (i) a guaranty by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, or (ii) Guaranties permitted pursuant to Section 7.1, or (iii) as may be contained in any Loan Document including, without limitation, any Subsidiary Guaranty, or (iv) Investments permitted under Section 7.6 in the form of Guaranties, or (v) Guaranties by the Borrower of obligations of its Subsidiaries (other than Indebtedness) not prohibited by this Agreement, or (vi) Guaranties by any Subsidiary of the Borrower of obligations of any other Subsidiary of the Borrower not prohibited hereunder, or (vii) Guaranties of Capital Leases and real property leases entered into by Borrower or any of its Subsidiaries.

Section 7.6           Investments and Acquisitions. The Borrower shall not own, directly or indirectly, any Subsidiary unless it owns 100% of the issued and outstanding Ownership Interests of such Subsidiary’s voting rights and economic interests (on a fully diluted basis); provided that the foregoing shall not prohibit, (x) in the case of any Foreign Subsidiary, the issuance of directors’ qualifying shares or other similar Ownership Interests to the extent required under the laws of the jurisdiction of such Subsidiary’s formation (and any such Foreign Subsidiary shall be treated for all purposes hereunder as a direct or indirect (as applicable) wholly-owned Subsidiary of the Borrower so long as it complies with this Section 7.6), (y) any Investments permitted under Sections 7.6(d), (k) and (m), or (z) the Borrower, directly or indirectly, owning not less than 50% of the issued and outstanding Ownership Interests of the voting rights and economic interests (on a fully diluted basis) of Merisant Sweetener (Philippines), Inc., other than pursuant to a sale or other disposition of all such Ownership Interest in a transaction permitted hereunder. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make any Acquisition or Investment except:

(a)	cash or Cash Equivalents purchased or held by the Borrower and its Subsidiaries directly or through a brokerage account;

(b)	(i) Indebtedness permitted pursuant to Section 7.1(b)(i) and (iii); and (ii) Investments and capital contributions by the Borrower or any Subsidiary of the Borrower in a Credit Party;

(c)	loans and advances to officers, directors, consultants and employees of the Borrower and its Subsidiaries for reasonable and customary business related travel, entertainment, relocation and analogous business purposes and advances of payroll payments to employees in the ordinary course of business, in an aggregate amount not to exceed $500,000 at any time outstanding;

(d)	Investments (including debt obligations and extensions of credit) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)	(i) Investments, Acquisitions or transactions permitted under Section 7.4(b) and (ii) Guaranties of the Borrower and the Borrower’s Subsidiaries permitted hereunder, in each case to the extent such Guaranty obligations also constitute Investments;

(f)	deposits made in the ordinary course of business of the Borrower and its Subsidiaries to secure the performance of leases or in connection with bidding on government contracts;

(g)	so long as no Default or Event of Default exists or is continuing at the time such Investment is made (or would result therefrom), additional Investments not otherwise permitted hereunder not to the greater of (A) $20,000,000 and (B) twenty-five percent (25)% of Consolidated EBITDA;

(h)	Investments in existence on the Closing Date and listed on Schedule 7.6(h) and any refinancing, refunding, renewal or extension of any such Investment that does not increase the amount thereof;

(i)	Investments constituting Permitted Acquisitions (including Investments of cash or Cash Equivalents by the Borrower and its Subsidiaries in one or more wholly-owned Foreign Subsidiaries for the purpose of consummating a substantially concurrent Investment by such Foreign Subsidiaries (or one or more wholly-owned Foreign Subsidiaries thereof) in (x) assets located outside the United States or (y) Ownership Interests in any Person organized in a jurisdiction outside the United States, in each case to the extent such Investment constitutes (or comprises part of) a Permitted Acquisition and in any event is permitted by clause (i) of the definition of “Permitted Acquisition” in Section 1.1);

(j)	Investments constituting deposits or pledges permitted under Section 7.2;

(k)	Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 7.4(a) and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(l)	Guaranties and other Indebtedness otherwise permitted under Sections 7.1 or 7.5;

(m)	(i) Investments of any Credit Party in any non-Credit Party in an aggregate amount at any time outstanding not to exceed $10,000,000, (ii) Investments of any non-Credit Party in any other non-Credit Party and (iii) the creation of Subsidiaries, subject to Section 5.12;

(n)	so long as (x) no Default or Event of Default exists or is continuing (or would result therefrom) and (y) compliance with a Consolidated Total Net Leverage Ratio of not more than 2.00:1.00, any Investment that when made did not exceed the then-applicable Cumulative Credit;

(o)	Investments of the Borrower or any Credit Party made by the Borrower or any such Credit Party following a public or private sale after the Closing Date of common Ownership Interests (other than Disqualified Equity) in an amount equal to the aggregate Net Proceeds (Ownership Interests) received by the Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from such sale; provided, however, any such Investment (x) must be made within thirty (30) days of the consummation of such sale and (y) such Net Proceeds (Ownership Interests) must be designated to the Administrative Agent (pursuant to a certificate of an Authorized Signatory of the Borrower on or promptly after the date of such public or private sale) for the purposes of this clause (o); and

(p)	Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any Person (including, without limitation, capital contributions of Receivables and related assets by a Subsidiary to a Receivables Subsidiary and subordinated Indebtedness of a Receivables Subsidiary owed to a Subsidiary), in each case, that, in the good faith determination of the Borrower are necessary or advisable to effect any Receivables Facility or any repurchases and customary indemnities in connection therewith.

In determining the amount of Investments permitted under this Section 7.6, the amount of any Investment not constituting Indebtedness outstanding at any time shall be the aggregate cash Investment by the applicable Person, less all dividends or other distributions on equity or returns of capital (but, in each case, only to the extent received in cash or Cash Equivalents) received by such Person with respect to that particular Investment.

Section 7.7           Restricted Payments and Restricted Purchases. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly declare or make any Restricted Payment or Restricted Purchase; provided, however, that,

(a)	the Borrower and its Subsidiaries may make dividends or distributions solely in the form of stock or other Ownership Interests;

(b)	any Subsidiary of the Borrower may declare and make dividend payments or other distributions to the Borrower and its wholly-owned Subsidiaries;

(c)	so long as (x) no Default or Event of Default exists or is continuing (or would result therefrom) and (y) compliance on a Pro Forma Basis with a Consolidated Total Net Leverage Ratio of not more than 1.25:1.00, the Borrower and its Subsidiaries may make Restricted Payments or Restricted Purchases in an unlimited amount;

(d)	so long as no Default or Event of Default exists or is continuing (or would result therefrom), the Borrower and its Subsidiaries may make Restricted Payments or Restricted Purchases in an aggregate amount not to exceed $20,000,000 in any Fiscal Year;

(e)	so long as (x) no Default or Event of Default exists or is continuing (or would result therefrom) and (y) compliance with a Consolidated Total Net Leverage Ratio of not more than 2.00:1.00, the Borrower and its Subsidiaries may make any other Restricted Payments or Restricted Purchases that when made do not exceed the then-applicable Cumulative Credit;

(f)	the Borrower may purchase, redeem or otherwise acquire Ownership Interests issued by it with the proceeds received from the substantially concurrent issue of new common Ownership Interests of the Borrower;

(g)	so long as no Default or Event of Default exists or is continuing (or would result therefrom), the Borrower may pay dividends on the common Ownership Interests of the Borrower following a public offering after the Closing Date of such common Ownership Interests pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in gross cash proceeds of at least $50,000,000, in an amount not to exceed in any Fiscal Year six percent (6.00%) of the aggregate Net Proceeds (Ownership Interests) received by the Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering, to the extent such Net Proceeds (Ownership Interests) are not applied (i) as consideration for a Permitted Acquisition under clause (i) of the definition thereof, (ii) to fund Investments pursuant to Section 7.6(o) or (iii) to fund Restricted Payments or Restricted Purchases pursuant to clause (h) below;

(h)	Restricted Payments or Restricted Purchases made by the Borrower or any Credit Party following a public or private sale after the Closing Date of common Ownership Interests (other than Disqualified Equity) in an amount equal to the aggregate Net Proceeds (Ownership Interests) received by the Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from such sale; provided, however, any such Restricted Payment or Restricted Purchase (x) must be made within thirty (30) days of the consummation of such sale and (y) such Net Proceeds (Ownership Interests) must be designated to the Administrative Agent (pursuant to a certificate of an Authorized Signatory of the Borrower on or promptly after the date of such public or private sale) for the purposes of this clause (h); and

(i)	the Borrower and each Subsidiary may pay withholding or similar taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) in connection with any repurchases of Ownership Interests or the exercise of stock options in the ordinary course of business.

Section 7.8           Financial Covenants.

(a)	Consolidated Total Net Leverage Ratio. As of each Fiscal Quarter end (commencing with September 30, 2020), the Borrower shall not permit the Consolidated Total Net Leverage Ratio of it and its Subsidiaries, on a consolidated Pro Forma Basis, to exceed (a) with respect to each Fiscal Quarter ending on or before September 30, 2021, 4.00 to 1.00, and (b) with respect to each Fiscal Quarter thereafter, 3.75 to 1.00.

(b)	Minimum Fixed Charge Coverage Ratio. As of each Fiscal Quarter end (commencing with September 30, 2020), the Borrower shall not permit the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries, on a consolidated Pro Forma Basis, to be less than 1.25 to 1.00.

Section 7.9           ERISA. Except, in each case, as would not reasonably be expected to have a Materially Adverse Effect, the Borrower shall not, and shall not permit any of the its Subsidiaries to: (i) become a party to any Multiemployer Plan or Foreign Plan, other than any that is in existence on the Closing Date; (ii) fail to meet all of the applicable minimum funding requirements of ERISA and the Code, without regard to any waivers thereof; (iii) cause or permit to occur any event that could result in the imposition of a Lien under section 412 or 430 of the Code or section 302 or 4068 of ERISA; or (iv) cause or permit to occur an ERISA Event. The Borrower and its Subsidiaries shall not use “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Plans in connection with the Loans or the Commitments.

Section 7.10         Affiliate Transactions. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time engage in any material transaction with an Affiliate (other than the Borrower or a Subsidiary of the Borrower), or make an assignment or other transfer of any of its properties or assets to any such Affiliate, other than on terms substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate, except (a) as specifically provided herein (including pursuant to Sections 7.4(a)(xv), 7.6(b), (c), (m) or (o), the payment of any sums permitted under Section 7.7 and any servicing arrangements, performance undertakings and other Affiliate transactions that are customary in connection with Receivables Facilities permitted hereunder), (b) as may be described on Schedule 2 attached hereto and (c) agreements related to, and payments of, Indebtedness permitted under Section 7.1(i), to the extent made with or paid to an Affiliate.

Section 7.11        Sale-Leaseback. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or such Subsidiary has sold or transferred to any other Person (other than the Borrower or its Subsidiaries) within a period of twelve (12) months prior to entering into such lease, guaranty or surety (the foregoing, a “Sale-Leaseback Transaction”) in any Fiscal Year in excess of $3,000,000.

Section 7.12         Restrictive Agreements. The Borrower shall not, and the Borrower shall not permit any of its Subsidiaries to, as applicable, enter into or agree, or otherwise become bound, to any agreement, contract or other arrangement with any Person pursuant to the terms of which (i) such Subsidiary is or would be prohibited from declaring or paying any cash dividends or distributions on any class of its Ownership Interests owned directly or indirectly by the Borrower or any other Subsidiary of the Borrower, or from making any other distribution on account of any class of any such Ownership Interests owned directly or indirectly by the Borrower (herein referred to as “Upstream Dividends”); or (ii) the declaration or payment of Upstream Dividends by a Subsidiary to the Borrower or to another Subsidiary of the Borrower, on an annual or cumulative basis, is or would be otherwise limited or restricted; or (iii) such Subsidiary would be prohibited from Guaranteeing the Indebtedness of the Borrower or any of its Subsidiaries; or (iv) such Subsidiary would be prohibited from making loans or advances to the Borrower or repaying Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower; in each case except for (a) restrictions imposed by Applicable Law, (b) restrictions imposed by the Loan Documents, (c) restrictions and conditions imposed under Indebtedness permitted under Section 7.1, (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Borrower, (e) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Borrower are necessary or advisable to effect such Receivables Facility and (f) customary restrictions and conditions contained in agreements relating to the sale of any asset or property or a Subsidiary pending such sale; provided that (x) such restrictions and conditions apply only to the asset, property or Subsidiary that is to be sold and such sale is permitted hereunder or (y) the Obligations will be Paid in Full upon the consummation of such sale.

Section 7.13         Changes in Lines of Business. The Borrower shall not, and the Borrower shall not permit any of its Subsidiaries to, materially change the line of business of any such Person from the lines of business of such Persons on the Closing Date (other than to conduct any businesses reasonably related, ancillary, complementary or incidental thereto or representing a reasonable expansion thereof).

Section 7.14         Control Agreements. Subject to Section 5.15, the Borrower shall not, and shall not permit any of its Subsidiaries that is a Credit Party to, create, maintain or deposit moneys into any deposit accounts, securities accounts or investment accounts unless the Borrower or such Subsidiary shall have delivered to the Administrative Agent, for the benefit of the Secured Parties, control agreements to such accounts on terms and conditions satisfactory to the Administrative Agent, other than for (a) trust accounts or accounts exclusively used for payroll, payroll taxes, employee benefits, (b) accounts which are swept no less than weekly into accounts with respect to which the Administrative Agent has control agreements, and (c) other accounts so long as at any time the balance in any such account does not exceed $250,000 and the aggregate balance in all such accounts does not exceed $500,000. Each of the deposit accounts, securities accounts and investment accounts of the Borrower and each other Credit Party as of the Closing Date are identified on Schedule 8.

Section 7.15         Limitation on Changes in Fiscal Year. The Borrower shall not permit the Fiscal Year of the Borrower or any of its Subsidiaries to end on a day other than December 31.

Section 7.16         Use of Proceeds Covenant. The Borrower will not request any Advance or Letter of Credit, and the Borrower shall not use, and shall not permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Advance or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else in value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, (c) in any manner that reasonably could result in the violation of Sanctions, or any manner that reasonably could cause any Person to be blocked or designated as a Sanctioned Person.

Section 7.17         Permitted Activities of the Borrower and Intermediate Holdco. Each of the Borrower and Intermediate Holdco shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Obligations; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Security Documents to which it is a party; (c) engage in any business or activity or own any assets other than (i)(A) in the case of the Borrower, holding 100% of the Ownership Interests of Intermediate Holdco and (B) in the case of Intermediate Holdco, holding the Ownership Interests of its direct Subsidiaries; (ii) performing its obligations and activities incidental thereto under the Loan Documents; (iii) making Restricted Payments, Restricted Purchases and Investments to the extent permitted by this Agreement; (iv) maintaining its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance; (v) to the extent applicable, participating in tax, accounting and other administrative matters as a member of the combined group of the Borrower and its Subsidiaries; (vi) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes; (vii) providing indemnification to officers and directors and as otherwise permitted in this Agreement; (viii) activities incidental to the consummation of the Transactions; and (ix) activities incidental to the activities described in clauses (i) through (viii); (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) in the case of the Borrower, sell or otherwise dispose of any Ownership Interests of Intermediate Holdco; (f) in the case of the Borrower, create or acquire any Subsidiary or make or own any Investment in any Person other than Intermediate Holdco; (g) issue any Disqualified Equity; or (h) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

ARTICLE 8

Default

Section 8.1           Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Entity or non-governmental body:

(a)	Any representation or warranty made in this Agreement or in any Loan Document shall prove incorrect in any material respect when made or deemed to be made pursuant to Section 4.2; or

(b)	The Borrower shall default in the payment of: (i) any interest hereunder or under any of the Notes, or fees or other amounts payable to the Lenders and the Administrative Agent hereunder or under any of the Loan Documents, or any of them, when due, and such Default shall not be cured by payment in full of such past due amount within three (3) Business Days from the due date; or (ii) any principal under any of the Loans (or the Notes evidencing the Loans) or reimbursement obligations in respect of any Letter of Credit, when due; or

(c)	the Borrower shall default in the performance or observance of any agreement or covenant contained in Sections 5.1(a) (solely with respect to the Borrower), 5.15, 6.1, 6.2, 6.3 or Article 7; or

(d)	the Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1 and such default shall not be cured within a period of thirty (30) days from the earlier of (i) an Authorized Signatory of the Borrower’s Knowledge of the occurrence of such default and (ii) receipt by the Borrower of written notice of such default from the Administrative Agent or any Lender; or

(e)	There shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in this Section 8.1) by the Borrower or any other Credit Party party thereto, or any other obligor thereunder, which shall not be cured within a period of thirty (30) days from the earlier of (i) an Authorized Signatory of or the Borrower’s Knowledge of the occurrence of such default or breach and (ii) receipt by the Borrower of written notice of such default or breach from the Administrative Agent or any Lender; or

(f)	(i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any Material Subsidiary in an involuntary case under Bankruptcy Laws or under any other Debtor Relief Laws, now or hereafter in effect, which decree or order is not dismissed or stayed within sixty (60) days; or any other similar relief shall be granted under any applicable federal, state or foreign law; or (ii) an involuntary case shall be commenced against any Credit Party under Bankruptcy Laws or under any other Debtor Relief Laws, now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, interim receiver, receiver and manager, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, receiver, receiver and manager, trustee or other custodian of any Credit Party for all or a substantial part of its property, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, stayed, bonded or discharged; or

(g)	(i) The Borrower or any Material Subsidiary shall commence a voluntary case under Bankruptcy Laws or under any other or Debtor Relief Laws, now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, interim receiver, receiver and manager, trustee or other custodian for all or a substantial part of its property; or any Credit Party shall make any general assignment for the benefit of creditors; or (ii) any Credit Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts generally as such debts become due; or the board of directors (or similar governing body) of any Credit Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f), or (iii) shall commit an intentional and voluntary act of bankruptcy for the purposes of Bankruptcy Laws; or

(h)	There is entered by any court or arbitration panel against the Borrower or its Subsidiaries (i) a final, non-appealable monetary judgment, decree or award not covered by insurance or indemnification (where the indemnifying party has agreed to indemnify and is financially able to do so), for the payment of money which exceeds singly or in the aggregate with other such judgments, $10,000,000, or (ii) a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any of its Subsidiaries which, together with all other such property of the Borrower or any of its Subsidiaries subject to other such process, exceeds in value $10,000,000 in the aggregate, and if, in each case, within sixty (60) days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been paid or discharged or stayed pending appeal or removed to bond, or if, after the expiration of any such stay, such judgment, warrant or process shall not have been paid or discharged or removed to bond; or

(i)	An ERISA Event shall have occurred that when taken together with other ERISA Events that have occurred, results in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $10,000,000; or

(j)	There shall occur (i) any payment default under any instrument, document or agreement relating to any Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount exceeding $10,000,000, or (ii) any event or condition the occurrence of which would permit acceleration of such Indebtedness, or which, as a result of a failure to comply with the terms thereof, would make such Indebtedness otherwise due and payable, and in each case which event or condition has not been cured within any applicable notice, grace or cure period or waived in writing prior to any declaration of an Event of Default or acceleration of the Loans hereunder; provided that this clause (j) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, if such Indebtedness is otherwise permitted hereunder and such secured Indebtedness is repaid when required under the documents providing for such Indebtedness; or

(k)	Any material provision of any Loan Document shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Borrower or any other Credit Party or by any Governmental Entity having jurisdiction over the Borrower or any other Credit Party seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower or any other Credit Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document to which it is a party; or

(l)	Any Security Document shall for any reason, fail or cease (except by reason of lapse of time, operation of the terms thereof or action or inaction by the Administrative Agent) to create a valid and perfected and first-priority Lien (subject to Permitted Liens) on or Security Interest in any portion of the Collateral (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof); or

(m)	Any Change of Control shall occur; or

(n)	Any Guaranty of the Obligations shall be terminated or shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Credit Party shall repudiate its obligations thereunder; or

(o)	(i) Any failure of any products produced by any Credit Party or any Subsidiary of any Credit Party or any packaging materials used in connection therewith, to comply with, or to have been produced in accordance with, any Food and Drug Laws or (ii) any non-routine inspection by any federal, state, foreign or local regulatory agency of any facility of any Credit Party or any Subsidiary of any Credit Party where any products made by any Credit Party or any Subsidiary of any Credit Party are produced or assembled, together with copies of any notices with respect to such event that are required to be filed with any Governmental Entity and any notice delivered by a Governmental Entity to any Credit Party or any Subsidiary of any Credit Party with respect to such events, in each case if the same would reasonably be expected to result in, either individually or in the aggregate, liability in excess of $5,000,000; or

(p)	The occurrence of a product recall or market withdrawal, whether such product recall or market withdrawal is voluntary or by request or order of a Governmental Entity, with respect to one or more products manufactured by any Credit Party or any Subsidiary of any Credit Party that could reasonably be expected to result in a liability in excess of (x) $5,000,000 above the amount of insurance covering such recall or (y) $5,000,000 in the aggregate (without giving effect to insurance) and, within thirty (30) days of the occurrence of such recall, (i) such Person has not completed the recall of all such products in accordance with all conditions imposed by the applicable Governmental Entity, or (ii) such product has not been inspected by the applicable Governmental Entity; or

(q)	Either (i) any Governmental Entity shall have taken any action which results in a partial or total suspension of the production or shipment of one or more products manufactured by the Borrower or any of its Subsidiaries, which suspension or partial suspension could reasonably be expected to result in liability in excess of $5,000,000, (ii) any Governmental Entity shall have imposed fines against the Borrower or any of its Subsidiaries in an aggregate amount greater than $500,000 or (iii) any Governmental Entity shall have taken any other action against the Borrower or any of its Subsidiaries based on an alleged failure to comply with any requirements of Applicable Law or otherwise which would reasonably be expected to result in (x) liability in excess of $5,000,000 or (y) a Materially Adverse Effect.

Section 8.2           Remedies.

(a)	If an Event of Default specified in Section 8.1 (other than an Event of Default under Section 8.1(f) or Section 8.1(g)) shall have occurred and shall be continuing, the Administrative Agent, at the request of the Required Lenders, subject to Section 9.7(a), shall, upon written notice to Borrower, (i) (A) terminate the Commitments, and/or (B) declare the principal of and interest on the Loans and the Notes and all other amounts owed to the Lenders, the Issuing Bank and the Administrative Agent under this Agreement, the Notes and any other Loan Documents to be forthwith due and payable without presentment, demand, protest or other notice of any kind (other than notices required in the Loan Documents), all of which are hereby expressly waived, anything in this Agreement, the Notes or any other Loan Document to the contrary notwithstanding, and the Commitments shall thereupon forthwith terminate and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in an interest bearing account with the Administrative Agent, as cash collateral for the Obligations, an amount equal to the maximum amount currently or at any time thereafter to be drawn on all outstanding Letters of Credit and the Borrower hereby pledges to the Administrative Agent, the Lenders and the Issuing Bank and grants to them a Security Interest in, all such cash as security for the Obligations.

(b)	Upon the occurrence and continuance of an Event of Default specified in Section 8.1(f) or Section 8.1(g) (i) all principal, interest and other amounts due hereunder and under the Notes, and all other Obligations, shall thereupon and concurrently therewith automatically become due and payable and the Commitments shall forthwith automatically terminate and the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate, all without any action by the Administrative Agent, the Issuing Bank or the Lenders or the Required Lenders or any of them and without presentment, demand, protest or other notice of any kind (other than notices required in the Loan Documents), all of which are expressly waived, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding and (ii) the Borrower shall deposit in a non-interest bearing account with the Administrative Agent, the Issuing Bank or a Lender or other financial institution as directed by the Administrative Agent, as cash collateral for the Obligations, an amount equal to the maximum amount currently or at any time thereafter to be drawn on all outstanding Letters of Credit and the Borrower hereby pledges to the Administrative Agent, the Lenders and the Issuing Bank and grants to them a Security Interest in, all such cash as security for the Obligations.

(c)	Upon the occurrence and continuance of an Event of Default, the Administrative Agent, the Issuing Bank and the Lenders shall have all of the post default rights granted to them, or any of them, as applicable under the Loan Documents and under Applicable Law (including, without limitation, under the UCC).

(d)	Upon the occurrence and continuance of an Event of Default, the Administrative Agent, upon request of the Required Lenders, shall have the right to the appointment of a receiver for the properties and assets of the Borrower and its Subsidiaries, for itself and on behalf of its Subsidiaries, hereby consents to such rights and such appointment. The rights of the Administrative Agent under this Section 8.2(d) shall be subject to its prior compliance with Applicable Law to the extent applicable to the exercise of such rights.

(e)	The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder shall be cumulative, and not exclusive.

Section 8.3           Payments Subsequent to Declaration of Event of Default. Upon the occurrence and continuance of an Event of Default, payments and prepayments under this Agreement made to the Administrative Agent, the Issuing Bank and the Lenders or otherwise received by any of such Persons (from realization on Collateral for the Obligations or otherwise) shall be paid over to the Administrative Agent (if necessary) and distributed by the Administrative Agent as follows: first, to the Administrative Agent’s, and the Issuing Bank’s reasonable, documented, out-of-pocket costs and expenses, if any, incurred in connection with the collection of such payment or prepayment, including, without limitation, any reasonable costs incurred by it in connection with the sale or disposition of any Collateral for the Obligations and all amounts under Section 11.2(a) and (b); second, to the Issuing Bank in an amount equal to any Non-Reimbursed Amount, third, to the Issuing Bank, the Lenders or the Administrative Agent for any fees, expenses and indemnities hereunder or under any of the other Loan Documents then due and payable; fourth, to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding under the Loans (except as provided in Section 2.2(e)), to the payment of any unpaid interest which may have accrued on the Obligations; fifth, to the Lenders pro rata based on the unpaid principal amount of the Loans then outstanding until all Loans have been Paid in Full and all outstanding Letters of Credit have been cash collateralized in an amount equal to 103% of the Letters of Credit Obligations (and, for purposes of this clause, obligations under Interest Hedge Agreements, Bank Products Documents and Other Hedging Agreements constituting Obligations shall be paid on a pro rata basis with the Loans; provided, however, that no proceeds realized for any Guarantee or Collateral of a Credit Party who is not a Qualified ECP Guarantor shall be applied to the payment obligations due under any Interest Hedging Agreement); sixth, to the Lenders pro rata on the basis of their respective unpaid amounts, to the payment of any other unpaid Obligations; and seventh, to the Borrower or as otherwise required by Applicable Law.

ARTICLE 9

The Administrative Agent

Section 9.1           Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in its portion of the Loans and in its Notes irrevocably to appoint and authorize, the Administrative Agent to take such actions as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. None of the Administrative Agent nor any of its respective directors, officers, employees or agents, shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct as determined by a final, non-appealable judicial order of a court of competent jurisdiction.

Section 9.2           Interest Holders. The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with the Administrative Agent, as the holder of all of the interests of such Lender in its portion of the Loans and in its Notes until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.

Section 9.3           Consultation with Counsel. The Administrative Agent may consult with Jones Day, special counsel to the Administrative Agent, or with other legal counsel selected by it and shall not be liable for any action taken or suffered by it in good faith in consultation with the Required Lenders and in reasonable reliance on such consultations.

Section 9.4           Documents. The Administrative Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any Note, any other Loan Document, or any instrument, document or communication furnished pursuant hereto or in connection herewith, and the Administrative Agent shall be entitled to assume that they are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

Section 9.5           Administrative Agent and Affiliates. With respect to the Commitments and the Loans, the Administrative Agent as a Lender and any Lender which is an Affiliate of the Administrative Agent shall have the same rights and powers hereunder as any other Lender and the Administrative Agent and Affiliates of the Administrative Agent may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or any Affiliates of, or Persons doing business with, the Borrower, as if they were not the Administrative Agent or affiliated with the Administrative Agent and without any obligation to account therefor.

Section 9.6           Responsibility of the Administrative Agent. The duties and obligations of the Administrative Agent under this Agreement are only those expressly set forth in this Agreement and shall not include by reason of this Agreement or any other Loan Document any fiduciary or trustee duties for any Lender (without limiting the generality of the foregoing, the use of the term “agent” in this Agreement and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law – instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties). The Administrative Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge, or has been notified in writing by the Borrower, of such fact, or has been notified by a Lender in writing that such Lender considers that a Default or an Event of Default has occurred and is continuing, and such Lender shall specify in detail the nature thereof in writing. The Administrative Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties in this Agreement or any other Loan Document or any other document contemplated by this Agreement or any other Loan Document or the exercise of any of its rights or powers. The Administrative Agent shall not be required to qualify in any jurisdiction in which it is not presently qualified. The Administrative Agent shall not be liable hereunder for any action taken or omitted to be taken except for its own gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judicial order of a court of competent jurisdiction. The Administrative Agent shall provide each Lender with copies of such documents received from the Borrower as such Lender may reasonably request. The Administrative Agent’s duties under this Agreement or any other Loan Document or any other document contemplated by this Agreement or any other Loan Document are administrative only and it may, but shall not be required under any circumstances to exercise discretion in the performance of its duties under such documents.

Section 9.7           Action by the Administrative Agent.

(a)	The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless the Administrative Agent shall have been instructed by the Required Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action; provided that the Administrative Agent shall not exercise any rights under Section 8.2(a) of this Agreement without the request of the Required Lenders (or, where expressly required, all of the Lenders) unless time is of the essence, in which case, such action can be taken at the discretion of the Administrative Agent. The Administrative Agent shall incur no liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judicial order of a court of competent jurisdiction.

(b)	The Administrative Agent shall not be liable to the Lenders or to any Lender or the Borrower or any of its Subsidiaries in acting or refraining from acting under this Agreement or any other Loan Document in accordance with the instructions of the Required Lenders (or, where expressly required, all of the Lenders), and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders, except for its gross negligence or willful misconduct as determined by a final, non-appealable judicial order of a court of competent jurisdiction. The Administrative Agent shall not be obligated to take any action which is contrary to law or which would in its reasonable opinion subject it to liability.

Section 9.8           Notice of Default or Event of Default. In the event that the Administrative Agent or any Lender shall acquire actual knowledge, or shall have been notified, of any Default or Event of Default, the Administrative Agent or such Lender shall promptly notify the Lenders (provided failure to give such notice shall not result in any liability on the part of such Lender or Administrative Agent), and the Administrative Agent shall take such action and assert such rights under this Agreement and the other Loan Documents as the Required Lenders shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Required Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement or any other Loan Documents in respect of any Default or Event of Default within ten (10) days after their receipt of the notice of any Default or Event of Default from the Administrative Agent or any Lender, or shall request inconsistent action with respect to such Default or Event of Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 8) as it deems in its discretion to be advisable for the protection of the Lenders, except that, if the Required Lenders have instructed the Administrative Agent not to take such action or assert such right, in no event shall the Administrative Agent act contrary to such instructions unless time is of the essence, in which case, the Administrative Agent may act in accordance with its reasonable discretion.

Section 9.9           Responsibility Disclaimed. The Administrative Agent shall not be under any liability or responsibility whatsoever in its capacity as Administrative Agent:

(a)	To the Borrower or any other Person as a consequence of any failure or delay in performance by, or any breach by, any Lender or Lenders of any of its or their obligations under this Agreement;

(b)	To any Lender or Lenders, as a consequence of any failure or delay in performance by, or any breach by, (i) the Borrower of any of its obligations under this Agreement or the Notes or any other Loan Document, or (ii) any Subsidiary of the Borrower or any other obligor under any other Loan Document;

(c)	To any Lender or Lenders, for any statements, conditions, representations or warranties in this Agreement, or any other document contemplated by this Agreement or any information provided pursuant to this Agreement, any other Loan Document, or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability or sufficiency of this Agreement, the Notes, any other Loan Document, or any other document contemplated by this Agreement;

(d)	To any Person for any act or omission other than that arising from gross negligence, bad faith or willful misconduct of the Administrative Agent as determined by a final, non-appealable judicial order of a court of competent jurisdiction; or

(e)	To any Person for any failure or delay in the performance of its obligations under this Agreement or any other Loan Document or any other document contemplated by this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

Section 9.10         Indemnification. The Lenders agree to indemnify the Administrative Agent, in its capacity as such (to the extent not reimbursed by the Borrower) pro rata according to their respective Commitment Ratios at the time that any such actions referred to in this Section 9.10 arise, from and against any and all liabilities, obligations, losses (other than the loss of principal and interest hereunder in the event of a bankruptcy or out-of-court “work out” of the Loans), damages, penalties, actions, judgments, suits, costs, expenses (including fees and expenses of experts, agents, consultants and counsel), or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any Letter of Credit, or any other document contemplated by this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement, any Letter of Credit, any other Loan Document, or any other document contemplated by this Agreement, except that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent as determined by a final, non-appealable judicial order of a court of competent jurisdiction. If any indemnity in favor of the Administrative Agent shall be or become in its determination inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

Section 9.11        Credit Decision. Each Lender agrees with each other and the Administrative Agent that:

(a)	In making its decision to enter into this Agreement and to make its portion of the Loans it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower and that it has made an independent credit judgment, and that it has not relied upon the Administrative Agent or information provided by the Administrative Agent (other than information provided to the Administrative Agent by the Borrower and forwarded by the Administrative Agent to the Lenders);

(b)	So long as any portion of the Loans remains outstanding or such Lender has an obligation to make its portion of Advances hereunder, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower; and

(c)	None of the Administrative Agent and the Joint Lead Arrangers and Joint Bookrunners are undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.12        Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time for cause by the Required Lenders upon notice in writing to Borrower. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent which appointment, so long as no Event of Default has occurred and is then continuing under Section 8.1(b), (f) or (g), shall be subject to the consent of the Borrower, acting reasonably. (a) If no successor Administrative Agent shall have been so appointed by the Required Lenders or (b) if appointed, no successor Administrative Agent shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gave notice of resignation or the Required Lenders removed the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be any Lender or a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000, so long as no Event of Default has occurred and is then continuing under Section 8.1(b), (f) or (g), shall be subject to the consent of the Borrower, acting reasonably. Upon the acceptance of any such appointment as Administrative Agent hereunder by a successor Administrative Agent such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent the provisions of this Article and all other indemnity and exculpatory provisions contained herein or in the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or thereafter taken by it with respect to any transfer of agency. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. In the event that the Administrative Agent or any of its respective Affiliates ceases to be a Lender hereunder, such Person shall resign its agency hereunder.

Section 9.13        Delegation of Duties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys selected by it using reasonable care, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects so long as such selection was made without gross negligence, bad faith or willful misconduct.

Section 9.14        Security Documents. The Administrative Agent is hereby authorized to act on behalf of the Lenders, in its own capacity and through other agents and sub-agents appointed by it, under the Security Documents; provided, however, that the Administrative Agent shall not agree to the release of, or subordination of Administrative Agent’s Lien in, any Collateral, or any property encumbered by any mortgage, pledge or Security Interest, or any Guaranty of the Obligations, except upon Payment in Full, in compliance with Section 11.22, in compliance with Section 11.12, or as otherwise permitted by this Agreement, any Security Document or the applicable Loan Document.

Section 9.15        Collateral Actions. Each of the parties hereto acknowledges and agrees that all provisions herein and under any Security Document relating to rights and remedies under any Security Document shall be exercised only upon the direction of the Required Lenders (except as expressly set forth in Section 9.7), and that the provisions of this Section 9.15 may not be amended except with the consent of the Required Lenders (or, where expressly required, all the Lenders).

Section 9.16        Other Agents. None of the Lenders, the Joint Lead Arrangers and Joint Bookrunners, or other persons identified on the facing page of this Agreement as a “syndication agent” or “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those specifically set forth herein and otherwise those applicable to all Lenders. Without limiting the foregoing, none of the Lenders or other persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.

Section 9.17        Certain ERISA Matters.

(a)	Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)	such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)	the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)	(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)	In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.18        Interest Hedge Agreements, Other Hedging Agreements and Bank Products Documents. No Secured Party that is a counterparty to an Interest Hedge Agreement, Other Hedging Agreement or Bank Products Document, in its capacity as such, that obtains the benefits of Article 9, any Guaranty of the Obligations or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as the Administrative Agent, as the Issuing Bank or as a Lender, as the case may be, and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under any Interest Hedge Agreement, Other Hedging Agreement or Bank Products Document unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Party. Each Secured Party that is a counterparty to an Interest Hedge Agreement, Other Hedging Agreement or Bank Products Document, in its capacity as such, agrees to be bound by this Article 9 to the same extent as a Lender hereunder.

ARTICLE 10

Change in Circumstances Affecting Advances

Section 10.1        LIBOR Basis Determination Inadequate or Unfair. If the Administrative Agent shall reasonably determine in good faith that on any date for determining LIBOR, due to any circumstance affecting the London interbank market or any market disruption (limited to circumstances generally affecting the banking market), adequate and fair means do not exist for ascertaining such rate on the basis provided herein or if any Lender shall notify the Administrative Agent that LIBOR does not adequately and fairly reflect the cost to that Lender of funding any requested Loan, and, in each case, the provisions of Section 10.6 are not applicable, then the Administrative Agent shall promptly notify the Borrower of such determination. Until the Administrative Agent notifies the Borrower that such circumstance no longer exists, the obligation of the Lenders to make LIBOR Advances or shall be suspended, and no further Loans may be Converted into or Continued as LIBOR Advances. Upon receipt of notice of the suspension of LIBOR in accordance herewith, Borrower may revoke any pending requests for a LIBOR Advance or Conversion to or Continuation of LIBOR Advances (to the extent of the affected LIBOR Advances or Interest Periods) or, failing that, will be deemed to have Converted such request into a request for a Base Rate Advance in the amount specified therein.

Section 10.2        Illegality. If after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Closing Date), or any change in interpretation or administration thereof by any Governmental Entity, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender to make, maintain or fund its portion of LIBOR Advances, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower.  Before giving any notice to the Administrative Agent pursuant to this Section 10.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  Upon receipt of such notice, notwithstanding anything contained in Article 2, the Borrower shall repay in full the then outstanding principal amount of such Lender’s portion of each affected LIBOR Advance, together with accrued interest thereon, on either (a) the last day of the then current Interest Period applicable to such affected LIBOR Advances if such Lender may lawfully continue to maintain and fund its portion of such LIBOR Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain its portion of such affected LIBOR Advances to such day.  Concurrently with repaying such portion of each affected LIBOR Advance, the Borrower may borrow a Base Rate Advance from such Lender, whether or not it would have been entitled to effect such borrowing and such Lender shall make such Advance, if so requested, in an amount such that the outstanding principal amount of the affected Advance made by such Lender shall equal the outstanding principal amount of such Advance immediately prior to such repayment. The obligation of such Lender to make LIBOR Advances is suspended only until such time as it is once more possible and legal for such Lender to fund and maintain LIBOR Advances.

Section 10.3        Increased Costs.

(a)	If after the date hereof, any Change in Law:

(i)            shall subject any Lender to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes), with respect to its obligation to make its portion of LIBOR Advances, or its portion of existing Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its portion of LIBOR Advances or in respect of any other amounts due under this Agreement, in respect of its portion of LIBOR Advances or its obligation to make its portion of LIBOR Advances (except for changes in the rate or method of calculation of Excluded Taxes of such Lender); or

(ii)            shall impose, modify or deem applicable any reserve (excluding any reserve requirement imposed by the Board of Governors or any other applicable Governmental Entity reflected in LIBOR Basis), special deposit, compulsory loan, insurance charge or similar requirement (other than with respect to Taxes) against assets of, deposits with or for the account of, or commitments or credit extended by, any Lender or shall impose on any Lender or the London interbank borrowing market any other condition (other than with respect to Taxes) affecting its obligation to make its portion of such LIBOR Advances or its portion of existing Advances;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any of its portion of LIBOR Advances, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, then, within ten (10) Business Days after demand by such Lender (which shall include the certificate referred to in Section 10.3(b)), the Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs.  Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 10.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole reasonable judgment of such Lender made in good faith, be otherwise disadvantageous to such Lender.

(b)	Any Lender claiming compensation under this Section 10.3 shall provide the Borrower with a written certificate setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor in reasonable detail. Such certificate shall be presumptively correct absent manifest error. Notwithstanding the foregoing, the Borrower shall only be obligated to compensate such Lender for any amount under this subsection arising or occurring during (i) in the case of each such request for compensation, any time or period commencing not more than ninety (90) days prior to the date on which such Lender submits such request and (ii) any other time or period during which, because of the unannounced retroactive application of such law, regulation, interpretation, request or directive, such Lender could not have known that the resulting reduction in return might arise. In determining such amount, such Lender may use any reasonable averaging and attribution methods. If any Lender demands compensation under this Section 10.3, the Borrower may at any time, upon at least three (3) Business Days’ prior notice to such Lender, prepay in full such Lender’s portion of the then outstanding LIBOR Advances, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.11. Concurrently with prepaying such portion of LIBOR Advances the Borrower may, whether or not then entitled to make such borrowing, borrow a Base Rate Advance, or a LIBOR Advance not so affected, from such Lender, and such Lender shall, if so requested, make such Advance in an amount such that the outstanding principal amount of the affected Note or Notes held by such Lender shall equal the outstanding principal amount of such Note or Notes immediately prior to such prepayment.

(c)	Notwithstanding anything to the contrary contained in this Section 10.3, increased costs may be imposed on the Credit Parties by the Administrative Agent on behalf of each Lender only if such increased costs are generally being imposed by such Lenders on similarly situated borrowers (as reasonably determined by such Lenders).

Section 10.4         Effect On Other Advances. If notice has been given pursuant to Sections 10.1, 10.2 or 10.3 suspending the obligation of any Lender to make its portion of any type of LIBOR Advance, or requiring such Lender’s portion of LIBOR Advances to be repaid or prepaid, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all amounts which would otherwise be made by such Lender as its portion of LIBOR Advances shall, unless otherwise notified by the Borrower, be made instead as Base Rate Advances. In the event of suspension of LIBOR under Sections 10.1 or 10.2, the interest rate on which Base Rate Advances of the applicable Lender shall, if necessary to avoid the situation giving rise to the suspension, be determined by the Administrative Agent without reference to the LIBOR component of the Base Rate.

Section 10.5         Claims for Increased Costs and Taxes. In the event that any Lender shall decline to make LIBOR Advances pursuant to Sections 10.1 or 10.2 or shall have notified the Borrower that it is entitled to claim compensation pursuant to Sections 10.3, 2.10(b) through (d), 2.11 or 2.13 or is unable to complete the form required or subject to withholding as provided in Section 2.14 (each such lender being an “Affected Lender”), the Borrower at its own cost and expense may designate a Replacement Lender to assume the Commitment and the obligations of any such Affected Lender hereunder, and to purchase the outstanding Loans of such Affected Lender and such Affected Lender’s rights hereunder and with respect thereto, and within ten (10) Business Days after such designation the Affected Lender shall (a) sell to such Replacement Lender, without recourse upon, warranty by or expense to such Affected Lender, by way of an Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto, for a purchase price equal to (unless such Lender agrees to a lesser amount) the outstanding principal amount of the Loans of such Affected Lender, plus all interest accrued and unpaid thereon and all other amounts owing to such Affected Lender hereunder, including without limitation, any amount which would be payable to such Affected Lender pursuant to Section 2.11, and (b) assign the Commitments of such Affected Lender, and upon such assumption and purchase by the Replacement Lender and subject to acceptance and recording of such Assignment and Assumption Agreement by the Administrative Agent pursuant to Section 11.5(d), such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of the Commitments).

Section 10.6         Effect of Benchmark Transition Event.

(a)	Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 P.M. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders of each type. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders of each type have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 10.6 will occur prior to the applicable Benchmark Transition Start Date.

(b)	Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)	Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 10.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 10.6.

(d)	Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for an Advance of, Conversion to or Continuation of LIBOR Advances to be made, Converted or Continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have Converted any such request into a request for an Advance of or Conversion to Base Rate Advances. During any Benchmark Unavailability Period, the component of Base Rate based upon LIBOR will not be used in any determination of Base Rate.

ARTICLE 11

Miscellaneous

Section 11.1         Notices.

(a)	Except as otherwise expressly provided herein, all notices and other communications under this Agreement and the other Loan Documents (unless otherwise specifically stated therein) shall be in writing and shall be deemed to have been given three (3) Business Days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) Business Day after being entrusted to a reputable commercial overnight delivery service for next day delivery, or when sent on a Business Day prior to 5:00 P.M. (New York, New York time) by telecopy addressed to the party to which such notice is directed at its address determined as provided in this Section 11.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)            If to the Borrower or its Borrower’s Subsidiaries, to it at:

Whole Earth Brands, Inc.

125 S. Wacker Drive

Suite 3150

Chicago, IL 60606

Attention: Andy Rusie

Email: Andy.Rusie@Merisant.com

with a copy to:

Whole Earth Brands, Inc.

125 S. Wacker Drive

Suite 3150

Chicago, IL 60606

Attention: Ira Schlussel

Email: Ira.Schlussel@Merisant.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

27th Floor

New York, NY 10020

Attention: Jamie Knox

Email: jamie.knox@dlapiper.com

(ii)            If to the Administrative Agent, to it at:

Toronto Dominion (Texas) LLC

222 Bay Street

15th Floor

Toronto, Ontario M5K 1A2

Canada

Attention:	TDSAgencyadmin@tdsecurities.com
Telecopy:	(416) 982-5535

with a copy (which shall not constitute notice to the Administrative Agent) to:

TD Securities (USA) LLC

31 West 52nd Street

New York, NY 10019-6101

Attention: Ronald Davis

Email: TDSUSA-Agency@tdsecurities.com

with a copy to (which shall not constitute notice to the Administrative Agent):

Jones Day

250 Vesey Street

New York, NY 10281-1047

Attention:	I. Lewis H. Grimm, Esq.
Email:	lgrimm@jonesday.com
Telecopy:	(212) 755-7306

(iii)            If to Issuing Bank, to it at:

c/o Toronto Dominion (Texas) LLC

222 Bay Street

15th Floor

Toronto, Ontario M5K 1A2

Attention:	TDSAgencyadmin@tdsecurities.com
Telecopy:	(416) 982-5535

with a copy (which shall not constitute notice) to:

TD Securities (USA) LLC

31 West 52nd Street

New York, NY 10019-6101

Attention: Ronald Davis

Email: TDSUSA-Agency@tdsecurities.com

with an additional copy (which shall not constitute notice) to:

Jones Day

250 Vesey Street

New York, NY 10281-1047

Attention:	I. Lewis H. Grimm, Esq.
Email:	lgrimm@jonesday.com
Telecopy:	(212) 755-7306

(iv)            If to the Lenders, to them at the addresses on file with the Administrative Agent.

The failure to provide copies shall not affect the validity of the notice given to the primary recipient.

(b)	Any party hereto may change the address to which notices shall be directed under this Section 11.1 from time to time by giving prior written notice of such change to the other parties.

(c)	Electronic Communications.

(i)            Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article 2 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

(ii)            The Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct, bad faith or gross negligence of the Administrative Agent as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)            The Platform and any Approved Electronic Communications are provided “as is” and “as available.” Neither of the Administrative Agent nor any of its officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Affiliates of the Administrative Agent in connection with the Platform or the Approved Electronic Communications.

(iv)            Each of the Credit Parties, the Lenders and the Issuing Banks agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(d)	Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it may be required to (x) obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Lender to identify the Borrower and such Guarantor in accordance with the Patriot Act and (y) obtain a Beneficial Ownership Certification from the Borrower and each Guarantor, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Lender.

Section 11.2         Indemnity; Expenses; Limitation of Liabilities.

(a)	The Borrower agrees to indemnify and hold harmless each Lender, the Issuing Bank, the Administrative Agent, the Joint Lead Arranger and Joint Bookrunners, the Syndication Agent, each Documentation Agent and each of their respective Affiliates, employees, representatives, shareholders, officers, directors, trustees, agents and advisors (any of the foregoing shall be an “Indemnitee”) from and against any and all claims (whether or not such Indemnitee shall be designated a party thereto and whether or not such proceeding is brought by the Borrower or any third party), liabilities, losses, damages, actions, reasonable out-of-pocket attorneys’ fees and expenses (as such fees and expenses are incurred and documented; provided that reimbursement of attorneys’ fees and expenses shall be limited to fees and expenses of one external counsel (which may be Jones Day), one local counsel in each applicable jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and one regulatory counsel for each relevant area of expertise for all such Indemnitees (and, in the event of any unwaivable conflict of interest, one external counsel, one local counsel in each applicable jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and one regulatory counsel for each relevant area of expertise for each party subject to such conflict)) and demands by any party, including the reasonable and documented out-of-pocket costs of investigating and defending such claims, resulting from (i) any breach or alleged breach by the Borrower or any other Credit Party of any representation or warranty made hereunder by such party; (ii) the use, handling, Release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Materials at any property owned or leased by the Borrower or any of its Subsidiaries during or prior to such ownership or lease; (iii) any violation of, non-compliance with or any liability under any Environmental Laws by or of the Borrower or any of its Subsidiaries with respect to conditions at any property owned or leased by the Borrower or any of its Subsidiaries or the operations conducted thereon; (iv) the direct or indirect disposal of Hazardous Materials by the Borrower or any of its Subsidiaries or their respective predecessors at any offsite locations; or (v) or otherwise arising out of (A) the Commitments, the Loans or otherwise under this Agreement, any Letter of Credit, any Loan Document or any transaction contemplated hereby or thereby, including, without limitation, the use of the proceeds of Loans hereunder in any fashion by the Borrower or the performance of their respective obligations under the Loan Documents to which it is a party by the Borrower or any other Credit Party, (B) allegations of any participation by the Lenders, the Issuing Bank, the Administrative Agent, or any of them, in the affairs of the Borrower or any of its Subsidiaries, or allegations that any of them has any joint liability with the Borrower or any of its Subsidiaries for any reason, (C) any claims against the Lenders, the Issuing Bank, the Administrative Agent, or any of them, by the Borrower or any of its Subsidiaries, by any shareholder or other investor in or lender to the Borrower or any of its Subsidiaries, by any brokers or finders or investment advisers or investment bankers retained by the Borrower or by any other third party, arising out of the Commitments or otherwise under this Agreement; provided, further (x) that if and to the extent that the Person seeking indemnification hereunder or any of Affiliates is determined in such case to have acted with gross negligence, bad faith or willful misconduct, or to have materially breached its (or such Affiliate’s) obligations hereunder or under the other Loan Documents, in any case, by a final, non-appealable judicial order of a court of competent jurisdiction, such Person shall not be entitled to any amounts which directly resulted from any such gross negligence, bad faith, willful misconduct or material breach as determined by a final, non-appealable judicial order of a court of competent jurisdiction and (y) the Borrower shall not have indemnification obligations hereunder with respect to claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, which relate to disputes solely among Persons entitled to indemnification hereunder (other than a claim against the Administrative Agent acting in its capacity as such). The obligations of the Borrower under this Section 11.2(a) are in addition to, and shall not otherwise limit, any liabilities which the Borrower might otherwise have in connection with any warranties or similar obligations of the Borrower in any other Loan Document. This Section 11.2(a) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)	The Borrower will promptly pay, or reimburse:

(i)	all reasonable and documented out-of-pocket expenses (as such expenses are incurred) of the Administrative Agent and the Issuing Bank in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, and the transactions contemplated hereunder and thereunder and the making of the initial Advance hereunder (whether or not such Advance is made) and the issuance of any Letter of Credit, and any waivers, amendments or consents relating thereto, whether or not executed, including, but not limited to, the reasonable and documented fees and out-of-pocket disbursements (as such expenses are incurred) of legal counsel;

(ii)	all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Issuing Bank and Lenders in connection with the maintenance of the Platform and the restructuring and “work out” of the transactions contemplated in this Agreement, including, but not limited to, the reasonable and documented fees and disbursements of any experts, agents or consultants and of counsel for the Administrative Agent, the Issuing Bank and the Lenders; and

(iii)	all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Issuing Bank and the Lenders of enforcement under this Agreement or the other Loan Documents and all reasonable and documented out-of-pocket costs and expenses of collection if an Event of Default occurs, which, in each case shall include reasonable and documented out of pocket fees and expenses of counsel for the Administrative Agent, the Issuing Bank and the Lenders;

provided that in the case of the foregoing clauses (b)(i), (ii) and (iii), reimbursement of legal fees and legal expenses shall be limited to fees and expenses of one external counsel (which may be Jones Day), one local counsel in each applicable jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and one regulatory counsel for each relevant area of expertise for all of the Administrative Agent, the Issuing Bank and the Lenders (and, in the event of any unwaivable conflict of interest, one external counsel, one local counsel in each jurisdiction and/or one regulatory counsel for each relevant area of expertise for each party subject to such conflict).

Section 11.3         Waivers. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Agent, the Issuing Bank, the Required Lenders, or the Lenders, or any of them, in exercising any right, shall operate as a waiver of such right. The Administrative Agent, the Issuing Bank and the Lenders expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any future funding of a Request for Advance. In the event the Lenders decide to fund a Request for Advance or the Issuing Bank decides to fund a Letter of Credit at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders or the Issuing Bank shall not be deemed to constitute an undertaking by the Lenders to fund any further Request for Advance or the Issuing Bank to issue any further Letters of Credit or preclude the Lenders, the Issuing Bank or the Administrative Agent from exercising any rights available under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Administrative Agent, the Issuing Bank the Lenders, or the Required Lenders, shall not constitute a modification of this Agreement or any other Loan Document, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing at variance with the terms of this Agreement or any other Loan Document such as to require further notice of their intent to require strict adherence to the terms of this Agreement or any other Loan Document in the future.

Section 11.4         Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default and during the continuation thereof and the exercise of remedies (including the remedy hereunder) by the Administrative Agent in accordance with Section 8.2, the Administrative Agent and each of the Lenders are hereby authorized by the Borrower at any time or from time to time, with notice to the Borrower or to any other applicable Person (provided, that failure to give such notice shall not affect the validity of such set-off and application), to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Indebtedness at any time held or owing by any Lender or the Administrative Agent, to or for the credit or the account of the Borrower or any of its Subsidiaries, against and on account of the obligations and liabilities of the Borrower to the Lenders and the Administrative Agent, including, but not limited to, all Obligations arising out of or connected with this Agreement, the Notes or any other Loan Document, irrespective of whether (a) any Lender or the Administrative Agent shall have made any demand hereunder (except as required herein) or (b) any Lender or the Administrative Agent shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although such obligations and liabilities or any of them shall be contingent or unmatured; provided, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.2(e)(iii) through (v) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Upon direction by the Administrative Agent with the consent of all of the Lenders each Lender holding deposits of the Borrower or any of its Subsidiaries shall exercise its set off rights as so directed, with notice to the Borrower or to any other applicable Person (provided, that failure to give such notice shall not affect the validity of such set-off and application).

Section 11.5         Successors and Assigns.

(a)	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 11.5, (ii) by way of participation in accordance with the provisions of clause (e) of this Section 11.5, and (iii) by way of pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender in accordance with the provisions of clause (g) of this Section 11.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (e) of this Section 11.5 and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)	Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that:

(i)	except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitments (which for purposes of this Section 11.5(b)(i) includes Loans outstanding thereunder, respectively) or, if none of the Commitments are then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $1,000,000, and no such assignment shall be less than $1,000,000 (unless the Administrative Agent and, subject to clause (iii) below, the Borrower, otherwise consents or unless such assignment constitutes all of such Lender’s Commitments and Loans hereunder);

(ii)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the Commitments, on a non pro rata basis;

(iii)            any assignment of a Commitment by a Lender must be approved by the Administrative Agent and the Issuing Bank (if the assignment involves an assignment of any portion of the Revolving Commitment) and, unless an Event of Default under Section 8.1(b), (f) or (g) exists or with respect to any assignment made in respect of the primary syndication of the Loans and Commitments by the initial Lenders under this Agreement, the Borrower (which approval by the Administrative Agent, the Issuing Bank and the Borrower shall not be unreasonably withheld or delayed and, in the case of the Borrower, shall be deemed given if no objection is made within ten (10) Business Days after notice of the proposed assignment is delivered to the Borrower), unless the Person that is the proposed assignee is a Lender or an Affiliate or Approved Fund of such Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); provided that if such Affiliate or Approved Fund of such Lender cannot perform the obligations of a Lender holding a Commitment hereunder, the assigning Lender shall perform such obligations on behalf of such Affiliate or Approved Fund;

(iv)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement in the form of Exhibit A attached hereto, with such assignment becoming effective upon written acknowledgement and acceptance by the Administrative Agent, together with an administrative fee of $3,500 (other than for assignments to Lenders or Affiliates (including any Approved Fund) of Lenders), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)            each assignee under an Assignment and Assumption Agreement shall represent and warrant that it is not a Disqualified Institution. No Person (other than the assignee or purchaser) shall have any liability whatsoever for any assignment or sale of a participation to a Disqualified Institution of the Borrower if the assignee or purchaser has represented that it is not a Disqualified Institution of the Borrower. Any such assignment or participation to a Disqualified Institution of the Borrower in violation hereof shall not affect the validity of the obligations so assigned or in which such participation is granted;

(vi)            each Lender agrees to provide the Administrative Agent and the Borrower prompt written notice of any assignments of its interests hereunder;

(vii)            each Lender shall provide to the Administrative Agent and the Borrower the forms required to be provided under Section 2.14;

(viii)            after giving effect to such assignment, the assigning Lender shall have Commitments and Loans outstanding in an aggregate amount no less than $1,000,000, unless the assignment is to a Lender or an Affiliate (including any Approved Fund) of a Lender or otherwise agreed to by the Borrower and the Administrative Agent or unless such assignment constitutes all of such Lender’s Commitments and Loans hereunder;

(ix)            no such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof; and

(x)            in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its applicable percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)	Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (d) of this Section 11.5, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10(b) through (d), 2.11, 2.13, 2.14, 10.3, 11.2 and 11.24 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e) of this Section 11.5.

(d)	The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Toronto, Ontario, a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Administrative Agent, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)	Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuing Bank sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the right to approve or disapprove decreases in the interest rate, increases in the principal amount of the Loans participated in by such Participant, decreases in fees, extensions of any Maturity Date, or other dates of the scheduled principal repayments of the Term Loans set forth in Section 2.8(a), (g) or (h) and any release of all or substantially all of the Collateral for the Loans (other than Payment in Full and Collateral disposed of in accordance with the provisions of this Agreement). Subject to clause (f) of this Section 11.5, the Borrower agrees that each Participant shall be entitled to Sections 2.10(b) through (d), 2.11, 2.13, 2.14 and 10.3 (subject to the requirements and limitations therein and provided that such Participant agrees to be subject to the provisions of Sections 2.18 and 10.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.5) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.5. Each Lender, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the principal amounts of and stated interest on each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)	A Participant shall not be entitled to receive any greater payment under Sections 2.10(b) through (d), 2.11, 2.13, 2.14 and 10.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (a) the sale of the participation to such Participant is made with the Borrower’s prior written consent or at the Borrower’s request (and in either case Borrower shall have expressly agreed to such greater payments) and such Participant has complied with the terms of such provisions as if it were a Lender or (b) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Notwithstanding the foregoing, each Participant shall be required to comply with the provisions of Section 2.14 as if it were a Lender (it being understood that the documentation required under Section 2.14 shall be required to be delivered to the participating Lender). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 2.2(e)(iv), 2.18, 10.5 and 11.12(b) with respect to any Participant.

(g)	Notwithstanding anything to the contrary contained in this Section 11.5 or any other provision of this Agreement (though without limitation of Section 11.5(d)), so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer a portion of its Term Loans owing to it to the Borrower on a non-pro rata basis (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan), subject to the following limitations:

(i)	The Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans, provided that, (A) notice of the Auction shall be made to all Term Loan Lenders and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 11.5(g) and are otherwise reasonably acceptable to the Borrower, the Auction Manager and the Administrative Agent;

(ii)	With respect to all repurchases made by the Borrower pursuant to this Section 11.5(g), (A) the Borrower shall deliver to the Auction Manager a certificate of an Authorized Signatory of the Borrower stating that (1) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (2) as of the launch date of the related Auction and the effective date of any Affiliate Assignment Agreement, neither it, its Affiliates nor any of their respective directors or officers, is in possession of any information regarding the Borrower, its Subsidiaries or its Affiliates, or their assets, the Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Affiliate Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, Administrative Agent and the Lenders, (B) the Borrower shall not use the proceeds of any Revolving Loans to acquire such Term Loans and (C) the assigning Lender and the Borrower shall execute and deliver to the Auction Manager an Affiliate Assignment Agreement;

(iii)	Following repurchase by the Borrower pursuant to this Section 11.5(g), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Term Loans repurchased and cancelled pursuant to this Section 11.5(g), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation; and

(iv)	The aggregate principal amount of all Term Loans and Incremental Facility Loans purchased pursuant to this Section 11.5(g) may not exceed 10% of the outstanding principal amount of all Term Loans and Incremental Facility Loans at any time.

(h)	Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender upon written notice thereof to the Borrower (provided, that such written notice shall not be required with respect to any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender), including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

The provisions of this Section 11.5 shall not apply to any purchase of participations among the Lenders pursuant to Section 2.12.

A Lender may furnish any information concerning the Borrower and/or any of its Subsidiaries in the possession of such Lender from time to time to assignees, Participants and pledgees (including prospective assignees, Participants and pledgees) subject, however, to and so long as the recipient (other than a Federal Reserve Bank or a central bank having jurisdiction over such Lender) agrees in writing to be bound by the provisions of Section 11.19. In addition, the Administrative Agent may furnish any information concerning the Borrower or any of its Subsidiaries in the Administrative Agent’s possession to any Affiliate of Administrative Agent, subject, however, to the provisions of Section 11.19.

Section 11.6         Accounting Principles. All references in this Agreement to GAAP shall be to such principles as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of such financial covenants, then, upon request by either the Borrower or the Required Lenders, the Borrower and Administrative Agent and the Lenders agree to enter into negotiations in order to amend, subject to Required Lender approval, such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s and its Subsidiaries’ financial condition and results of operations shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, (a) all financial covenants shall continue to be calculated or construed as if such Accounting Change had not occurred and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, provided that the Borrower shall be obligated to do so only once. Any change in GAAP occurring after the date hereof that would require operating leases to be treated as Capital Leases shall be disregarded for the purposes of determining Indebtedness and any financial ratio or compliance requirement in any Loan Document. “Accounting Change” refers to any change in GAAP, including, without limitation, changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board, or the adoption by the Borrower of International Financial Reporting Standards. All accounting terms used herein without definition shall be used as defined under GAAP.

Section 11.7         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile, PDF or other electronic transmission shall be as effective as delivery of an original executed counterpart of this Agreement.

Section 11.8         Governing Law. This Agreement, any Notes and each other Loan Document shall be construed in accordance with and governed by the laws of the State of New York. If any action or proceeding shall be brought by any of the parties hereto hereunder or under any other Loan Document in order to enforce any right, each of the parties hereby consents to and will submit to, the exclusive jurisdiction of any state or federal court of competent jurisdiction sitting in the borough of Manhattan, or, if that court does not have subject matter jurisdiction, in any state court located in the city and county of New York and the appellate courts therefrom. By executing and delivering this Agreement, each party hereto, for itself and in connection with its properties, irrevocably (i) accepts generally and unconditionally the exclusive (subject to the penultimate sentence below) jurisdiction and venue of such courts and (ii) waives any defense of forum non conveniens. Each of the parties hereto hereby agrees that, to the extent permitted by Applicable Law, service of the summons and complaint and all other process which may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to the offices of such Person at the address given in Section 11.1 and that personal service of process shall not be required. Each of the parties hereto agrees that the Administrative Agent, Issuing Bank, and Lenders retain the right to serve process in any other manner permitted by Applicable Law or to bring proceedings against any Credit Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Loan Document or against any Collateral or the enforcement of any judgment, and hereby submits to the jurisdiction of, and consents to venue in, any such court. Each of the parties hereto agrees that final judgment in such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law.

Section 11.9         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.10      Interest.

(a)	In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by the Borrower or inadvertently received by the Administrative Agent or any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Administrative Agent or such Lender, in writing, that it elects to have such excess sum returned forthwith. If the maximum lawful interest rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the maximum lawful rate divided by the number of days in the year in which such calculation is made. It is the express intent hereof that the Borrower not pay and the Administrative Agent and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.

(b)	Notwithstanding the use by the Lenders of the Base Rate and LIBOR as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates related to such reference rates.

Section 11.11      Table of Contents and Headings. The Table of Contents and the headings of the various subdivisions used in this Agreement are for convenience only and shall not in any way modify or amend any of the terms or provisions hereof, nor be used in connection with the interpretation of any provision hereof.

Section 11.12       Amendment and Waiver.

(a)	Neither this Agreement nor any Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof or thereof be waived orally but only by an instrument in writing signed by or at the direction of the Required Lenders and, in the case of an amendment (or in the case of a waiver by a Credit Party), by the Borrower (with respect to this Agreement) or by each Credit Party party to such Loan Document, as applicable; provided, however, except as expressly set forth herein, without the prior written consent of each Lender that would be directly affected thereby, no amendment, waiver or consent shall be effective if the effect thereof would cause: (i) any increase in the amount of any Lender’s portion of the Commitments, (ii) any delay or extension in the terms of the scheduled repayments of the Term Loans provided in Section 2.8(a), (g) or (h), or the final maturity of any of the Loans or waiver of any of the foregoing, (iii) any reduction in principal, interest or fees due hereunder or postponement or waiver of the payment thereof without a corresponding payment of such principal, interest or fee amount by the Borrower (except that (A) the application or waiver of Default Rate interest, (B) amendments to the financial covenants in Section 7.8 and related definitions, or (C) waiver of any mandatory prepayments under Section 2.8(b), (d), (e) or (f) may be waived or amended, respectively, by the Required Lenders), (iv) any release of all, or subordination of Administrative Agent’s Lien on, or substantially all of the Collateral for the Loans, which shall be deemed to affect all Lenders (other than upon Payment in Full or release of Collateral permitted herein), (v) any release of any material Guaranty of all or any portion of the Obligations (other than a Guaranty provided by a Subsidiary that is sold (or otherwise disposed of), liquidated or dissolved in accordance with the provisions of this Agreement), which shall be deemed to affect all Lenders, (vi) any amendment to (A) the pro rata treatment of the Lenders set forth in Section 2.12 or (B) the pro rata treatment of the Lenders or the application of payments set forth in Section 8.3, which shall be deemed to affect all Lenders, or (vii) any amendment of this Section 11.12, Sections 11.4 and 11.5(a) (in each case with respect to the consent rights of all Lenders specified therein), or of the percentage in the definition of Required Lenders which shall be deemed to affect all Lenders and any such amendment or waiver or consent may be made only by an instrument in writing signed by each of the Lenders affected thereby and, in the case of an amendment, by the Borrower. Notwithstanding anything to the contrary, only the written consent of the Required Revolving Lenders shall be required to amend the conditions for Advances or issuance of Letters of Credit set forth in Sections 3.2 and 3.3. In addition to, and not in derogation of, Section 2.16 and this Section 11.12(a), the parties hereto hereby agree that (a) the provisions of Section 2.16 may be modified or waived only by a writing signed by the Issuing Bank, (b) the terms “Revolving Commitment” and “Available Revolving Commitment” may only be modified or amended by a writing signed by the Required Revolving Lenders and such other Persons as determined in accordance with this Section 11.12 and (c) the provisions of any Section herein to the extent that such Section requires action by all Lenders may only be modified amended or waived by all Lenders. Any amendment to any provision hereunder governing the rights, obligations, or liabilities of the Administrative Agent in its capacity as such, may be made only by an instrument in writing signed by the Administrative Agent. Notwithstanding the foregoing, the parties hereto agree that the terms of this Agreement may be amended in accordance with Section 2.17 by the Administrative Agent and the Borrower.

(b)	In the event that any Lender (a “Non-Consenting Lender”) fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Loan Document that requires the unanimous approval of all of the Lenders or the approval of all of the Lenders directly affected thereby, in each case in accordance with the terms of this Section, the Borrower shall be permitted to (i) so long as no Default or Event of Default then exists, repay in full all outstanding Obligations owed to such Lender and terminate in full all Revolving Commitments held by such Non-Consenting Lenders, or (ii) require such Non-Consenting Lender to assign its Term Loans or Loans, as applicable, to a financial institution reasonably satisfactory to the Administrative Agent, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (1) such assignment does not conflict with any Applicable Law, (2) the assignee shall purchase, at par, all Obligations with respect to the Term Loans or Loans, as applicable, owing to the Non-Consenting Lender pursuant to the Loan Documents on or prior to the date of such assignment, (3) the assignee shall approve the proposed amendment, modification, termination, waiver or consent, (4) the Non-Consenting Lender shall be obligated to make such assignment in accordance with the provisions of Section 11.5(b) (provided that the Borrower shall be obligated to pay the administrative fee referred to in Section 11.5(b)(iv)), and (5) until such time as such assignment shall be consummated, the Borrower shall pay to the Non-Consenting Lender all additional amounts (if any) required pursuant to Article 10, as the case may be. With respect to clauses (i) and (ii) above, (1) the Borrower shall provide at least three Business Days’ prior notice to the Non-Consenting Lender of such repayment or assignment, (2) the Borrower shall be liable to the Non-Consenting Lender for any costs incurred by such Lender under Section 2.11 and (3) any such repayment or assignment shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Non-Consenting Lender. In the event any Non-Consenting Lender fails to execute the agreements required under Section 11.5 in connection with an assignment pursuant to this Section, the Borrower may, upon two (2) Business Days’ prior notice to the Non-Consenting Lender, execute such agreements on behalf of the Non-Consenting Lender, and each such Lender hereby grants to the Borrower an irrevocable power of attorney (which shall be coupled with an interest) for such purpose.

(c)	Notwithstanding anything to the contrary contained in this Section 11.12, if at any time the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Credit Party shall be permitted to amend such provision. The Administrative Agent shall notify the Lenders of such amendment and such amendment shall become effective five (5) Business Days after such notification unless the Required Lenders object to such amendment in writing delivered to the Administrative Agent prior to such time.

Section 11.13      Entire Agreement. This Agreement, the Loan Documents and the Fee Letters embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

Section 11.14      Other Relationships.

(a)	No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent and each Lender to enter into or maintain business relationships with the Borrower or any of its Affiliates beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

(b)	In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Credit Parties and their Affiliates, on the one hand, and the Lenders, on the other hand, (B) each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to any Credit Party or its Affiliates. To the fullest extent permitted by Applicable Law, each Credit Party hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.15      Directly or Indirectly. If any provision in this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

Section 11.16      Reliance on and Survival of Various Provisions. All covenants, agreements, statements, representations and warranties made herein or in any certificate delivered pursuant hereto (i) shall be deemed to have been relied upon by the Administrative Agent and each of the Lenders notwithstanding any investigation heretofore or hereafter made by them, and (ii) shall survive the execution and delivery of the Notes and shall continue in full force and effect until Payment in Full. Any right to indemnification hereunder, including, without limitation, rights pursuant to Sections 2.10(b) through (d), 2.11, 10.3, 11.2, and 11.24 shall survive the termination of this Agreement and the payment and performance of all Obligations.

Section 11.17      Senior Debt. The Obligations are secured by the Security Documents and are intended by the parties hereto to be on parity with the Interest Hedge Agreements issued by, the Bank Products with, and the Other Hedging Agreements issued by, a Lender (or its Affiliates) and senior in right of payment to all subordinated Indebtedness of the Borrower.

Section 11.18      Obligations Several. The obligations of the Administrative Agent and each of the Lenders hereunder are several, not joint.

Section 11.19      Confidentiality. The Administrative Agent, each Lender and the Issuing Bank agrees to keep confidential all information received from or on behalf of the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries, any of their respective Affiliates or any of their respective businesses obtained by it in connection with the transaction described herein or pursuant hereto and the other Loan Documents in accordance with such Person’s customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Person’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are informed of the confidentiality of such information, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provision of this Section 11.19), (b) to the extent such information presently is or hereafter becomes available to such Person on a non-confidential basis from any source (other than the Borrower or any of its Subsidiaries) of such information that is in the public domain at the time of disclosure (through no fault of such Person receiving the disclosure), (c) to the extent disclosure is required by Applicable Law (including applicable securities laws) or requested or required by bank, securities, insurance or investment company regulators, examiners or auditors or any administrative entity or Governmental Entity (including the Securities Valuation Office of the National Association of Insurance Commissioners) having appropriate jurisdiction; provided that notice of such requirement, order or request shall be promptly furnished to the Borrower unless such notice is legally prohibited and other than in connection with routine or ordinary course audits or bank oversight, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to pledgees referred to in Section 11.5(h) or permitted assignees or Participants or prospective permitted assignees or Participants who agree to be bound by the provisions of this Section 11.19, (f) to the extent required in connection with any litigation or in connection with any enforcement rights between any obligor and any Lender with respect to the Loans or this Agreement and the other Loan Documents, (g) to the extent (but not more than is) necessary and customary with respect to lending transactions to similarly-situated credit parties, for purposes of submission for league table measurements, or (h) with the Borrower’s prior written consent. Notwithstanding the foregoing, until Payment in Full (at which time such license shall be automatically revoked), each Lender and its Affiliates shall have the right to (i) list the Borrower’s name and logo, as provided by the Borrower from time to time, solely in connection with generally describing the transaction (without use of material non-public information except as otherwise agreed to by Borrower) that is the subject of this Agreement in their marketing materials and (ii) post such information, including, without limitation, a customary “tombstone”, on their website. Any goodwill associated with such use shall inure solely to the benefit of the Borrower.

Section 11.20      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.21     Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States) that in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 11.22      Release of Collateral; Guarantors. Upon Payment in Full, all Liens created hereunder or under any Loan Document to the extent they secure the Obligations shall be automatically released and terminated and the Administrative Agent and the Lenders shall, upon the request of the Borrower (at the Borrower’s expense), promptly take all necessary action to evidence such release and termination, including, without limitation, executing and delivering any and all UCC termination statements and such other documents reasonably requested by the Credit Parties in connection herewith. Upon the disposition of any item of Collateral that is permitted by this Agreement, the Security Interest in such Collateral that is subject of such disposition, and the guaranty obligations under any Loan Document of any Credit Party being disposed of in such disposition, if any, shall in each case be automatically released and terminated and the Administrative Agent and the Lenders shall, upon the request of Borrower (and at the Borrower’s expense), promptly take all necessary action to evidence such release and termination, including, without limitation, executing and delivering any and all UCC partial release statements and such other documents reasonably requested by the Credit Parties in connection herewith. The Administrative Agent shall be permitted to release any Guarantor from its obligations under the Loan Documents to which it is a party (including, without limitation, the pledge of any Ownership Interests in such Guarantor) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or becomes an Immaterial Subsidiary. Upon Payment in Full, the Guarantors shall no longer be deemed “Guarantors” or “Credit Parties” as such terms are defined herein and used in the Loan Documents, in each case without need for further action by any Person.

Section 11.23      Electronic Execution of Assignments and Loan Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement or any other Loan Document shall in each case be deemed to include electronic signatures, signatures exchanged by electronic transmission, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that Administrative Agent may request, and upon any such request the Credit Parties shall be obligated to provide, manually executed “wet ink” signatures to any Loan Document.

Section 11.24      Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Loan Document that is expressed and paid in a currency (the “judgment currency”) other than U.S. Dollars, the Credit Parties will indemnify the Administrative Agent, the Issuing Bank and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the U.S. Dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by the Administrative Agent or by a known dealer in the judgment currency that is designated by the Administrative Agent, at which the Administrative Agent, the Issuing Bank or such Lender is able to purchase U.S. Dollars with the amount of the judgment currency actually received by the Administrative Agent, the Issuing Bank or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall survive any termination of this Agreement and the other Loan Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into U.S. Dollars.

Section 11.25      Waiver of Sovereign Immunity. Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that the Borrower or any of its Subsidiaries or any of their respective properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of the Borrower or any of its Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for itself and on behalf of its respective Subsidiaries, hereby expressly waive, to the fullest extent permissible under Applicable Law, any such immunity, and agree not to assert any such right or claim in any such proceeding, whether in the U.S. or elsewhere. Without limiting the generality of the foregoing, the Borrower further agrees that the waivers set forth in this Section 11.25 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the U.S. and are intended to be irrevocable for purposes of such Act.

ARTICLE 12

Waiver of Jury Trial

Section 12.1        Waiver of Jury Trial; Waiver of Special, Exemplary, Punitive or Consequential Damages. BORROWER, FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES, AND THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE LENDERS, HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO WAIVE AND HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH THE BORROWER, ANY OF BORROWER’S SUBSIDIARIES, ANY OF THE LENDERS, THE ADMINISTRATIVE AGENT OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, ANY OF THE NOTES OR THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS SECTION 12.1. EXCEPT AS PROHIBITED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHTS IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (other than any special, exemplary, punitive or consequential damages that otherwise represent indemnification obligations of any Credit Party UNDER ANY LOAN DOCUMENT (including under Section 11.2) arising from a claim by a third party unaffiliated with THE APPLICABLE Lender, Issuing Bank, Administrative Agent, Joint Lead Arranger and Joint Bookrunners, Syndication Agent, Documentation Agent or any of their respective Affiliates, employees, representatives, shareholders, officers, directors, trustees, agents and advisors) OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY TO THIS AGREEMENT (i) CERTIFIES THAT NEITHER ANY REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCLOSED BY AND TO THE PARTIES AND SUCH PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed by their duly authorized officers, all as of the day and year first above written.

BORROWER:	WHOLE EARTH BRANDS, INC., a Delaware corporation

	By:	/s/ Andrew Rusie
	Name:	Andrew Rusie
	Title:	Chief Financial Officer

ADMINISTRATIVE AGENT:	TORONTO DOMINION (TEXAS) LLC, as Administrative Agent

	By:	/s/ Wallace Wong
	Name:	Wallace Wong
	Title:	Authorized Signatory

ISSUING BANK:	THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Issuing Bank

	By:	/s/ Wallace Wong
	Name:	Wallace Wong
	Title:	Authorized Signatory

SWING LINE LENDER:	THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Swing Line Lender

	By:	/s/ Wallace Wong
	Name:	Wallace Wong
	Title:	Authorized Signatory

LENDER:	THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Wallace Wong
Name:	Wallace Wong
Title:	Authorized Signatory

LENDER:	BANK OF AMERICA NA, as a Lender

By:	/s/ Jana L. Baker
Name:	Jana L. Baker
Title:	Senior Vice President

LENDER:	BMO Harris Bank N.A., as a Lender

By:	/s/ Corey Noland
Name:	Corey Noland
Title:	Director

LENDER:	Truist Bank, as a Lender

By:	/s/ Matthew J. Davis
Name:	Matthew J. Davis
Title:	Senior Vice President

LENDER:	CoBank, ACB, as a Lender

By:	/s/ LaTonya Keaton
Name:	LaTonya Keaton
Title:	Vice President, Senior Relationship Manager